Exhibit 2.3

STOCK AND ASSET PURCHASE AGREEMENT
between
CARESTREAM DENTAL TECHNOLOGY PARENT LIMITED
and

ENVISTA HOLDINGS CORPORATION

dated as of December 21, 2021

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Schedules:
Schedule A     Pre-Closing Reorganization
Schedule B     Purchase Price Allocation

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Exhibits:
Exhibit A    Transition Services Agreement
Exhibit B    Transitional Trademark License Agreement
Exhibit C    Software License Agreement
Exhibit D    Calculation Principles
Exhibit E    Term Sheet for Supply Agreement
Exhibit F    Put Option Exercise Notice
Exhibit G     Term Sheet for Transitional Distribution Agreement
Annex
Annex A     Employee Annex

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STOCK AND ASSET PURCHASE AGREEMENT
This STOCK AND ASSET PURCHASE AGREEMENT (this “Agreement”) is made this 21st day of December, 2021 by and between (a) Carestream Dental Technology Parent Limited, a private limited company registered in England and Wales (“Carestream Parent” and together with the Subsidiaries of Carestream Parent that own any Transferred Asset or the Equity Interests of the Transferred Entities or are liable for any Assumed Liability, each a “Seller” and collectively, the “Sellers”), and (b) Envista Holdings Corporation, a Delaware corporation (“Purchaser”).
WHEREAS, the Sellers and Carestream Dental Technology Shanghai Co. Ltd. (“Carestream China”) are engaged in the Business (as defined below), among other businesses;
WHEREAS, Carestream Parent desires to sell, and to cause the other Sellers to sell, and Purchaser desires to purchase, the Sellers’ intraoral scanner business, consisting of (i) the manufacturing, marketing, sales, commercialization, distribution, service, training, support and maintenance operations of the Business Products and (ii) research and development of the Business Products as of the Closing, including research and development (x) of the CS3900 and intraoral scanning based on OCT technology and (y) related to the items set forth in Section R of the Disclosure Schedules (provided, that the items coded “QC Partner” shall, for clarity, indicate research and development solely relating to “Quick Connect” links) (the “Business”);
WHEREAS, prior to the Closing, and upon the terms and subject to the conditions contained in this Agreement, Carestream Parent will, and will cause its Affiliates to, effect an internal reorganization in accordance with the terms set forth in Schedule A (the “Pre-Closing Reorganization”), pursuant to which, among other things, it is contemplated that (a) Carestream Dental Technology Topco Limited will form (i) a wholly owned private limited company registered in England and Wales to hold certain Transferred Assets (other than Intellectual Property) transferred as part of the Pre-Closing Reorganization (“UK ServiceCo”) and (ii) a wholly owned private limited company registered in England and Wales to hold certain Intellectual Property to be transferred as part of the Pre-Closing Reorganization (“UK IPCo”) (UK ServiceCo and UK IPCo together the “Newco Transferred Entities” and together with Carestream China, the “Transferred Entities”), (b) Carestream Parent will, and will cause its Affiliates to, convey, assign, transfer and deliver certain Intellectual Property as set forth in Schedule A (“Newco Intellectual Property”) to UK IPCo and certain other assets that would have otherwise been Transferred Assets on the Closing Date to UK ServiceCo, (c) UK IPCo will form a U.S. branch and allocate certain NewCo Intellectual Property to such branch, (d) Carestream Parent will cause UK ServiceCo to accept and assume certain liabilities that would have otherwise been Assumed Liabilities on the Closing Date, (e) the assets, properties and rights of Carestream China that are not Transferred Assets shall be transferred from Carestream China to one or more entities designated by Carestream Parent on or prior to the Closing Date, and (f) the liabilities of Carestream China that are not Assumed Liabilities shall be assumed by one or more entities designated by Carestream Parent (other than the Transferred Entities) on or prior to the Closing Date;
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WHEREAS, immediately prior to the Closing, one of the Sellers will directly own all of the issued and outstanding shares or other equity securities of the Transferred Entities;
WHEREAS, upon the terms and subject to the conditions contained in this Agreement, Purchaser desires to acquire from Sellers certain assets (including the Equity Interests of the Transferred Entities) used in the conduct of the Business, and to assume certain Liabilities relating to the Business, and Sellers desire to transfer such assets and Liabilities to Purchaser, in each case as more particularly set forth in this Agreement;
WHEREAS, in connection with the transactions contemplated by this Agreement, Carestream Parent and Purchaser desire to, and to cause their respective Affiliates to, enter into a transition services agreement substantially in the form attached hereto as Exhibit A, (the “Transition Services Agreement”), the schedules of services to which will each be finalized following the date hereof in accordance with Section 5.19, to provide for certain services and other arrangements among Carestream Parent and its Affiliates (other than the Transferred Entities), on the one hand, and Purchaser and its Affiliates (including the Transferred Entities), on the other hand, following the closing of the transactions contemplated by this Agreement as more fully described herein and therein; and
WHEREAS, in connection with the transactions contemplated by this Agreement, Carestream Parent and Purchaser desire to, and to cause their respective Affiliates to, enter into intellectual property licenses substantially in the form attached hereto as Exhibit B and Exhibit C, (the “License Agreements”) to license certain Intellectual Property owned or licensed by the Sellers or its Affiliates that is not Transferred Intellectual Property.
NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I

PURCHASE AND SALE OF ASSETS;
ASSUMPTION OF LIABILITIES
Section 1.1.Purchase and Sale.
(a)General. Upon the terms and subject to the conditions contained in this Agreement and the Local Transfer Agreements, at the Closing (other than in respect of the sale of the Direct Sale IP, which shall occur on 11:59 p.m London time. on the day prior to the Closing) Carestream Parent shall, and shall cause the other Sellers to, sell, assign, transfer, convey and deliver to Purchaser or one or more of its Affiliates as designated in writing by Purchaser, and Purchaser or one or more of its Affiliates shall purchase, acquire and accept from each Seller, all of such Seller’s right, title and interest in and to (i) the Equity Interests of the Transferred Entities, free and clear of all Encumbrances, other than any transfer restrictions imposed by applicable securities Laws, (ii) the Transferred Assets (other than those held by the Transferred Entities) free and clear of all Encumbrances (other than Permitted Encumbrances)

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and (iii) Direct Sale IP free and clear of all Encumbrances (other than Permitted Encumbrances), in exchange for (A) (1) $600,000,000 (the “Purchase Price”), minus (2) the Carestream China Intercompany Balances Adjustment Amount (which, for the avoidance of doubt, may be a positive or negative number), plus (3) the Retained Cash, minus (4) the amount of Indebtedness as of the Closing in excess of $1,000,000, if any (and in such case, only to the extent of such excess), minus (5) the Working Capital Deficit, if any, plus (6) the Working Capital Surplus, if any, minus (7) the aggregate amount, as of December 31, 2021, of the accumulated benefit obligation for the Assumed Pension Employees under each Assumed Pension Arrangement as determined by Carestream Parent in good faith (after reasonable consultation with Purchaser) based on an actuarial valuation which Carestream Parent shall obtain prior to Closing from a qualified and reputable third-party valuation firm (the “Pension Amount”), minus (8) the Put Option Price (to the extent the France Put Option is not exercised at or prior to Closing) (the “Adjusted Purchase Price”), payable and subject to adjustment as set forth in Section 1.5 and Section 1.8, and (B) Purchaser’s or one or more of its Affiliates’, as designated in writing by Purchaser, assumption of the Assumed Liabilities (other than those held by the Transferred Entities). Notwithstanding the foregoing and anything to the contrary herein, Purchaser and Carestream Parent shall negotiate in good faith to structure payment of the Adjusted Purchase Price as (x) either the repayment or acquisition at the Closing of the Intercompany Notes (as defined in Schedule A) and (y) the payment of the remainder of the Adjusted Purchase Price to Carestream Parent or its designee (the “Note Structuring”); provided, that (A) the specific structure of the Note Structuring, and terms of the Intercompany Notes, shall be mutually agreed upon by Purchaser and Carestream Parent (such agreement not to be unreasonably withheld, conditioned or delayed by either party), with each party acting reasonably and in good faith, prior to Closing and (B) neither Purchaser nor Carestream Parent shall be obligated to agree to any Note Structuring that is not substantially consistent with that set forth in Schedule A.
(b)The parties do not intend this Agreement to transfer title to any Transferred Assets or the Equity Interests of the Transferred Entities, or to constitute the assumption of any Assumed Liabilities, in any jurisdiction outside the US where such transfer requires a Local Transfer Agreement. Any such Transferred Assets, Equity Interests of the Transferred Entities or Assumed Liabilities, as applicable, shall only be transferred or assumed by the applicable Local Transfer Agreement, which shall include any terms required by mandatory local law requirements and which shall be consistent with the terms and conditions of this Agreement. Except for mandatory local law requirements, the Local Transfer Agreements shall not include any provisions regarding indemnification, representation and warranties, liability or remedies that are inconsistent with this Agreement and shall contain transfer provisions giving effect to the transfers in respect of the Transferred Assets, the Equity Interests of the Transferred Entities and Assumed Liabilities agreed hereunder only.
(c)Notwithstanding the generality of Section 1.1(b), to the extent that the provisions of a Local Transfer Agreement are inconsistent with, or additional to, the provisions of this Agreement (or do not fully give effect to the provisions of this Agreement with respect to the transfer of the Transferred Assets, the Equity Interests of the Transferred Entities or the assumption of Assumed Liabilities): (i) the provisions of this Agreement shall prevail; and (ii) so far as permissible under applicable Law of the relevant jurisdiction, Carestream Parent and the

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applicable Seller shall cause the provisions of the relevant Local Transfer Agreement to be adjusted to the extent necessary to give effect to the provisions of this Agreement or otherwise agree to separately give effect to the provisions of this Agreement.
Section 1.2.Transferred Assets; Excluded Assets.
(a)Transferred Assets. The term “Transferred Assets” means all of Sellers’ and their respective Affiliates’ right, title and interest in and to all of the assets, properties and rights that are primarily related to, primarily developed for or used or held for use by Sellers or their respective Affiliates primarily in connection with, the Business, in each case as of the Closing Date (provided that, notwithstanding anything to the contrary herein, Intellectual Property shall constitute a Transferred Asset solely to the extent provided pursuant to Section 1.2(a)(iv), Contracts shall constitute a Transferred Asset solely to the extent provided pursuant to Section 1.2(a)(v), books, data and records shall constitute a Transferred Asset solely to the extent provided pursuant to Section 1.2(a)(vii) and installed base data shall constitute a Transferred Asset solely to the extent provided pursuant to Section 1.2(a)(viii)), including all of the assets, properties and rights of the types set forth or described below that are owned or held by the Sellers as of the Closing Date (it being understood, for the avoidance of doubt, that references to the Business below and in defined terms used therein, including for purposes of determining whether an asset, property or right exclusively or primarily relates to the Business, shall be deemed to refer to the Business as conducted as of the Closing Date), but excluding the Excluded Assets:
(i)the goodwill of Sellers and their respective Affiliates primarily related to the Business;
(ii)all inventory of Sellers and the Transferred Entities that primarily relates to or is used or held for use primarily in connection with the Business, including all Business Products (the “Transferred Inventory”);
(iii)all Transferred Personal Property;
(iv)(A) the issued Patents and Patent applications owned by Sellers or their respective Affiliates as of the Closing Date primarily related to, primarily developed for or used or held for use by Sellers or their respective Affiliates primarily in connection with, the Business (the “Transferred Patents”), (B) the Registered Intellectual Property and the Software (including all past, current, and under-development versions and releases of such Software) as set forth on Section 1.2(a)(iv) of the Disclosure Schedules, and (C) all other Intellectual Property exclusively related to, exclusively developed for or used or held for use by Sellers or their respective Affiliates exclusively in connection with, the Business (collectively, the “Transferred Intellectual Property”), together with (v) all goodwill represented by or associated with any of the foregoing, and all rights to claim priority from pending applications of any of the foregoing, (w) all rights to extensions, renewals, divisionals, continuations, continuations-in-part, reissues, re-examinations, and foreign counterparts of any of the foregoing, (x) all income, royalties, damages and payments accrued, due or payable as of, prior to, or from and after the

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Closing Date with respect to any of the foregoing, (y) the right to sue for infringement and other remedies against infringement, misappropriation, or violation of, or conflict with, any of the foregoing, and (z) any and all corresponding rights that, now or hereafter, may be secured throughout the world with respect to any of the foregoing;
(v)all Contracts exclusively relating to the Business other than (i) any Contracts related to owned or leased real property (other than the Carestream China Lease) and (ii) Contracts that are addressed in Section 5.9, which shall be conveyed to Purchaser or one of its Affiliates to the extent provided for therein (collectively, together with the Contracts listed in Section 1.2(a)(xv) of the Disclosure Schedules, the “Transferred Contracts”);
(vi)to the extent their transfer is permitted by applicable Law, all Permits primarily relating to or used or held for use primarily in connection with the Business (the “Transferred Permits”);
(vii)all of Sellers’ and their respective Subsidiaries’ books, data and records (including, for the avoidance of doubt, Regulatory Records) to the extent exclusively related to the Business and, to the extent the separation thereof from books, data and records of the Retained Business is reasonably practicable, the portion of Sellers’ and their respective Subsidiaries’ books, data and records to the extent related to the Business (provided that Sellers shall be entitled to retain and use copies of any of the foregoing which are necessary solely for Sellers’ and their Affiliates’ Tax, accounting or compliance purposes (which copies shall be deemed to be Confidential Information subject to the provisions of Section 5.5));
(viii)the Installed Base Data;
(ix)to the extent transferable, all claims, causes of action, choses in action, rights of recovery and rights of setoff of any kind, including rights arising under warranties, representations, indemnities and guarantees made by suppliers of products, materials or equipment, or components thereof to the extent arising out of or related to the Business (but excluding all such claims, causes of action, choses in action, rights of recovery and rights of setoff to the extent arising out of or related to the Excluded Assets or the Excluded Liabilities);
(x)any rights to reimbursements, indemnification, hold-harmless or similar rights relating to the acquisition or conduct of the Business, to the extent related to the Business;
(xi)all rights, assets and entitlements in or related to a Seller’s and its Subsidiaries’ participation in or sponsorship of any Transferred Foreign Benefit Plans and under any of the Labor Contracts to the extent assumed by Purchaser or its Affiliates pursuant to Section 5.9;

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(xii)all rights under letters of credit, performance bonds, negotiable instruments and other credit support instruments to the extent third parties provide credit support for any Transferred Contract or any other Transferred Asset pursuant to the foregoing;
(xiii)the Retained Cash and all accounts receivable of Carestream China to the extent relating to the Business;
(xiv)the Carestream China Lease;
(xv)the assets, properties and rights set forth on Section 1.2(a)(xv) of the Disclosure Schedules; and
(xvi)demonstration units for the Business Products that are used for demonstration and marketing purposes in the Business;
provided that, for the avoidance of doubt, any assets transferred to any of the Transferred Entities as part of the Pre-Closing Reorganization shall be deemed to be Transferred Assets to the extent of the type described in this Section 1.2(a).
(b)Excluded Assets. The “Excluded Assets” shall consist of each Seller’s and its Affiliates’ rights, title and interest in all assets, properties and rights of every kind and description that are not Transferred Assets, and shall include the following:
(i)all Cash of Sellers or their Affiliates (other than Retained Cash);
(ii)other than the Equity Interests of the Transferred Entities, all equity interests of any Person held by any Seller;
(iii)all checkbooks, canceled checks and bank accounts of Sellers or their Affiliates (other than the Transferred Entities);
(iv)all accounts receivable of Sellers or their Affiliates (other than the accounts receivable of Carestream China to the extent relating to the Business);
(v)all claims, counterclaims, defenses, causes of action, rights of recovery and rights of setoff, subrogation and all other rights of any kind against any third party to the extent related to the Excluded Assets or the Excluded Liabilities;
(vi)all rights of Sellers or their Affiliates (other than Carestream China or any other Transferred Entity) under this Agreement and their respective organizational documents, minute and stock record books, corporate seal and Tax records (including Tax Returns, except Tax Returns described in Section 1.2(a)(vii));
(vii)except as expressly contemplated by this Agreement, all insurance policies and rights thereunder, including the benefit of any deposits or prepayments and any insurance proceeds covering any portion of any Excluded Liabilities, other than proceeds

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of third-party insurance policies in respect of claims of the Business made against such policies prior to Closing;
(viii)all rights of Sellers or their Affiliates to reimbursements, indemnification, hold-harmless or similar rights to the extent relating to any Excluded Liabilities;
(ix)all Excluded Intellectual Property and all Contracts relating thereto that are not a Transferred Asset;
(x)all refunds or credits for Taxes arising out of the Business for all Tax periods or portions thereof ending on or prior to the Closing (other than in respect of any Transferred Entities);
(xi)except with respect to the Transferred Foreign Benefit Plans, the sponsorship of and all rights of Sellers and their Affiliates in or under, and in all assets and entitlements related to all U.S. Benefit Plans, Foreign Benefit Plans and any other benefit or compensation plan, policy, program, Contract, agreement or arrangement of any kind at any time maintained, sponsored, contributed or required to be contributed to by the Sellers or any of their Affiliates or with respect to which the Sellers or any of their Affiliates has (or has had) any liability;
(xii)any employee data which relates to employees who are not Transferred Employees or which Sellers are prohibited by Law or Contract from disclosing or delivering to Purchaser;
(xiii)all Permits of the Sellers or their Affiliates (other than the Transferred Permits);
(xiv)all real property leases of the Sellers or their Affiliates (other than the Carestream China Lease); and
(xv)the assets set forth on Section 1.2(b)(xv) of the Disclosure Schedules;
provided that, for the avoidance of doubt any assets transferred out of any of the Transferred Entities as part of the Pre-Closing Reorganization shall be deemed to be Excluded Assets to the extent of the type described in clauses (i) through (xv) above.
Section 1.3.Consent to Assignment.
(a)Notwithstanding anything in this Agreement to the contrary, Section 1.2(a) shall not constitute an agreement to sell, assign, transfer or convey any Transferred Asset or any claim, right or benefit thereunder or arising therefrom, if an attempted sale, assignment, transfer or conveyance of such Transferred Asset or such claim, right or benefit thereunder or arising therefrom (collectively, the “Interests”) would constitute a breach or a violation of any applicable Law, or would adversely affect, in any material respect, the rights of Purchaser or any of its Affiliates thereunder, or if such Interest is not capable of being sold, assigned, transferred or conveyed without any third-party consent which has not been obtained by (or does not remain in

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full force and effect at) the Closing, unless and until (i) such Interest (an “Excluded Interest”) can be sold, assigned, transferred or conveyed in accordance with Section 1.2(a) without such a breach, violation of Law or adverse effect on the rights of Purchaser or any of its Affiliates thereunder or (ii) such third-party consent is obtained, at which time, in the case of clauses (i) and (ii), such Excluded Interest shall be deemed to be sold, assigned, transferred or conveyed in accordance with Section 1.2(a) and shall cease to be an Excluded Interest. Without prejudice to Section 1.3(b), if any required consent is not obtained prior to Closing, then, until the earliest of (x) such time as such consent is obtained, and (y) with respect to a Transferred Asset that is a Contract, the expiration of the term of such Contract in accordance with its current term or the execution of a replacement Contract by Purchaser or its Subsidiaries, Section 5.6(b) shall apply with respect to such consent.
(b)To the extent that any Interest cannot be sold, assigned, transferred or conveyed without a breach or violation of any applicable Law or any adverse effect, in any material respect, on the rights of Purchaser, any Seller or any of their respective Affiliates thereunder, or to the extent any Interest cannot be sold, assigned, transferred or conveyed without any third-party consent which has not been obtained by (or which does not remain in full force and effect at) the Closing, the parties shall, while such Interest remains an Excluded Interest, cooperate in implementing any reasonable and lawful arrangements that (i) provide the claims, rights, remedies and benefits of such Excluded Interest to Purchaser or its designated Affiliate, (ii) cause Sellers and their Subsidiaries to enforce, at Purchaser’s written request, any claims, rights, remedies and benefits of such Excluded Interest solely for the benefit of Purchaser or its designated Affiliate and (iii) cause Purchaser or its designated Affiliate to assume, bear and if permitted, perform all Liabilities thereunder from and after the Closing in accordance with this Agreement, assuming that the rights and benefits of such Excluded Interest can be passed through to Purchaser. Purchaser shall promptly pay or satisfy the corresponding liabilities and obligations to the extent Purchaser would have been responsible therefor if there had been no such breach or violation of Law, adverse effect or required third party consent, and as if such Excluded Interest had been transferred to Purchaser as of the Closing. In the event the Purchaser or its Affiliates are unable to perform the Liabilities in respect of any Excluded Interest described in clause (iii) above and Sellers or their Subsidiaries are able to so perform, Sellers agree to perform such Liabilities on Purchaser’s behalf and at its direction, and Purchaser shall indemnify Sellers for all costs, expenses and other Liabilities to the extent arising from such performance that would otherwise be Assumed Liabilities hereunder. Notwithstanding anything to the contrary in this Agreement, in respect of an Interest that is a Transferred Contract, neither Carestream Parent nor any Seller shall have any obligation to seek any third-party consent, cooperate in providing the benefits of any Excluded Interest to Purchaser or perform any Assumed Liabilities on behalf of the Purchaser, in each case, following the expiration of the term of such Contract in accordance with its current term or the execution of a replacement Contract by Purchaser or its Affiliate. Without limiting the express terms of this Agreement, the failure of any third-party consent to be obtained or the failure of any Interest to constitute a Transferred Asset due to such consent not being obtained shall not, in and of itself, constitute a Business Material Adverse Effect or a breach by Carestream Parent of any representation, warranty, condition, covenant or agreement contained in this Agreement or permit a change to the calculation of the Purchase Price, the components thereof or adjustments thereto due to the

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failure to transfer such Transferred Assets on the Closing Date; provided that this sentence shall not apply to the Specified Contract.
Section 1.4.Assumed Liabilities; Excluded Liabilities.
(a)Assumed Liabilities. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Purchaser or a designated Purchaser Affiliate shall assume all Liabilities of the Sellers and their respective Affiliates (other than the Transferred Entities (provided that for the avoidance of doubt the types of Assumed Liabilities described in this Section 1.4(a) shall not be transferred out of the Transferred Entities pursuant to the Pre-Closing Reorganization, unless expressly contemplated in Schedule A and shall remain Liabilities of the Transferred Entities as of the Closing)) to the extent relating to or arising out of the conduct of the Business or the ownership, use or operation of any Transferred Assets, in each case whether arising before, on or after the Closing (but excluding the Excluded Liabilities, which shall be retained by Sellers or their respective Affiliates) (collectively, the “Assumed Liabilities”), including the following Liabilities:
(i)all Liabilities of any Seller or any of their Affiliates to the extent arising under the Transferred Contracts and open purchase orders for Business Products or any services with respect to the Business;
(ii)all Liabilities for allowances, credits or adjustments in respect of Business Products to which customers of the Business may be entitled;
(iii)all Liabilities relating to product warranty, service contract or product liability claims to the extent related to the Business or the Transferred Assets (including Business Products sold before or after the Closing);
(iv)all Liabilities relating to pending claims or litigation to the extent related to the Business or the Transferred Assets;
(v)all accounts payable and accrued expenses of Carestream China to the extent related to the Business;
(vi)all Liabilities to the extent arising out of or relating to the Transferred Employees, other than the Retained Benefit Plan Liabilities;
(vii)all Liabilities assumed by the Purchaser pursuant to Section 5.9, other than with respect to the Seller Retained Employees;
(viii)all Liabilities to the extent arising out of or relating to the Transferred Foreign Benefit Plans;
(ix)all Liabilities to the extent related to the Business arising under Environmental Laws;

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(x)all Liabilities to the extent arising out of or relating to any Transferred Intellectual Property (including any Taxes attributable to the sale of the Direct Sale IP by UK IPCo to Purchaser to the extent such Taxes are imposed by any taxing authority of the United Kingdom on UK IPCo);
(xi)all Liabilities to the extent related to the possession, occupation, operation, or maintenance of the real property subject to the Carestream China Lease, whether arising or accruing before, on or after the Closing Date, and whether such Liabilities relate to conditions that existed before, on, or after the Closing Date; and
(xii)all Liabilities set forth on Section 1.4(a)(xi) of the Disclosure Schedules;
provided that, for the avoidance of doubt any liabilities assumed by any of the Transferred Entities as part of the Pre-Closing Reorganization shall be deemed to be Assumed Liabilities to the extent of the type described in this Section 1.4(a).
(b)Excluded Liabilities. Notwithstanding the provisions of Section 1.4(a), Purchaser shall not assume, and the term “Assumed Liabilities” shall not include, any of the Excluded Liabilities. The “Excluded Liabilities” shall consist of the following:
(i)all Liabilities, in each case other than Taxes attributable to the sale of the Direct Sale IP by UK IPCo to Purchaser to the extent such Taxes are imposed by any taxing authority of the United Kingdom on UK IPCo, (A) relating to Taxes of the Sellers and their respective Affiliates (other than a Transferred Entity) that are unrelated to the Business, including the Excluded Assets (including any such Taxes imposed on any Person as a transferee or successor, by contract, or otherwise by operation of law), (B) relating to Taxes of the Sellers for any Tax period (or portion thereof) ending on or before the Closing Date (including any such Taxes imposed on any Person as a transferee or successor, by contract, or otherwise by operation of law), (C) that are UK Stamp Duty, Transfer Taxes allocated to Sellers pursuant to Section 5.8 or China Withholding Taxes (D) relating to Taxes of a Transferred Entity by reason of being a member of a consolidated, combined, unitary, affiliated, or other group for purposes of filing Tax Returns or paying Tax of which any Transferred Entity is or was a member on or prior to the Closing Date that included Sellers or its Affiliates (other than a Transferred Entity), including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation or (E) any U.S. federal, state or local corporate income Taxes imposed on UK IPCo for any Tax period (or portion thereof) ending on or before the Closing Date (including any such Taxes imposed on any Person as a transferee or successor, by contract, or otherwise by operation of law);
(ii)all Liabilities to the extent related to the Excluded Assets;
(iii)all (A) accounts payable and (B) accrued expenses in each case of any Seller or any of their respective Affiliates (other than accounts payable and accrued expenses of Carestream China related to the Business);

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(iv)except (A) with respect to the Transferred Foreign Benefit Plans, (B) as required by applicable Law, (C) for Liabilities that are reflected in Working Capital or (D) as otherwise set forth in Section 5.9, the sponsorship of and all rights of Sellers and their Affiliates in or under, and all assets and entitlements related to, any U.S. Benefit Plan, Foreign Benefit Plan and any other benefit or compensation plan, policy, program, Contract, agreement or arrangement of any kind at any time maintained, sponsored, contributed or required to be contributed to by the Sellers or any of their Affiliates or with respect to which the Sellers or any of their Affiliates has (or has had) any liability (the “Retained Benefit Plan Liabilities”);
(v)(A) all Liabilities arising out of or related to the Seller Retained Employees, (B) except as otherwise provided in Section 5.9, all Liabilities arising out of or related to any current, former or prospective employees and other individual service providers of Sellers or their respective Affiliates other than the Transferred Employees and (C) all other Liabilities retained by Sellers or their respective Affiliates pursuant to Section 5.9;
(vi)all brokers’ and similar fees and advisor fees, costs and expenses and other Transaction Expenses incurred in connection with the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby, including the fees and expenses of Debevoise & Plimpton LLP and Jefferies Group LLC;
(vii)all Liabilities set forth on Section 1.4(b)(vii) of the Disclosure Schedules; and
(viii)all other Liabilities of Sellers and its Affiliates that are not of the type of Assumed Liabilities as of the Closing Date.
Section 1.5.Purchase Price. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Purchaser shall pay or cause to be paid to Carestream Parent, as agent for all Sellers, an amount equal to the Estimated Purchase Price minus the Holdback Amount, if any (which shall be retained by Purchaser and, subject to reduction in accordance with the terms of this Agreement and if any Holdback Amount remains on the Holdback Release Date, shall be paid to Carestream Parent on the Holdback Release Date pursuant to Section 5.24), by wire transfer of immediately available funds to the account designated, at least five (5) Business Days prior to the Closing Date, by Carestream Parent.
Section 1.6.Pre-Closing Estimated Adjustment of Purchase Price. No later than five (5) Business Days prior to the Closing Date, Carestream Parent shall prepare and deliver to Purchaser (a) a statement setting forth a good faith estimate of the Adjusted Purchase Price (the “Estimated Purchase Price”) which shall be based on Carestream Parent’s good faith estimates of the Retained Cash (“Estimated Retained Cash”), the Carestream China Intercompany Balances Adjustment Amount (which, for the avoidance of doubt, may be a positive or negative number) (“Estimated Carestream China Intercompany Balances Adjustment Amount”), the amount of Indebtedness as at the Closing (“Estimated Indebtedness”), the Working Capital Deficit (if any) (“Estimated Working Capital Deficit”) and the Working Capital Surplus (if any) (“Estimated

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Working Capital Surplus”; and such statement, collectively, the “Estimate”), prepared in accordance with the Calculation Principles set forth on Exhibit D (the “Calculation Principles”) and (b) reasonable supporting information and calculations with respect to the information set forth in the Estimate. Purchaser shall have the right to review the Estimate and Carestream Parent shall consider in good faith any comments thereto provided by Purchaser in writing prior to the Closing. For the avoidance of doubt, agreement on the Estimate and the components thereof is not a condition to Closing, and in no event shall any comments raised by Purchaser pursuant to this Section 1.6 delay the consummation of the Closing in any manner.
Section 1.7.Closing Adjustments Schedule.
(a)As promptly as practicable, but no later than ninety (90) days, after the Closing Date, Purchaser shall prepare and deliver to Carestream Parent a schedule including: (i) Purchaser’s good faith calculation of the Retained Cash, the Carestream China Intercompany Balances Adjustment Amount, the amount of Indebtedness as at the Closing, the Working Capital Deficit, if any and the Working Capital Surplus, if any and (ii) Purchaser’s good faith calculation of the Adjusted Purchase Price, setting forth in reasonable detail and accompanied by reasonable supporting documentation (such schedule, the “Proposed Closing Adjustments Schedule”). Following the Closing, Purchaser and its representatives shall provide Carestream Parent and its representatives with reasonable access during normal business hours to the records and personnel of Purchaser and its Affiliates (including the Transferred Entities) to the extent relevant to the review of the Proposed Closing Adjustments Schedule, and Purchaser shall, and shall cause its Affiliates and their respective representatives to, reasonably cooperate with Carestream Parent and its representatives in connection with their review of the Proposed Closing Adjustment Schedule.
(b)If Carestream Parent does not give written notice of any dispute, setting forth in reasonable detail the particulars of such dispute and reasonable supporting information and calculations demonstrating that Purchaser’s calculations were not consistent with the Calculation Principles (a “Purchase Price Dispute Notice”), to Purchaser within thirty (30) days of receiving the Proposed Closing Adjustments Schedule, the Proposed Closing Adjustments Schedule shall be deemed to set forth the final Retained Cash, Carestream China Intercompany Balances Adjustment Amount, the amount of Indebtedness as at the Closing, the Working Capital Deficit, if any, the Working Capital Surplus, if any, and Adjusted Purchase Price, in each case, for purposes of determining the Adjustment Amount. Prior to the end of such thirty (30) day-period, Carestream Parent may accept the Proposed Closing Adjustments Schedule by delivering written notice to that effect to Purchaser in which case the Purchase Price will be finally determined when such notice is given. If Carestream Parent gives a Purchase Price Dispute Notice to Purchaser within such thirty (30) day-period, Carestream Parent and Purchaser shall use commercially reasonable efforts to resolve the dispute during the thirty (30) day-period commencing on the date that Purchaser receives the Purchase Price Dispute Notice from Carestream Parent but if they do not reach a final resolution within such thirty (30) day-period, Carestream Parent and Purchaser shall submit any disputes outstanding in respect of the Purchase Price Dispute Notice to Grant Thornton LLP (the “Independent Auditor”) to resolve the Purchase Price Dispute Notice. If such firm refuses or is otherwise unable to act as the Independent

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Auditor, then Carestream Parent and Purchaser shall cooperate in good faith to appoint another nationally recognized independent accounting firm mutually agreeable to Carestream Parent and Purchaser, in which event “Independent Auditor” shall mean such firm. Any discussions between Carestream Parent and Purchaser or any of their respective representatives prior to the submission of any disputes to the Independent Auditor shall be subject to Rule 408 of the Federal Rules of Evidence and any similar state laws. The Independent Auditor shall be instructed to base its decision solely on written presentations provided by Carestream Parent and Purchaser and shall work to provide for prompt resolution of any unresolved disputes in the Purchase Price Dispute Notice and in any event shall make its determination in respect of such disputes within thirty (30) days following its retention (it being agreed that any delay shall not render the Independent Auditor’s determination invalid). The Independent Auditor’s determination of such Purchase Price Dispute Notice shall be treated as expert determinations under the Laws of the State of Delaware and such expert determinations shall be final and binding upon the parties and not subject to review by a court or other tribunal, absent fraud or manifest error; provided, that no such determination with respect to any item reflected in the Purchase Price Dispute Notice shall be any more favorable to Purchaser than is set forth in the Proposed Closing Adjustments Schedule or any more favorable to Carestream Parent than is proposed in the Purchase Price Dispute Notice. Each Party shall bear its own costs and expenses in connection with the resolution of such disputes by the Independent Auditor. The fees and expenses of the Independent Auditor shall be allocated between Purchaser and Carestream Parent so that the amount of fees and expenses paid by Carestream Parent (with the remainder of such amount being paid by Purchaser) shall be equal to the product of (x) and (y), where (x) is the aggregate amount of such fees and expenses, and where (y) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by Carestream Parent (as determined by the Independent Auditor) and the denominator of which is the total value in dispute. The Proposed Closing Adjustments Schedule shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 1.7(b) and, as so revised, such Proposed Closing Adjustments Schedule shall be deemed to set forth the final Retained Cash, Carestream China Intercompany Balances Adjustment Amount, the amount of Indebtedness as at the Closing, the Working Capital Deficit, if any, the Working Capital Surplus, if any, and the Adjusted Purchase Price, in each case, for all purposes hereunder (including the determination of the Adjustment Amount) absent manifest error.
(c)Purchaser shall, and shall cause each of its Affiliates (including the Transferred Entities) to, make their respective financial records relating to the Business or the Transferred Entities (subject to execution of customary access letters) available to Carestream Parent and its accountants and other representatives at reasonable times at any time during the review by Carestream Parent of, and the resolution of any objections with respect to, the Proposed Closing Adjustments Schedule.
Section 1.8.Post-Closing Adjustment of Purchase Price.
(a)If the Adjustment Amount is a positive amount, Purchaser shall, within five (5) Business Days after the date on which the Adjusted Purchase Price is finally determined pursuant

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to Section 1.7, pay or cause to be paid by wire transfer or delivery of immediately available funds to Carestream Parent, the Adjustment Amount.
(b)If the Adjustment Amount is a negative amount, Carestream Parent shall, within five (5) Business Days after the date on which the Adjusted Purchase Price is finally determined pursuant to Section 1.7, pay or cause to be paid by wire transfer or delivery of immediately available funds to Purchaser, the Adjustment Amount.
(c)The parties hereto agree that any Adjustment Amount as determined pursuant to Section 1.7 shall be treated as an adjustment to purchase price for all Tax reporting purposes, except as otherwise required by applicable Law.
Section 1.9.Withholding. Purchaser and any other applicable withholding agent shall be entitled to deduct and withhold from any payments pursuant to this Agreement any amounts that it is required to deduct and withhold under applicable Law (taking into account any applicable Tax treaty); provided that, if either party becomes aware that any amount is required to be so withheld (other than with respect to compensatory amounts, as a result of the failure of any Person to deliver the documents described in Section 2.2(a)(vi) or China Withholding Taxes), it shall use commercially reasonable efforts to notify the other party of any such required withholding at least five (5) Business Days prior to any such withholding and the parties shall cooperate with each other in good faith, including by taking reasonable actions requested by the other party to minimize or eliminate such withholding Taxes; provided, further, that Purchaser shall provide to Carestream Parent as soon as reasonably practicable, to the extent permitted by applicable Law, a certified copy of a receipt issued by the Taxing Authority evidencing the payment of such Taxes to the extent such a receipt is available, a copy of the return reporting the payment of such Taxes or other evidence of such payment reasonably satisfactory to Carestream Parent. To the extent any amounts are so deducted and withheld and remitted to the applicable Taxing Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement to have been paid to the Person in respect of which such deduction or withholding was made.
ARTICLE II

CLOSING; CLOSING DELIVERIES
Section 2.1.Closing Date. The closing of the transactions contemplated by this Agreement (other than in respect of the sale of the Direct Sale IP, which shall occur on 11:59 p.m. London time on the day prior to the Closing) (the “Closing”) shall take place at 12:01 a.m., London time remotely by conference call and electronic exchange and delivery of signatures and documents (i.e., email of pdf documents) on the third Business Day after all conditions to the obligations of Purchaser and Sellers under Article VI shall have been satisfied or, to the extent permitted by applicable Law, waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place and time as the Purchaser and Carestream Parent may mutually agree in writing; provided that in no event shall the Closing take place prior to the date that is ninety (90) days following the date hereof (which date may be extended by either party for

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one additional thirty (30) day period by written notice at least ten (10) Business Days prior to such date to the other party) without the prior written consent of each of Purchaser and Carestream Parent. The date on which the Closing occurs is referred to herein as the “Closing Date.”
Section 2.2.Closing Deliveries. At the Closing,
(a)Carestream Parent shall, and shall cause the other Sellers to, deliver or cause to be delivered to Purchaser the following:
(i)executed copies of the Local Transfer Agreements;
(ii)such bills of sale, certificates of title and other instruments of transfer and conveyance as are reasonably necessary to transfer (or record with any Governmental Authority the transfer of) the Transferred Assets in accordance herewith, in reasonably customary form;
(iii)an executed copy of each of the Transition Services Agreement, the License Agreements, the Transitional Distribution Agreement and the Supply Agreement and any other Transaction Document;
(iv)executed copies of the Intellectual Property Assignment Agreements;
(v)certificates representing the Equity Interests in the Transferred Entities, duly endorsed in blank or accompanied with appropriate stock powers, or duly executed assignments of such Equity Interests which are not held in the form of stock, or other documents as may be necessary under applicable Laws to transfer ownership of such Equity Interests to Purchaser or its specified designees;
(vi)an IRS Form W-9 from each U.S. Seller;
(vii)resignations of those officers and directors of any Transferred Entity that Purchaser shall request in writing no less than ten (10) Business Days before the Closing (or other instruments effecting the removal of any such person);
(viii)the closing certificate required to be delivered under Section 6.2(c); and
(ix)required documentation in connection with Transfer Taxes, if any.
(b)Purchaser shall deliver to Carestream Parent the following:
(i)an executed copy of each of the Local Transfer Agreements, the License Agreements, the Transition Services Agreement, the Intellectual Property Assignment Agreements, the Transitional Distribution Agreement and the Supply Agreement and any other Transaction Document;
(ii)required documentation in connection with Transfer Taxes, if any;

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(iii)the closing certificate required to be delivered under Section 6.3(c); and
(iv)all such other documents and instruments of assumption as shall be reasonably necessary for Purchaser or a designated Affiliate of Purchaser to assume the Assumed Liabilities in accordance herewith.
Section 2.3.Allocation of Purchase Price. The parties agree to allocate the Purchase Price and any other relevant amounts (a) among each relevant jurisdiction and (b) among the Equity Interests of the Transferred Entities and the Transferred Assets, in each case in accordance with Schedule B.  For U.S. federal, state and local income tax purposes, the Purchase Price will be further allocated among the assets of any Transferred Entity that is treated as a disregarded entity for U.S. federal income tax purposes (other than such a Transferred Entity that is a subsidiary of a Transferred Entity that is not itself a disregarded entity) and references to Transferred Assets for purposes of this Section 2.3 shall include references to any assets of a Transferred Entity for which such further allocation is made, as the context requires. The parties acknowledge and agree that, to the extent applicable, the provisions of Section 1060 of the Code (and any similar provision of state, local or non-U.S. law) shall govern the purchase of the Transferred Assets. As soon as reasonably practicable following the Closing, but no later than 90 days following the determination of the Adjusted Purchase Price pursuant to Section 1.7, Purchaser shall deliver to Carestream Parent a draft allocation statement (the “Allocation Statement”). If within fifteen (15) days after the delivery of the Allocation Statement, Carestream Parent notifies Purchaser in writing that Carestream Parent objects to the allocation set forth in the Allocation Statement, Purchaser and Carestream Parent shall use commercially reasonable efforts to resolve such dispute within twenty (20) days. In the event that Purchaser and Carestream Parent are unable to resolve such dispute within such twenty (20) day period, then Purchaser and Carestream Parent shall refer the matter to the Independent Auditor in accordance with the procedural principles set forth in Section 1.7(b). In the event an adjustment to the Purchase Price is made pursuant to Section 1.8 or otherwise under this Agreement (and any distributions, refunds and/or other payments are made in connection therewith), the Allocation Statement shall be revised to allocate such adjustment to the Equity Interests of the Transferred Entities or Transferred Assets, as the case may be, based upon the item to which such adjustment is attributable. To the extent permitted by Law, (x) the Allocation Statement shall be binding on the parties for U.S. federal, state, local, foreign and other Tax reporting purposes, (y) no party will assert or maintain a position inconsistent with this allocation and (z) the applicable Tax Returns to be filed by any of the parties or their Subsidiaries shall reflect this allocation.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CARESTREAM PARENT
Carestream Parent hereby represents and warrants to Purchaser that, as of the date hereof and as of the Closing Date (provided that any representations and warranties with respect to the Transferred Entities (other than Carestream China) are made with respect to such Transferred Entities only from and after the date of formation of such Transferred Entity), except as set forth

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in the applicable section or subsection of the disclosure schedules delivered by Carestream Parent to Purchaser concurrently herewith (the “Disclosure Schedules”):
Section 3.1.Due Organization. Carestream Parent and Carestream China is a legal entity of the type described in Section 3.1 of the Disclosure Schedules. On incorporation, each NewCo Transferred Entity will be a private limited company registered in England and Wales. Carestream Parent and each Transferred Entity is duly formed or organized and validly existing under the Laws of its jurisdiction of formation or incorporation, as applicable. Sellers and each Transferred Entity (a) have all requisite power and authority under their respective organizational documents to conduct the Business, (b) are duly qualified or otherwise authorized to do business in each of the jurisdictions in which the ownership, operation or leasing of the Transferred Assets or the assets of each Transferred Entity, and the conduct of the Business and its activities requires such entity to be so qualified or otherwise authorized, and (c) with respect to entities organized within the United States and any other jurisdiction outside the United States in which the concept of good standing or its functional equivalent is applicable, are in good standing or its functional equivalent under the Laws of its jurisdiction of formation or incorporation, as applicable, except in the case of (b) and (c) to the extent that the failure to be so qualified or otherwise authorized or in good standing (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect or (ii) would not have a material adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement or the other Transaction Documents.
Section 3.2.Authority. Carestream Parent has the requisite corporate power and authority to execute, deliver and perform its respective obligations under this Agreement and to consummate the transactions contemplated hereby. As of the Closing, each Seller will have the requisite corporate or limited liability company power and authority to execute, deliver and perform its obligations under the Transaction Documents to which such Seller is a party and to consummate the transactions contemplated thereby. The execution, delivery and performance by Carestream Parent of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Carestream Parent, and no other corporate or other proceedings on the part of Carestream Parent is necessary to authorize the execution, delivery and performance by Carestream Parent of this Agreement or to consummate the transactions contemplated hereby. As of the Closing, the execution, delivery and performance by each Seller of the Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated thereby will have been duly and validly authorized by all necessary action on the part of the applicable Seller, and no other corporate or other proceedings on the part of any Seller will be necessary to authorize the execution, delivery and performance by each Seller of the Transaction Documents to which it is a party or to consummate the transactions contemplated thereby. This Agreement has been, and upon their execution the Transaction Documents shall have been, duly executed and delivered by each Seller party thereto, and, assuming due authorization and delivery by Purchaser, this Agreement constitutes, and upon their execution the Transaction Documents shall constitute, a valid and binding obligation of each Seller party thereto, enforceable against such Seller in accordance with their respective terms, except (a) as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws now or

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hereafter in effect relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (b) that specific performance may not be available (collectively, the “Enforceability Exceptions”).
Section 3.3.Transferred Entities; Title to Equity Interests.
(a)Section 3.3 of the Disclosure Schedules sets forth, with respect to Carestream China, the identity of the holder of all of the Equity Interests thereof.
(b)Except for equity interests owned legally and beneficially solely by one of the Sellers, each Transferred Entity has no outstanding or issued capital stock, membership interests, options, “phantom” interests, warrants, stock appreciation rights, convertible securities, subscription rights, conversion rights, exchange rights, equity-based performance units (collectively, “Equity Interests”). Sellers are not a party to or subject to any contract or obligation wherein any third party has, or will have, a right, option or warrant to purchase or acquire any rights in any Equity Interests of any Transferred Entity. There are no stockholder agreements, voting trusts or proxies or other agreements or understandings in effect with respect to the voting of any Equity Interest in any Transferred Entity. All Equity Interests of each Transferred Entity have been duly issued and are fully paid and non-assessable and not subject to any Encumbrances (other than Encumbrances arising in connection with this Agreement, those imposed by Purchaser and any transfer restrictions imposed by applicable securities Laws). None of the issued Equity Interests of a Transferred Entity held by Sellers were issued in violation of any preemptive or similar rights. Each Seller which holds an Equity Interest in a Transferred Entity has good title thereto and full legal and beneficial ownership thereof and upon delivery of such Equity Interest against payment therefor pursuant to the terms of this Agreement (or the applicable Local Transfer Agreement), Purchaser will receive good and valid title thereto, free and clear of all Encumbrances. Sellers hold or will hold as of immediately prior to the Closing all of the Equity Interests in the Transferred Entities.
Section 3.4.No Conflict; Government Authorizations.
(a)The execution and delivery of this Agreement and the other Transaction Documents by Sellers and the consummation by Sellers of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any organizational documents of any Seller or Transferred Entity, (ii) violate, conflict with or result in a breach of, or constitute a default by (or create an event which, with notice or lapse of time or both, would constitute a default by) Seller or any Transferred Entity, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Encumbrance (except for Permitted Encumbrances) upon, any of the Transferred Assets (other than any Contract), any assets of any Transferred Entity (other than any Contract) or any Material Contract, or (iii) violate or result in a breach of any Permit relating to the Business or used or held for use in connection with the Business or of any Governmental Order or, subject to the matters described in Section 3.4(b), Law applicable to the Business, in each case except as set forth on Section 3.4(a) of the Disclosure Schedules and, in the case of clauses (ii) and (iii), except as would not have, individually or in the aggregate, a Business Material Adverse Effect or

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have a material adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement or the other Transaction Documents.
(b)Except as provided in Section 5.6(a) with respect to the HSR Act and required foreign antitrust filings and/or notices, no consent of, or registration, declaration, notice or filing with, any Governmental Authority is required to be obtained or made by any of the Sellers in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby, other than such consents, registrations, declarations, notices or filings that, if not obtained, would not have, individually or in the aggregate, a Business Material Adverse Effect or have a material adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement or the other Transaction Documents.
Section 3.5.Financial Information.
(a)The Financial Information includes the Pro Forma Income Statement (which was derived from the income statement of Carestream Parent and its Affiliates that was prepared in accordance with GAAP), which fairly presents, in all material respects, the results of operations of the Business for the period covered thereby, subject to normal year-end adjustments (which such adjustments are not and are not reasonably expected to be, individually or in the aggregate, material to the Business, taken as a whole); provided that the Financial Information and the foregoing representations and warranties are qualified by the fact that the Business has not operated on a separate stand-alone basis, has historically been reported within Carestream Parent and its Affiliates’ consolidated financial statements, and may include allocations of certain expenses for services and other costs of Carestream Parent attributable to the Business that are considered to be reasonable. The Carestream China Balance Sheet fairly presents, in all material respects, the financial position of Carestream China for the date indicated therein.
(b)The books and records of the Business have been maintained in accordance with sound business practice, including the maintenance of an adequate system of internal controls. Each of Sellers and its Subsidiaries (including the Transferred Entities) maintains effective controls and procedures that are reasonably designed to ensure that all material information concerning the Business is made known on a timely basis to the individuals responsible for the preparation of such financial statements.
(c)The Transferred Entities have no Liabilities that would be required to be set forth, reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than: (i) with respect to Carestream China, those specifically and adequately reserved for in the Carestream China Balance Sheet, (ii) with respect to Carestream China, incurred in the ordinary course of business since the date of the Carestream China Balance Sheet (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of Law, misappropriation, or that relates to any proceeding or suit), (iii) incurred as a result of the transactions contemplated by this Agreement, (iv) arising under the terms of any Contract to which a Transferred Entity is a party (assuming compliance with the terms of such Contract), (v) the Assumed Liabilities and taking into account the Pre-Closing Reorganization, or (vi) which would not reasonably be expected to be, individually or in the aggregate, material to the

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Business, taken as a whole. No Transferred Entity is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract relating to any transaction or relationship between any Transferred Entity, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).
(d)The Transferred Inventory is merchantable, quality inventory that is saleable in the ordinary course of business and valued in accordance with GAAP including, for the avoidance of doubt, sufficient reserves for damaged, slow-moving and obsolete inventory.
Section 3.6.Absence of Certain Changes. Except as required by this Agreement and the other Transaction Documents, since December 31, 2020 until the date hereof, (a) Sellers have operated the Business in the ordinary course of business in all material respects, (b) there has not been a Business Material Adverse Effect, and (c) neither any Seller nor a Transferred Entity, in each case only as it relates to the Business, has taken or agreed to take any action that, if taken or agreed to after the date hereof without Purchaser’s consent, would be a violation of Section 5.1.
Section 3.7.Taxes.
(a)Sellers and each Transferred Entity have duly and timely filed (or will have had filed on their behalf) all income and other material Tax Returns of the Transferred Entities or relating to the Business required to be filed by or with respect to them (taking into account all validly obtained extensions) with the appropriate Taxing Authority. All Tax Returns filed by or with respect to the Sellers with respect to the Business and by the Transferred Entities are complete, true and correct in all material respects and all Taxes due and owing in respect of the Business or by each Transferred Entity have (whether or not shown as due on such Tax Returns) been timely paid. Sellers and each Transferred Entity have paid or caused to be paid on a timely basis all income and other material Taxes relating to the Business.
(b)There are no Encumbrances for Taxes upon any of the Transferred Assets or any of the assets of any Transferred Entity, in each case, other than Permitted Encumbrances.
(c)There are no pending or, to the Knowledge of Carestream Parent, threatened audits, examinations or other administrative or court proceedings for the assessment, adjustment or collection of Taxes of Sellers specifically relating to the Business or of any Transferred Entity, and none of the Sellers nor any Transferred Entity has received, within the past three (3) years any written notice of any claims, actions, suits, proceedings or investigations for the assessment, adjustment or collection of Taxes specifically relating to the Business or the Transferred Entities that have not been withdrawn, settled or paid in full.
(d)There are no outstanding written requests, agreements, consents or waivers to waive or extend the statutory period of limitations applicable to the assessment or collection of Taxes or Tax deficiencies of Sellers specifically relating to the Business or any Transferred Entity, and no requests for any such waivers or extensions are currently pending.

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(e)Sellers, with respect to the Business, and each Transferred Entity have withheld and timely paid to the applicable Governmental Authority all material Taxes that they are obligated to withhold from amounts owing to any employee, creditor or third party and are in material compliance with all applicable information reporting and Tax withholding requirements under U.S. federal, state and local Tax Laws, and foreign Tax Laws.
(f)No written claim has been made by a Taxing Authority in a jurisdiction where a Seller (with respect to the Business) or any Transferred Entity does not file a particular type of Tax Returns or pay a particular type of Tax that it is or may be subject to taxation by that jurisdiction.
(g)Each Transferred Entity is not, and has not been, party to any Tax allocation, Tax sharing, Tax indemnity, Tax reimbursement agreement, or arrangement, in each case, other than any ordinary course commercial agreement a principal subject of which is not Tax. Each Transferred Entity has not been a member of any affiliated, combined, consolidated, unitary or other group for purposes of filing Tax Returns or paying Tax. Each Transferred Entity has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law) or as a transferee or successor, by contract (other than any ordinary course commercial agreement a principal subject of which is not Tax), or otherwise by operation of Law.
(h)Each Transferred Entity has not engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or similar provision of applicable Law).
(i)Each Transferred Entity will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting for a taxable period ending on or prior to or including the Closing Date, (ii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law), (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside the ordinary course of business. No Transferred Entity will be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.
(j)The unpaid Taxes (being Taxes not yet due and payable) of each Transferred Entity do not exceed the reserves for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the formal books and records of the Transferred Entities, except as a result of items arising in the ordinary course of business.

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(k)Within the last three (3) years, each Transferred Entity has not distributed stock of another Person, nor has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
(l)Each Transferred Entity does not have a permanent establishment (within the meaning of an applicable Tax treaty) or has an office or fixed place of business in a jurisdiction other than the jurisdiction in which it is organized.
(m)No private letter ruling, administrative relief, technical advice, request for a change of any method of accounting or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Authority that relates to the Taxes or Tax Returns of any Transferred Entity.
(n)Each Transferred Entity has not (i) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act, (ii) deferred payment of any Taxes (including withholding Taxes) pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration (including the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States) or (iii) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.
(o)Within the last three (3) years, each Transferred Entity has paid all United Kingdom stamp taxes and stamp duty reserve taxes payable in connection with any transaction that it is or has been a party to.
(p)To the Knowledge of Carestream Parent, neither the entry into nor this Agreement becoming unconditional (including the consummation thereof) will trigger any liability to Tax of any Transferred Entity.
(q)For the 2019 taxable year, Carestream China has obtained the approval from the applicable Tax authority on any VAT-zero rating treatment claimed by Carestream China and has properly maintained in all material respects all relevant supporting documentation relating to such treatment. Carestream China has taken a position consistent with such treatment for the 2020 and 2021 taxable years.
Section 3.8.Intellectual Property.
(a)Sellers or one of the Transferred Entities own all right, title, and interest in and to all Transferred Intellectual Property, and the Purchaser or one of the Transferred Entities will have, as of the Closing, sufficient rights to use all other Intellectual Property used in or necessary to conduct the Business in substantially the same manner in all material respects as the Business was conducted prior to the Closing, in each case free and clear of any Encumbrances, other than Permitted Encumbrances. Section 3.8 of the Disclosure Schedules contains a list of all Registered Intellectual Property included in the Transferred Intellectual Property as of the date hereof. All of the Registered Intellectual Property included in the Transferred Intellectual Property is subsisting and, to the Knowledge of Carestream Parent, valid and enforceable.

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(b)The conduct of the Business, including the sale or licensing of Business Products, has not during the six (6) years preceding the date hereof, infringed, misappropriated or otherwise violated, and does not infringe, misappropriate, or otherwise violate, any Intellectual Property of any third Person. There are no pending, or to the Knowledge of Carestream Parent, threatened, actions, suits or proceedings pending against Sellers or any of the Transferred Entities alleging that the conduct of the Business, including the sale or licensing of Business Products, infringes, misappropriates, or otherwise violates Intellectual Property of any third Person (including any unsolicited offers to license any Intellectual Property of any third Person). None of the Transferred Intellectual Property is subject to any agreement or outstanding judgment, injunction, order or decree restricting the use thereof by the Sellers or any Transferred Entity.
(c)To the Knowledge of Carestream Parent, no third Person is infringing, misappropriating or otherwise violating any Transferred Intellectual Property, except, in each case, as would not have, individually or in the aggregate, a material impact on the conduct of the Business.
(d)Sellers and each Transferred Entity have taken steps that are commercially reasonable under the circumstances to maintain and protect all of the Transferred Intellectual Property and the confidentiality of all trade secrets or confidential information included in the Transferred Intellectual Property or Licensed Copyrights and Know-How. Each current and former employee, consultant, and independent contractor of Sellers and any Transferred Entity who has contributed to the development of any Transferred Intellectual Property material to the Business has entered into a written agreement with the applicable Seller or the Transferred Entities assigning to such Seller or Transferred Entity all of their rights in and to such Transferred Intellectual Property or Seller and the Transferred Entities otherwise own or will own, as of the Closing, all such Transferred Intellectual Property pursuant to applicable Law. To the Knowledge of Carestream Parent, no such current or former employee, consultant, or independent contractor is in violation of such agreement.
(e)None of the Software included in the Transferred Intellectual Property or incorporated in any Business Product is subject to any “open source”, “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, GPL, AGPL or other open source software license) in a manner that has required or would require any public distribution of any such Software.
(f)Neither Sellers nor its Subsidiaries have disclosed, licensed or delivered any source code for any Software included in the Transferred Intellectual Property or any Business Product to any third party and there is no duty or obligation (whether present, contingent or otherwise) to disclose, license or deliver such source code to any third party.  The Software included in the Transferred Intellectual Property or any Business Product does not contain any computer code or any other mechanism that (i) contains any “back door,” virus, malware, Trojan horse or similar devices, (ii) may disrupt, disable, erase or harm the operation of any software, or cause any software to damage or corrupt any data, hardware, storage media, programs,

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equipment or communications, or (iii) permit any Person to access any software, data, hardware, storage media, programs, equipment or communications without authorization.
Section 3.9.Legal Proceedings. Except for the Excluded Liabilities, since December 31, 2019, there have been, no actions, suits or proceedings pending against or, to the Knowledge of Carestream Parent, threatened against, the Business, any Seller relating to the Business, any Transferred Entity, or any of the Transferred Assets except for such actions, suits or proceedings that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect or have a material adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement or the other Transaction Documents. Since December 31, 2019, no Seller (as it relates to the Business) and no Transferred Entity and none of the Transferred Assets has been subject to any Governmental Order, and to the Knowledge of Carestream Parent, there are no such Governmental Orders threatened to be imposed.
Section 3.10.Compliance with Laws; Permits; Data Privacy and Security.
(a)Since December 31, 2019, (i) the Sellers and each Transferred Entity have conducted the Business in compliance with all Laws, Healthcare Permits and Governmental Orders applicable to the Business, the Transferred Assets or the Assumed Liabilities including all applicable Healthcare Laws and Privacy and Data Security Requirements, except for such non-compliance as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect or have a material adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement or the other Transaction Documents, and (ii) no Seller (with respect to the Business) or Transferred Entity has received any written notice or other communication of any alleged violation of any Law, from any Governmental Authority, customer, employee, Person or any other third party alleging a material violation of any such Law or Governmental Order. Since December 31, 2019, the Sellers and each Transferred Entity have implemented and maintained a compliance program with respect to the Business that is materially consistent with applicable Healthcare Laws. Since December 31, 2019, no Governmental Authority or Governmental Healthcare Program has imposed any material fine, penalty, Governmental Order or other sanction on the Sellers (with respect to the Business), any Transferred Entity or the Business nor, to the Knowledge of Carestream Parent, is any such material fine, penalty, or other sanction pending. Since December 31, 2019, none of the Sellers (with respect to the Business) or any Transferred Entity nor any of their officers, directors, agents and employees has been, or to the Knowledge of Carestream Parent, threatened to be: (i) excluded, suspended or debarred from participation in any Governmental Healthcare Program or any federal or state procurement or nonprocurement program by any Governmental Authority; or (ii) subject to any sanction or been indicted or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with any alleged material violation of any Healthcare Law, or other Law, that would reasonably result in a sanction or exclusion from any Governmental Healthcare Program.
(b)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in a breach or violation of, or constitute a default

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under, any Privacy and Data Security Requirement, except for such breach, violation or default that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect or a material adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement or the other Transaction Documents.
(c)Sellers and each Transferred Entity have implemented and maintained at all times since December 31, 2019, appropriate physical, technical, organizational and administrative safeguards, security measures, and policies and procedures in compliance with the requirements set forth in applicable Privacy and Data Security Requirements, including, to the extent applicable, HIPAA, except for such non-compliance as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. Since December 31, 2019, Sellers and each Transferred Entity have not used, disclosed, or de-identified information received from any third party in relation to the Business in a manner that would violate HIPAA and/or Privacy and Data Security Requirements, except for such non-compliance as would not have, and would not reasonably be expected to have, a Business Material Adverse Effect. Since December 31, 2019, none of the Sellers or any Transferred Entity has experienced any, or received any reported written complaint, claim, notice or demand from any Person with respect to any privacy or security “breaches” (as such term is defined by applicable Privacy and Data Security Requirements) or “security incidents” (as such term is defined by HIPAA) affecting Personal Information and/or “protected health information” (as such term is defined by HIPAA) in each case in relation to the Business, except as would not have, and would not reasonably be expected to have, a Business Material Adverse Effect.
(d)Since December 31, 2019, none of Sellers or any Transferred Entity or any of their respective Subsidiaries, or employees, officers or directors of the foregoing has, in connection with the Business, made or offered any unlawful payment or kickback of any kind, or offered or promised to make any unlawful payment or kickback, of anything of value to any foreign or domestic government official, employee or healthcare provider (including dentists and dental organizations) for the purpose of (i) influencing any act or decision of such party in his or her official capacity, (ii) inducing such party to do or omit to do any act in violation of his or her lawful duties or (iii) inducing a government official to influence or affect any act or decision of any Governmental Authority; in each case, in violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., other than violations that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. None of the Transferred Entities, the Sellers (with respect to the Business), their respective officers, directors, employees or, to the Knowledge of Carestream Parent, agents or contractors are or, since December 31, 2019, (i) is or has been a defendant in any unsealed qui tam, false claims act or similar false claims action, (ii) has made any voluntary disclosure to any Governmental Authority; (iii) has been convicted of any criminal offenses relating to the delivery of an item or service under any Governmental Healthcare Program or Healthcare Law; (iv) is or has been subject to any Governmental Order or any material criminal, civil or administrative fine, litigation matter or penalty imposed by any Governmental Authority; (v) is or has been, or has received any notice from the FDA or any comparable Governmental Authority, of debarment or disqualification; or (vi) is or has been party to, or has any reporting obligations pursuant to,

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any corporate integrity agreement, certification of compliance agreement, deferred prosecution agreement, settlement agreement or similar agreement with a Governmental Authority.
(e)Section 3.10(e) of the Disclosure Schedules sets forth a true, correct and complete list of all material Transferred Permits. Each of the Sellers and each Transferred Entity is, and since December 31, 2019 the applicable Seller or Transferred Entity has been, in compliance with the terms and requirements of each Transferred Permit, except for such non-compliance as would not have, and would not reasonably be expected to have, a Business Material Adverse Effect. No Seller or Transferred Entity has received any written notification from any Governmental Authority threatening to revoke, cancel, rescind, suspend, restrict, modify, terminate or refuse to renew any Transferred Permit and all such Transferred Permits are currently unrestricted, in good standing, and in full force and effect. Taking into account the Transition Services Agreement or any distribution agreement between Carestream Parent or any of its Affiliates and Purchaser or any of its Affiliates, and except as listed in Section 3.16 of the Disclosure Schedules, the Transferred Permits constitute all the Permits that are necessary to conduct the Business immediately following the Closing in substantially the same manner as it is conducted as of the date of this Agreement.
(f)Since December 31, 2019, neither the Sellers nor any individual on behalf of the Business has billed, created, presented, remitted claims or received reimbursement for goods, products, medical devices or services to or from any Governmental Healthcare Program, commercial healthcare insurance program or patient.
(g)There is not, and since December 31, 2019, there has not been, any material FDA Proceeding pending or threatened in writing against or involving the Sellers (with respect to the Business), any Transferred Entity or the Business. Neither the Sellers (with respect to the Business), any Transferred Entity or the Business has had, and since December 31, 2019, has not had, any material liabilities for failure to comply with any FDA Laws. None of the Sellers (with respect to the Business), a Transferred Entity or the Business is undergoing any inspection or audit by the FDA or any comparable Governmental Authority related to the Business (whether directly or indirectly). Since December 31, 2019, Sellers and Business have been in material compliance with all applicable Healthcare Laws and Healthcare Permits related to the Business or the Business Products.
(h)None of the Sellers (with respect to the Business), any Transferred Entity or the Business, nor any of their respective officers, directors or employees or, to Carestream Parent’s Knowledge, agents or third-party representatives acting for or on behalf of Sellers (with respect to the Business), a Transferred Entity or the Business, is currently or since December 31, 2019 has been: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned country; (iii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in violation of any applicable Sanctions and Ex-Im laws, including import laws administered by U.S. Customs and Border Protection, or U.S. anti-boycott requirements (“Trade Controls”). Neither the Sellers (with respect to the Business), a Transferred Entity or the Business, nor any of their respective officers, directors or employees or, to Carestream Parent’s Knowledge, agents or third-party representatives acting for or on behalf

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of the Sellers (with respect to the Business), a Transferred Entity or the Business, has made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any government official or other Person in violation of any applicable Anti-Corruption Laws. The Sellers (with respect to the Business), each Transferred Entity and the Business have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and government officials. Since December 31, 2019, neither the Sellers (with respect to the Business), each Transferred Entity or the Business has, in connection with or relating to the business of Sellers (with respect to the Business), each Transferred Entity or the Business, received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls Laws or Anti-Corruption Laws.
Section 3.11.Environmental Matters. Except for such failures of the following representations to be true and correct as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect:
(a)the Sellers are, with respect to the Business, in compliance with all applicable Environmental Laws;
(b)the Sellers with respect to the Business have obtained, and are in compliance with, all permits and licenses required under applicable Environmental Laws;
(c)since December 31, 2019, no notice of violation arising under any Environmental Law has been received by Sellers in connection with the Business or a Transferred Entity the substance of which has not been resolved;
(d)no actions, suits or proceedings are pending against the Sellers with respect to the Business under any Environmental Laws, nor since December 31, 2019 have there been any such actions, suits or proceedings and, to the Knowledge of the Carestream Parent, no such actions, suits or proceedings are threatened against the Sellers with respect to the Business; and
(e)the Sellers with respect to the Business have not released Hazardous Substances at any of its owned or leased real property in a manner requiring remediation under any applicable Environmental Law.
Section 3.12.Employee Matters and Benefit Plans.
(a)U.S. Benefit Plans. With respect to the Business Employees, each U.S. Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder, except for any such failure that would not reasonably be expected to result in any material Liability to the Business. Each U.S. Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is

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maintained pursuant to a volume submitter or prototype document for which it may properly rely on the applicable opinion or advisory letter, and, to the Knowledge of Carestream Parent, nothing has occurred, whether by action or failure to act, that could adversely affect the qualification of any such U.S. Benefit Plan. Except as has not, and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, each U.S. Benefit Plan has been established, maintained and operated in accordance with its terms and applicable Law.
(b)Foreign Benefit Plans. With respect to the Business Employees, all Foreign Benefit Plans which are intended, to the extent allowable under applicable Law, to obtain tax exemption on contributions, benefits and/or invested assets under applicable Law now meet, and since their inception have met, the requirements for such tax exemption under applicable Law except as would not reasonably be likely to result in a material Liability to the Business. To the Knowledge of Carestream Parent, there are no examinations or pending cancellations of the tax exemption of any Foreign Benefit Plan that would affect any Business Employees. Except as has not had, and would not be reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, each Foreign Benefit Plan has been established, maintained and operated in accordance with its terms and applicable Law.
(c)Except as disclosed on Section 3.12(c) of the Disclosure Schedules, none of Sellers nor any of their ERISA Affiliates sponsor, maintain or contribute to any “defined benefit plan” as defined in 3(35) of ERISA that is subject to Title IV of ERISA or Section 412 or 430 of the Code, or any “multiemployer plan” within the meaning of Section 3(37) of ERISA. The Business does not have any, and is not reasonably expected to have any, Liability under Title IV of ERISA or on account of at any time being considered a single employer under Section 414 of the Code with any other Person.
(d)Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (i) other than routine claims, proceedings or actions for benefits, there are no pending or, to the Knowledge of Carestream Parent, threatened claims by or on behalf of any participant in any of the U.S. Benefit Plans or Foreign Benefit Plans, or otherwise involving any U.S. Benefit Plan or Foreign Benefit Plan or the assets of any U.S. Benefit Plan or Foreign Benefit Plan, and (ii) none of the U.S. Benefit Plans or Foreign Benefit Plans is presently under audit or examination (nor has notice been received of a potential audit or examination) by the Internal Revenue Service of the United States (the “IRS”), the United States Department of Labor, or any other Governmental Authority, domestic or foreign.
(e)Except as disclosed on Section 3.12(e) of the Disclosure Schedules, all contributions to the U.S. Benefit Plans and Foreign Benefit Plans in respect of the Business Employees or compensation or benefits that were required to be paid or provided to Business Employees have been timely made, paid and provided, in all material respects, in accordance with the terms of the U.S. Benefit Plans and Foreign Benefit Plans, as applicable, and applicable Laws.
(f)As of the date hereof, except as set forth on Section 3.12(f) of the Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the

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transactions contemplated by this Agreement will (alone or in combination with any other event): (i) entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in compensation or benefits under any U.S. Benefit Plan or Foreign Benefit Plan or otherwise (ii) result in any acceleration (of vesting or payment of benefits or compensation or otherwise) under or with respect to any U.S. Benefit Plan, Foreign Benefit Plan or otherwise or (iii) give rise to any “excess parachute payment” as defined in Section 280G(b)(1).
(g)The Business does not have any obligation to “gross-up” or otherwise indemnify any individual for any Taxes imposed under Sections 409A or 4999 of the Code.
(h)Except for the Assumed Pension Arrangements listed on Section 5.9(j)(iii) of the Disclosure Schedules, none of Sellers nor their Affiliates sponsor, maintain, contribute to (including purchasing insurance) a defined benefits plan for Non-U.S. Business Employees.
Section 3.13.Contracts.
(a)Section 3.13(a) of the Disclosure Schedules sets forth a complete list, as of the date hereof, of (x) each Shared Contract that is material to the Business, taken as a whole and (y) each Transferred Contract:
(i)that limits or purports to limit the ability of the Business or any Transferred Entity to compete in any line of business or with any Person, industry or geographical area or during any period of time;
(ii)that creates a partnership or joint venture or similar profit sharing arrangement;
(iii)under which any Transferred Entity or Seller has an outstanding obligation relating to the acquisition or disposition of any business or assets (whether by merger, sale of stock, sale of assets or otherwise) for consideration with an aggregate value in excess of $25,000, but excluding any acquisition or disposition of inventory or assets in the ordinary course of business;
(iv)for the purchase of materials, supplies, goods, equipment or services under which (A) payments in excess of $250,000 were made by or on behalf of the Business in the period commencing on January 1, 2021 and ending as of the date hereof, or (B) aggregate payments by or on behalf of the Business in excess of $500,000 are required during the term of such Contract, in each case other than any Contract that can be terminated at will on less than 90 days’ notice;
(v)for the sale or distribution of Business Products under which the Business (A) has received payments in excess of $250,000 in the period commencing on January 1, 2021 and ending as of the date hereof, or (B) is entitled to receive payments in excess of $500,000 in the aggregate during the term of such Contract, in each case other than any Contract that can be terminated at will on less than 90 days’ notice;

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(vi)that involves the sale, development, use or license of any Transferred Intellectual Property or Intellectual Property used in the operation of the Business or restricts the Business’ ability to use, enforce or disclose any Transferred Intellectual Property, other than (A) non-exclusive licenses of Intellectual Property granted on behalf of the Business to its customers, suppliers or vendors in the ordinary course of business, (B) agreements entered into with employees or independent contractors on Seller’s, Carestream China’s or Carestream Parent’s standard forms in the ordinary course of business, and (C) licenses for commercial off the shelf Software with an aggregate license fee of less than $25,000 annually;
(vii)relating to interest rate or commodity swaps, interest rate caps, interest rate collar, or interest rate insurance arrangements, involving derivative, swap, foreign exchange option or similar commodity price hedging arrangements, or that are otherwise similarly designed to alter the risks arising from fluctuations in interest rates, currency values or commodity prices of any Seller or Transferred Entity;
(viii)under which the Business has any continuing obligation with respect to an “earn-out”, contingent or deferred purchase price, specific line-item indemnification or other contingent or deferred payment (excluding ordinary course payment and indemnification provisions in commercial contracts);
(ix)that grant any Person an option or right of first refusal, contain exclusivity, “most favored nation” or similar preferential pricing or other provisions, obligations or restrictions;
(x)that is with any Governmental Authority;
(xi)that is a settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date hereof, (B) with any Governmental Authority under which continuing obligations exist or (C) that imposes or is reasonably likely to impose, at any time in the future, any material non-monetary obligations on the Business;
(xii)that is between Seller or any of its Affiliates (other than Carestream China) on the one hand, and a Transferred Entity on the other hand (other than Contracts that will be settled in full prior to the Closing in accordance with the terms of this Agreement); and
(xiii)any commitment or arrangement to enter into any of the foregoing.
The Contracts described in this Section 3.13(a), whether or not set forth on Section 3.13(a) of the Disclosure Schedules are collectively referred to herein as the “Material Contracts.”
(b)The Sellers have made available to the Purchaser true, correct and complete copies of each Material Contract and a true, correct and complete description of the material

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terms of any oral Material Contracts. Each Material Contract is in full force and effect and is a valid and binding agreement of the applicable Seller or Transferred Entity and, to the Knowledge of Carestream Parent, the applicable counterparty, enforceable against such Seller or Transferred Entity in accordance with its terms, subject to the Enforceability Exceptions. Except for such breaches or defaults that have not, and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, since December 31, 2019 (i) no Seller or Transferred Entity has been in breach or violation of or default under any Material Contract to which such Seller or Transferred Entity is a party, and, to the Knowledge of Carestream Parent, no other party to any such Contract has been in breach or violation thereof or default thereunder, (ii) no Seller or Transferred Entity has received from any counterparty any written notice or written claim of default by such Seller or Transferred Entity under any Material Contract and (iii) to the Knowledge of Carestream Parent, no event has occurred that, with or without notice or lapse of time or both, would result in a breach, violation or default under any Material Contract by a Seller or Transferred Entity. No Seller or Transferred Entity has received written notice from the other party to any such Material Contract of its intention to cancel, terminate or materially modify the terms of any such Material Contract or materially accelerate the obligations of the Business thereunder. Notwithstanding the foregoing, the representations and warranties contained in this Section 3.13 do not apply to the Carestream China Lease, which is covered exclusively in Section 3.14.
Section 3.14.Real Properties.
(a)The Carestream China Lease is the only real property or real property lease that is a Transferred Asset and Carestream China is the tenant under such lease. Seller has made available to Purchaser a complete copy of the Carestream China Lease, including copies of all amendments, extensions, renewals, guaranties and other agreements with respect thereto.
(b)With respect to the Carestream China Lease, except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (i) such lease is in full force and effect, (ii) neither Seller nor Carestream China, nor, to the Knowledge of Carestream Parent, the landlord under such lease, is in default thereunder, (iii) no event has occurred that, with or without notice or lapse of time or both, would result in a breach or default by any Seller or Carestream China under such lease, and (iv) Carestream China has not (1) subleased or otherwise granted any Person the right to sue or occupy the Carestream China Lease, or (2) collaterally assigned or granted any other security interest in such lease or any interest therein.
(c)No Seller or Carestream China has received written notice of any current or threatened condemnation, appropriation, eminent domain or similar proceedings relating to any portion of the Carestream China Lease.
(d)No Transferred Entity owns any real property.
Section 3.15.Transferred Personal Property. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse

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Effect, all Transferred Personal Property, taken as a whole, is in good working condition, ordinary wear and tear excepted.
Section 3.16.Sufficiency of Assets.
(a)The Sellers have good and valid title to (or a valid leasehold interest in or license to) all of the Transferred Assets, free and clear of any Encumbrances (other than Permitted Encumbrances).
(b)At the Closing, taking into account and giving effect to (i) the Pre-Closing Reorganization, (ii) the assets and services to be made available pursuant to this Agreement and the other Transaction Documents, (iii) the Shared Contracts, (iv) the assets, properties and rights set forth on Section 3.16 of the Disclosure Schedules and (v) the assets, properties and rights to be made available pursuant to the License Agreements, and assuming all consents, authorizations, assignments, amendments and Permits necessary in connection with the consummation of the transactions contemplated by this Agreement have been obtained, the Transferred Assets, Licensed Copyrights and Know-How and the assets owned by the Transferred Entities collectively constitute all of the assets, properties and rights (i) necessary and sufficient to conduct the Business in substantially the same manner, in all material respects, as conducted as of the date of this Agreement and as of the Closing Date and in the twelve (12) month period prior to the date hereof and (ii) used or held for use in the conduct of the Business in all material respects as of the date of this Agreement and in the twelve (12) month period prior to the date hereof.
Section 3.17.Labor.
(a)Each Labor Contract currently in force is set forth on Section 3.17(a) of the Disclosure Schedules, and the applicable Seller or Affiliate of the Sellers is in material compliance with each such Labor Contract. With respect to the Business Employees, none of the Sellers nor any Transferred Entities is a party to or bound by any collective bargaining or other labor agreement in the U.S. (and the states, territories, districts and commonwealths thereof) or, except for the Labor Contracts, any labor agreement, union contract, collective bargaining agreement or any other agreement with any works council or other employee representative body respecting the Non-U.S. Employees. Except as set forth on Section 3.17(a) of the Disclosure Schedules, no labor organization, trade union, works council or similar bargaining representative has been certified as representing any of the employees or other individual service providers of any of the Transferred Entities or any employees or other individual service providers of Sellers or their respective Affiliates who have provided services to the Business or, to the Knowledge of Carestream Parent, is otherwise purporting or attempting to represent any such employees or other individual service providers.
(b)Except as set forth on Section 3.17(b) of the Disclosure Schedules, there is no pending, or to the Knowledge of Carestream Parent, threatened strike, lockout, walkout, work stoppage, material labor grievance or arbitration, picketing, handbilling, or any union organizing effort by any employees of a Transferred Entity or the Business Employees, or otherwise

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affecting any Transferred Entity or the Business, and no such actions have occurred within the past two years.
(c)Except as set forth on Section 3.17(c) of the Disclosure Schedules, there is no Action alleging unfair labor practices pending against any Transferred Entity or relating to the Business, or to the Knowledge of Carestream Parent threatened, before the National Labor Relations Board or any other Governmental Authority.
(d)Section 3.17(d) of the Disclosure Schedules sets forth a true and complete list of the Key Business Employees and sets forth, for each such person, to the extent permitted by applicable Law: (i) employee identification number, (ii) annual salary or hourly wage rate (as applicable), (iii) work location, (iv) job title (v) employing entity, (vi) full-time or part-time status (vii) exempt or non-exempt classification under the Fair Labor Standards Act (as applicable), (viii) active or inactive status (and type of leave and expected return date for inactive employees), and (ix) the type and expiration date of any applicable visa or work authorization.
(e)Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, the Sellers, with respect to the Business, and each Transferred Entity are and at all times since December 31, 2019 have been in compliance with all applicable Laws respecting labor, employment and employment practices, including all Laws relating to terms and conditions of employment, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 as applicable), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, pay equity, plant closures and layoffs (including WARN), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action and unemployment insurance.
(f)To the Knowledge of Carestream Parent, each Transferred Entity and, with respect to the Business, Sellers, have investigated all sexual harassment, or other harassment, discrimination or retaliation allegations of which any of them is aware. With respect to each such allegation with potential merit, each Transferred Entity and, with respect to the Business, Sellers or their respective Affiliates, have taken corrective action.
Section 3.18.Insurance. Except for such failure of the following representations and warranties to be true and correct as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect (a) all insurance policies of Sellers relating to or covering the Business and/or the Transferred Assets (collectively the “Insurance Policies”) are in full force and effect, (b) the applicable insured parties have complied with the provisions of such Insurance Policies and paid in full all premiums due thereon, and (c) since December 31, 2019, no Seller or Transferred Entity has received any written notice regarding (i) the cancellation or invalidation of any of the existing Insurance Policies or (ii) any refusal of coverage under, or any rejection of any claim under, any such Insurance Policies. There are no claims pending under any Insurance Policies in connection with the Business or since December 31, 2019 there has been no claims made under any Insurance Policies in connection with the Business that have been denied, rejected or refused coverage (in

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whole or in part), other than, in each case, as would not have, individually or in the aggregate, a Business Material Adverse Effect. Since December 31, 2019, all material and insurable claims in connection with the Business have been tendered to the insurance carrier in compliance with any applicable notice requirements, other than, in each case, as would not have, individually or in the aggregate, a Business Material Adverse Effect.
Section 3.19.Affiliate Transactions. Section 3.19 of the Disclosure Schedules sets forth all Contracts between any Seller or any Affiliate of Sellers (other than any Transferred Entity) or any officer, director or unitholder of a Seller or any Affiliate of a Seller, on the one hand, and any Transferred Entity, on the other hand (other than any employment agreement or customary confidentiality agreements, indemnification agreements or invention assignment agreements entered into with employees). Except for the Transition Services Agreement, the License Agreement, the Carestream China Intercompany Balances, any Shared Contract, the Transitional Distribution Agreement and the Supply Agreement, no Contract between any Seller or any Affiliate of Sellers (other than any Transferred Entity), on the one hand, and any Transferred Entity, on the other hand, shall continue in effect following the Closing.
Section 3.20.Finder’s Fee. Other than any fees to be borne exclusively by Sellers or their Affiliates (other than any Transferred Entity), Sellers and each Transferred Entity have not incurred any liability to any party for any brokerage or finder’s fee or agent’s commission, or the like, in connection with the transactions contemplated by this Agreement or the Transaction Documents.
Section 3.21.Development. The only intraoral scanner products that Sellers or their Affiliates are designing or developing as of the date hereof and as of the Closing are the CS3900 intraoral scanner product and intraoral scanners based on OCT technology.
Section 3.22.Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article III or the certificate delivered pursuant to Section 6.2(c), and without limiting any representations or warranties in the Transition Service Agreement, the Transitional Trademark License, the Software License, the Supply Agreement or any distribution or other commercial agreement entered into at the Closing with respect to the subject matter thereof, none of Carestream Parent, the other Sellers, any of their Affiliates or any of their respective officers, employees, agents or representatives makes or has made any representation or warranty, express or implied, at law or in equity, with respect to the Business or the past, present or future condition of any of its assets, Liabilities or operations, or the past, current or future profitability or performance, individually or in the aggregate, of the Business or any other matter, and Carestream Parent and each other Seller specifically disclaims any such other representations or warranties.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

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Purchaser hereby represents and warrants to Carestream Parent that except as set forth in the applicable section or subsection of the disclosure schedules delivered by Purchaser to Carestream Parent concurrently herewith (the “Purchaser Disclosure Schedules”):
Section 4.1.Corporate Status. Purchaser is a Delaware corporation, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Purchaser has all requisite power and authority to carry on its business as it is now being conducted and is duly qualified or otherwise authorized to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified or otherwise authorized.
Section 4.2.Authority. Purchaser has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and any Transaction Documents to which Purchaser is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and the Transaction Documents to which such Purchaser is a party and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser, and no other corporate or other proceeding on the part of Purchaser is necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and the Transaction Documents or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and upon their execution each of the Transaction Documents shall have been, duly executed and delivered by Purchaser, and, assuming due authorization and delivery by Sellers, this Agreement constitutes, and upon their execution each of the Transaction Documents shall constitute, a valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, subject to the Enforceability Exceptions.
Section 4.3.No Conflict; Governmental Authorizations.
(a)The execution and delivery of this Agreement and the other Transaction Documents by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any organizational documents of Purchaser, (ii) violate, conflict with or result in a breach of, or constitute a default by (or create an event which, with notice or lapse of time or both, would constitute a default by) Purchaser, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Encumbrance (except for Permitted Encumbrances) upon any material assets of Purchaser under, any material Contract of Purchaser, or (iii) violate or result in a breach of any Permit held by Purchaser or of any Governmental Order or, subject to the matters described in Section 4.3(b), Law applicable to the Purchaser, in each case except as set forth on Section 4.3(a) of the Purchaser Disclosure Schedules and, in the case of clauses (ii) and (iii), except as would not have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
(b)Except (i) as set forth in Section 4.3(b) of the Purchaser Disclosures Schedules, or (ii) as provided in Section 5.6(a) with respect to the HSR Act and required foreign antitrust

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filings and/or notices, no consent of, or registration, declaration, notice or filing with, any Governmental Authority is required to be obtained or made by Purchaser in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby, other than such consents, registrations, declarations, notices or filings that, if not obtained, would not have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
Section 4.4.Finder’s Fee. Except for any fees to be borne exclusively by the Purchaser, Purchaser has not incurred any liability to any party for any brokerage or finder’s fee or agent’s commission, or the like, in connection with the transactions contemplated by this Agreement or the Transaction Documents.
Section 4.5.Solvency. Immediately following the Closing after giving effect to the transactions contemplated under this Agreement and the Transaction Documents, Purchaser will be Solvent. As used herein, “Solvent” means with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person has not incurred and does not intend to, and does not believe that it will, incur, debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed under this Section 4.5 as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
Section 4.6.Available Funds. Purchaser has, and at the Closing will have, sufficient funds on hand to consummate the transactions contemplated by this Agreement, the Transaction Documents and deliver the Purchase Price and all fees and expenses related to the transactions contemplated to be paid by the Purchaser by this Agreement and the Transaction Documents at Closing. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that it shall not be a condition to the obligations of Purchaser to consummate the transactions contemplated hereby that Purchaser has sufficient funds for payment of the Purchase Price.
Section 4.7.Purchase For Investment. Purchaser is purchasing the equity securities of the Transferred Entities for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the equity securities of the Transferred Entities and is capable of bearing the economic risks of such investment. Purchaser acknowledges that the equity securities of the Transferred Entities have not been registered under U.S. federal and state securities Laws, and agrees that the equity securities of the Transferred

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Entities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the U.S. federal and state securities Laws, except pursuant to an exemption from such registration available under U.S. federal and state securities Laws, and without compliance with foreign securities Laws, in each case, to the extent applicable.
Section 4.8.No Reliance.
(a)Purchaser is an informed and sophisticated purchaser and has engaged expert advisors who are experienced in the evaluation and purchase of businesses such as the Business (including the Transferred Assets) as contemplated hereunder, and has had such access to the information, documents, personnel and properties of the Sellers as it deems necessary and appropriate to make such independent evaluation and purchase.
(b)Purchaser has agreed to purchase the Transferred Assets and assume the Assumed Liabilities based on its own inspection, examination and determination with respect to all matters and without reliance upon any representations, warranties, communications or disclosures of any nature other than those expressly set forth in this Agreement or the certificate delivered pursuant to Section 6.2(c).
(c)Purchaser does not have any special relationship with any Seller, or any employee, officer, director, agent, advisor, representative or Affiliate of any Seller, that would justify any expectation beyond that of any ordinary buyer and any ordinary seller in an arms’ length transaction and Purchaser is not owed any duty or entitled to any remedies not expressly set forth in this Agreement or any other Transaction Document.
(d)Without limiting the generality of the foregoing, Purchaser, in entering into this Agreement, acknowledges and agrees that (i) no officer, agent, advisor, employee or representative of Sellers or any of their respective Affiliates has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement or the certificate delivered pursuant to Section 6.2(c) and subject to the limited remedies provided herein, and (ii) Purchaser is relying solely on the representations and warranties set forth in this Agreement and the certificate delivered pursuant to Section 6.2(c) and, except as expressly set forth in Article III of this Agreement (as qualified by the disclosure in the Disclosure Schedules) and the certificate delivered pursuant to Section 6.2(c), neither Sellers nor any other Person makes any representation or warranty, express or implied, with respect to, and Purchaser expressly disclaims any reliance on, (A) any information included in information packages delivered to Purchaser related to the Business (including the Transferred Assets) or other matters; (B) any information, written or oral and in any form provided, made available to it or any of its agents, advisors, employees or representatives; (C)  the condition of any of the Transferred Assets being transferred hereunder, which Purchaser is purchasing on an “AS IS, WHERE IS” basis without any warranties or guarantees of any kind from Sellers; (D) the operation of the Business by Purchaser after Closing in any manner; or (E)  the accuracy or completeness of any other information, written or oral and in any form provided, or documents previously made available or which is made available after the date hereof to it or any of its agents, advisors, employees or representatives with respect to Sellers, the Transferred Assets or their respective businesses or operations or other related matters, whether in expectation of the

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transactions contemplated by this Agreement or otherwise. Neither Sellers nor any other Person makes any representation or warranty, express or implied, with respect to, and Purchaser expressly disclaims any reliance on (x) any projections, estimates or budgets delivered to or made available to it or any of its agents, advisors, employees or representatives, or which is made available to it or any of its agents, advisors, employees or representatives after the date hereof, or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Sellers or the Transferred Assets or the future business and operations of Sellers or the Transferred Assets or (y) the probable success or profitability of the ownership, use or operation of the Business (including the Transferred Assets) by Purchaser after the Closing. It is understood and agreed that this Section 4.8 shall not limit any representations or warranties in the Transition Services Agreement, the Supply Agreement, the Transitional Trademark License Agreement, the Software License or any distribution or other commercial agreement entered into at the Closing with respect to the subject matter thereof.
ARTICLE V

CERTAIN COVENANTS
Section 5.1.Conduct of the Business. During the period from the date hereof until the Closing or earlier termination of this Agreement, except (a) as expressly contemplated or required by this Agreement, (b) for the Pre-Closing Reorganization, (c) as consented to in writing by Purchaser, which consent (other than with respect to any matter in connection with the Specified Contract or the Specified Matter (which is separately addressed in Section 5.24 of the Disclosure Schedules) shall not be unreasonably withheld, conditioned or delayed, (d) as set forth in Section 5.1 of the Disclosure Schedules (other than with respect to any matter in connection with the Specified Contract or the Specified Matter), (e) as required by applicable Law or (f) any actions taken (or failures to take action) in response to Emergency Measures that are consistent with the Sellers’ actions taken prior to the date hereof or, to the extent not consistent with the Sellers’ past practices, such action shall be commercially reasonable as determined by a prudent company in a similar position, industry and location and, in each case, reasonably consistent with any Law in connection with such Emergency Measures (provided that Carestream Parent shall consult with Purchaser in good faith prior to taking such actions to the extent practicable), Carestream Parent (x) shall, and shall cause the other Sellers and the Transferred Entities to, conduct the Business in all material respects in the ordinary course of business and to use commercially reasonable efforts to preserve intact the Business and its material business relationships (provided that no action by the Sellers and the Transferred Entities with respect to the matters specifically addressed by clauses (i) through (xx) below shall be deemed a breach of this clause (x) unless such action would constitute a breach of clauses (i) through (xx) below) and (y) shall not (with respect to the Business), and shall cause the other Sellers and the Transferred Entities not to (with respect to the Business):
(i)amend the organizational documents of the Transferred Entities or (only insofar as such amendment would adversely affect the Business or the ability of any Seller to consummate the transactions contemplated by this Agreement) any Seller; issue, sell, pledge, transfer, dispose of or encumber any Equity Interests in any Transferred

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Entity or equity interests convertible into or exchangeable for any other equity interests of any Transferred Entity; or reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any equity interests of any Transferred Entity, except, for the avoidance of doubt, for the payment of cash dividends or distributions of cash by any Transferred Entity prior to 12:01 am on the Closing Date or as contemplated in the Pre-Closing Reorganization;
(ii)other than as required by Law, (A) make, increase, announce or grant any compensation or benefits including any bonus, cash-based or equity or equity-based incentive, insurance, deferred compensation, profit sharing, pension, transaction, retention or severance, to any current or former Business Employee, other than in the ordinary course of business, consistent with past practice, (B) accelerate the time of payment, vesting or funding of any compensation or benefits provided under any U.S. Benefit Plan or Foreign Benefit Plan or otherwise due to any Business Employee, (C) hire, engage, terminate (other than for “cause”), furlough or temporarily lay off any Business Employee or any individual who would be a Business Employee whose base salary would exceed or exceeded in the last 12 months $75,000, (D) amend any existing or new U.S. Benefit Plan, Foreign Benefit Plan or Assumed Pension Arrangement, other than amendments that are generally applicable to all participants, or (E) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former Business Employee or independent contractor;
(iii)other than as required by Law, negotiate, modify, extend, amend or enter into any collective bargaining agreement or other agreement with any labor union, employee representative group, works council or similar employee representative body or recognize or certify labor union, labor organization, works council or group of employees as the bargaining representative for any of the Transferred Entities or the Business;
(iv)implement or announce any employee layoffs, plant closings, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions with respect to the Business Employees;
(v)transfer any Business Employee out of the Transferred Entities or the Business;
(vi)to the extent it would be an Assumed Liability, incur, assume or guarantee any Indebtedness of the type described in clauses (i) through (iii) of the definition of Indebtedness (or guarantees thereof) that will not be paid in full at or prior to the Closing in excess of $25,000 in the aggregate;
(vii)(A) enter into any Contract that would be a Material Contract if entered into prior to the date hereof, or amend or modify in any material respect, or consent to the termination, of any Material Contract, in each case (other than in respect of the Specified Contract) excluding any new Contracts or modifications, amendments, renewals or extensions to existing Contracts entered into with customers or suppliers of the Business

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in the ordinary course of business, and non-exclusive Intellectual Property licenses entered into in the ordinary course of business or (B) waive or release any material rights under such Material Contracts;
(viii)enter into or consummate any transaction involving the acquisition of the business, stock, assets or other properties of any other Person (other than purchases of Transferred Inventory in the ordinary course of business or capital expenditures (which are governed by Section 5.1(x)));
(ix)sell, license, transfer, pledge, mortgage, encumber, abandon, permit to lapse, dispose of or otherwise subject to any Encumbrance (other than Permitted Encumbrances) any of the Transferred Assets, any assets of any Transferred Entity (other than Excluded Assets) or any Equity Interests of any Transferred Entity, other than pursuant to the sale, license or other disposition of Business Products (and associated Intellectual Property) in the ordinary course of business;
(x)authorize or commit to making any capital expenditures that exceed $50,000 in the aggregate;
(xi)subject any Transferred Entity to any bankruptcy, receivership, insolvency or similar proceedings, or merge or consolidate any Transferred Entity;
(xii)make any material change in any method of accounting or auditing practice with respect to the Business other than those required by GAAP or other applicable financial accounting standards;
(xiii)(A) accelerate collection of accounts receivable that are Transferred Assets, (B) delay the payment of accounts payable or accrued expenses that are Assumed Liabilities, (C) fail to maintain ordinary quantities of Transferred Inventory, (D) increase Assumed Liabilities relating to product warranty, service contract or product liability claims or (E) otherwise modify the cash management practices of any Transferred Entity, in each case in a manner that is outside the ordinary course of business;
(xiv)make any loans, advances or capital contributions to, or investments in, any other Person;
(xv)institute, settle, agree to settle or waive any action, suit or proceeding or claim involving (A) payment by the Business after the Closing or (B) any non-monetary relief (other than customary settlement releases);
(xvi)enter into any new line of business or discontinue any existing line of business;
(xvii)fail to maintain or allow to lapse, or abandon, including by failure to pay the required fees of any jurisdiction of any Transferred Intellectual Property;

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(xviii)with respect to the Transferred Entities (and, to the extent such action would reasonably be expected to impact Purchaser or any of its Affiliates, with respect to the Business): make, change or revoke any material Tax election, change any material method of Tax accounting or Tax accounting period, settle or compromise any material Tax liability or claim, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, prepare any material Tax Return in a manner not consistent with the past practice of the Transferred Entities, file any material amended Tax Return, incur any material liability for Taxes other than in the ordinary course of business, surrender any material claim for refund of Taxes or enter into any material closing agreement relating to any Tax;
(xix)(A) materially modify or amend or exercise any right to renew the Carestream China Lease, or waive any term or condition thereof or grant any consents thereunder, (B) grant or otherwise create or consent to the creation of any material easement, covenant, restriction, assessment or charge affecting the Carestream China Lease, or (C) make any material changes to the construction or condition of the premises leased under the Carestream China Lease; or
(xx)authorize, commit or agree to take any of the foregoing actions in respect of which it is restricted by the provisions of this Section 5.1.
Purchaser acknowledges and agrees that: (A) nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct any of Sellers’ or their Affiliates’ operations and (B) prior to the Closing, Sellers and their Affiliates shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.
Section 5.2.Confidentiality; Access to Information.
(a)The parties acknowledge that the information being made available to them by Carestream Parent, the other Sellers and their respective Affiliates (or their respective agents or representatives) is subject to the terms of a confidentiality agreement dated June 2, 2021 by and between Dental Imaging Technologies Corporation and Carestream Dental Holdings Limited, an affiliate of Carestream Parent (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating to the Business.
(b)From the date hereof until the Closing Date or earlier termination of this Agreement, to the extent permitted by Law, Carestream Parent shall, and shall cause the other Sellers, its Affiliates and the Transferred Entities to, provide Purchaser and its representatives with such reasonable access to the facilities of the Business, its principal personnel, the books and records pertaining to the Business as Purchaser may reasonably request in writing in order to effectuate the transactions contemplated hereby, without charge to Purchaser (but otherwise at Purchaser’s expense) provided that (i) Sellers shall not be obligated to provide such information if doing so would be reasonably likely to (A) based on advice of Sellers’ counsel, create any liability under applicable Laws or would be reasonably likely to jeopardize the protection of any

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attorney-client or other legal privilege, or (B) in the reasonable judgment of Seller, (1) result in the disclosure of any trade secrets of third parties or (2) violate a Contract or obligation of confidentiality owing to a third party if Sellers shall have used commercially reasonable efforts to obtain the consent of such third party to such disclosure; (provided, further, that (x) in the case of clause (i)(A), Sellers and Purchaser shall use commercially reasonable efforts to identify and pursue a permissible method of providing such disclosure without resulting in a loss of such attorney-client privileges or attorney work product protection and (y) in the case of clause (i)(B) Sellers and Purchaser shall use commercially reasonable efforts to identify and pursue a permissible method (such as a “clean room” arrangement) to permit Sellers to share such information without violating such Contracts or obligations of confidentiality or resulting in any disclosure of such trade secrets of third parties), (ii) neither Purchaser nor any of its representatives shall conduct any invasive investigation, testing or sampling of any environmental media, and (iii) Purchaser agrees that such access will be conducted in accordance with applicable Law (including applicable Law relating to antitrust, competition, employment or privacy issues) and any COVID-19 Measures (provided, further, that if any such measures are in effect, the providing party shall use reasonable best efforts to provide access to the receiving party through virtual or other remote means), and will be requested in writing with reasonable advance notice and exercised during normal business hours and without causing unreasonable interference with the operations of the Business. Purchaser and its Affiliates and its and their respective employees and representatives acting at their direction shall not contact any suppliers, customers, landlords and other business relations or employees of the Business without Carestream Parent’s prior written consent (other than contacts with such persons in the ordinary course of the Purchaser or its Affiliates’ respective businesses that do not involve discussion of the transactions contemplated by this Agreement).
Section 5.3.Publicity. Neither Purchaser nor Carestream Parent shall make, or permit any of their respective Affiliates or representatives to make, any public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required (a) to obtain consents and approvals, and to provide such notices, necessary to consummate the transactions contemplated by this Agreement or (b) by Law, rule or regulation applicable to Purchaser or Carestream Parent or any of their respective Affiliates (and only to the extent so required), it being acknowledged and agreed that Purchaser may disclose this Agreement and the transactions contemplated hereby on a Form 8-K and other filings pursuant to U.S. securities Laws. The parties hereto agree that the initial press release to be issued with respect to the execution of this Agreement shall be in the form heretofore agreed to by Carestream Parent and Purchaser. For the avoidance of doubt, the Parties acknowledge and agree that Clayton, Dubilier & Rice, LLC, Hillhouse Capital Group and their respective Affiliates may provide general information about the subject matter of this Agreement and the Sellers and the Transferred Entities (including their performance and improvements) to limited partners and potential investors on a confidential basis in connection with their fund raising, marketing, informational, compliance or reporting activities.

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Section 5.4.Post-Closing Access.
(a)Carestream Parent shall, and shall cause the other Sellers and the Transferred Entities and their respective Affiliates to, deliver or cause to be delivered to Purchaser at the Closing all books, records, Contracts, information and documents in their or their Affiliates’ possession to the extent they are Transferred Assets. As soon as is reasonably practicable after the Closing, Carestream Parent shall, and shall cause the other Sellers and their respective Affiliates to, deliver or cause to be delivered to Purchaser any remaining books, records, Contracts, information and documents to the extent they are Transferred Assets that are not already in the possession or control of Purchaser.
(b)Purchaser agrees that it shall, and shall cause its Subsidiaries to, preserve and keep the books of accounts, financial and other records held by it relating to the Business (including accountants’ work papers) for a period of seven years from the Closing Date; provided that, prior to disposing of any such records after such period (if such records would be disposed of prior to the tenth anniversary of the Closing Date), Purchaser shall provide written notice to Carestream Parent of its intent to dispose of such records and shall provide Carestream Parent the opportunity to take ownership and possession of such records (at Carestream Parent’s sole expense) within thirty (30) days after such notice is delivered. If Carestream Parent does not confirm its intention in writing to take ownership and possession of such records within such 30-day period, Purchaser may proceed with the disposition of such records.
(c)Carestream Parent and Purchaser shall make, or cause to be made, all records and other information relating to the Business and, in the case of Purchaser, including all records and other information of Carestream China, and all employees and auditors (including by making them available for depositions, interrogatories, testimony, investigation and preparation in connection with any legal or arbitration proceeding) available to the other as may be reasonably required by such party (i) in connection with, among other things, any audit or investigation of, insurance claims by, legal proceedings against, disputes involving or governmental investigations of any Seller or Purchaser or any of their respective Affiliates, (ii) in order to enable any Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby or (iii) for any other reasonable business purpose relating to any Seller, Purchaser or any of their respective Affiliates and Subsidiaries, including Tax, accounting or legal purposes, but excluding, in each case, any dispute between Carestream Parent or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, except as would be required by applicable civil process or applicable discovery rules.
(d)In the event and for so long as Purchaser or any of its respective Affiliates is prosecuting, contesting or defending any action, suit, proceeding, investigation, charge, claim, or demand by or against a third party (other than an action, suit, proceeding, investigation, charge, claim, or demand brought against or by the other party hereto or any Affiliate of such other party) in connection with (i) any transactions contemplated under this Agreement or (ii) any fact, situation, circumstance or transaction relating to, in connection with or arising from the Business or the Transferred Entities, Sellers shall, and shall cause their respective Affiliates (and shall use

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its commercially reasonable efforts to cause its and their other representatives) to, at the expense of Purchaser, use commercially reasonable efforts to cooperate with Purchaser (or its applicable Affiliates), and its counsel in such prosecution, contest or defense, including using commercially reasonable efforts to make available its personnel, participate in meetings, provide such testimony and access to their books and records and take such other actions as shall be reasonably necessary in connection with such prosecution, contest or defense; provided that, if Sellers reasonably believe upon advice of counsel that such cooperation, testimony or access would breach attorney-client, work product or similar privilege or any confidentiality obligations set forth in written agreements with third parties, the parties hereto shall cooperate in seeking a reasonable alternative means whereby the requesting party and its Affiliates and its agents are provided such cooperation, testimony or access in a manner that does not jeopardize such privilege or protection or breach such obligation.
Section 5.5.Post-Closing Confidential Information.
(a)Carestream Parent agrees that for a period of three (3) years from the Closing Date, or, with respect to Trade Secrets until such information no longer constitutes a trade secret or similar designation under any applicable Laws, it shall, and shall cause the other Sellers and their respective Affiliates and its and their employees to, hold and maintain the confidentiality of all confidential or proprietary information concerning the Business or the Transferred Assets (the “Confidential Information”), and shall not, and shall cause its Affiliates and the other Sellers and its and their employees to not, use, disclose or cause or permit to be used or disclosed to any third party any of the Confidential Information for any reason or purpose whatsoever, except to the extent that any disclosure of Confidential Information is required by Law or appropriate Governmental Order and sufficient advance written notice of such disclosure, if reasonably practicable and permitted by Law, is provided to Purchaser so that Purchaser may seek, at its own expense, a protective order or other appropriate remedy; provided that the term “Confidential Information” shall not include information that (i) relates to any Excluded Asset or Excluded Liability and not to the Business, (ii) becomes available to Carestream Parent or any of its Affiliates on a non-confidential basis from a source other than Purchaser or its Affiliates (provided that such source is not known by Carestream Parent or any of its Affiliates after due inquiry to be subject to a contractual, legal, fiduciary or other obligation of confidentiality with respect to such information), (iii) is, following the Closing, independently developed by Carestream Parent, any of its Affiliates or their respective employees under circumstances not involving a breach of this Section 5.5 or Section 5.11, (iv) is publicly available as of the Closing Date, or which becomes publicly available after the Closing Date through no fault of Carestream Parent or its Affiliates, (v) is disclosed on a confidential basis to Sellers’ attorneys, accountants, lenders and investment bankers or (vi) is disclosed or used by Carestream Parent or any of its Affiliates to protect or enforce their rights or perform their obligations under this Agreement and the Transaction Documents, in connection with tax or other regulatory filings, litigation or financial reporting. It is understood that the foregoing shall not restrict Carestream Parent or its Affiliates from making such disclosure (A) as Carestream Parent or its Affiliates deem appropriate in their reasonable judgment (1) in connection with any issuance, incurrence or refinancing of any Indebtedness (including in any relevant offering documents or information memoranda), (2) in connection with any repayment or repurchase offer to the holders of

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Indebtedness or any other Indebtedness of Carestream Parent or its Affiliates or (3) pursuant to its reporting obligations under the terms of any other Indebtedness of Carestream Parent or its Affiliates, or (B) to potential acquirers of all or a material part of, or investors in, the businesses (other than the Business) of the Carestream Parent or any of its Affiliates, in each case, so long as the recipients of such information are bound by customary confidentiality obligations with respect to such information.
(b)Purchaser agrees that for a period of three (3) years from the Closing Date, or with respect to Trade Secrets until such information no longer constitutes a trade secret or similar designation under all applicable Laws, it shall, and shall cause its Affiliates and its and their employees (including the Transferred Employees) to, hold and maintain the confidentiality of all confidential or proprietary information concerning the Retained Business or the Excluded Assets (the “Seller Confidential Information”), and shall not, and shall cause its Affiliates and its and their employees (including the Transferred Employees) to not, use, disclose or cause or permit to be used or disclosed to any third party any of the Seller Confidential Information for any reason or purpose whatsoever (including, for the avoidance of doubt, in any businesses of the Purchaser or its Affiliates that are similar to the Retained Business), except to the extent that any disclosure of Seller Confidential Information is required by Law or appropriate Governmental Order and sufficient advance written notice of such disclosure, if reasonably practicable and permitted by Law, is provided to Carestream Parent so that Carestream Parent may seek, at its own expense, a protective order or other appropriate remedy; provided that the term “Seller Confidential Information” shall not include information that (i) relates to any Transferred Asset or Assumed Liability, (ii) becomes available to Purchaser or any of its Affiliates on a non-confidential basis from a source other than Carestream Parent, its Affiliates or any of the Transferred Employees, (provided that such source is not known by Purchaser or any of its Affiliates after due inquiry to be subject to a contractual, legal, fiduciary or other obligation of confidentiality with respect to such information), (iii) is independently developed by Purchaser, any of its Affiliates or their respective employees under circumstances not involving a breach of this Section 5.5, (iv) is publicly available as of the Closing Date, or which becomes publicly available after the Closing Date through no fault of Purchaser or its Affiliates, (v) is disclosed on a confidential basis to Purchaser’s attorneys, accountants, lenders and investment bankers or (vi) is disclosed or used by Purchaser or any of its Affiliates to protect or enforce their rights or perform their obligations under this Agreement and the Transaction Documents, in connection with tax or other regulatory filings, litigation or financial reporting.
Section 5.6.Required Approvals; Consents.
(a)Governmental Approvals.
(i)Without limiting Purchaser’s obligations set forth in this Section 5.6 but subject to the terms and conditions herein, each of the parties agrees to use its respective reasonable best efforts to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement. The parties hereto shall cooperate to make, in an expeditious manner, all filings and applications with and to, and obtain all licenses, permits, consents, waivers, approvals, authorizations, qualifications

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and orders of, applicable Governmental Authorities to consummate the transactions contemplated by this Agreement (including under applicable Antitrust Laws).
(ii)In furtherance of the foregoing, the parties hereto shall (A) file or cause to be filed as promptly as practicable, but in no event later than twelve (12) Business Days following the execution and delivery of this Agreement, with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) all notification and report forms that may be required for the transactions contemplated hereby and thereafter provide as promptly as practicable any supplemental information requested in connection therewith pursuant to the HSR Act, with filings required by any other applicable Governmental Authority to be made as promptly as practicable following execution and delivery of this Agreement and (B) include in each such filing, notification and report form referred to in the immediately preceding clause (A) a request for early termination or acceleration of any applicable waiting or review periods, to the extent available under applicable Antitrust Law. In connection therewith, each party hereto shall (1) furnish to the other parties such necessary information and reasonable assistance as any such other party may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other Antitrust Law, (2) subject to applicable Laws, provide the other parties with a draft of any filing or submission and a reasonable opportunity to review such draft before making or causing to be made such filing or submission, and consider in good faith the views of such other parties regarding such filing or submission, (3) not have any substantive contact with any Governmental Authority in respect of any filing or proceeding contemplated by this Section 5.6(a) unless such party has engaged in prior consultation with the other parties and, to the extent permitted by such Governmental Authority, given the other parties the opportunity to participate and (4) subject to applicable Laws, keep the other parties apprised of the status of any material communications with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other applicable Governmental Authority. Purchaser shall determine the timing and strategy and be solely responsible for the final content of any substantive communications with any applicable Governmental Authority with respect to obtaining any regulatory approvals.
(iii)Purchaser further agrees to take, and to cause its Affiliates to take, any action to avoid or eliminate each and every impediment that may be asserted under the HSR Act or any other Antitrust Law by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as practicable (and in any event by the Termination Date), including (A) the prompt use of its best efforts to avoid the entry of, or to effect the dissolution of, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including (1) the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person, including any Governmental Authority, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions, (2) the proffer and agreement by Purchaser or its Affiliates of its willingness to sell, lease, license or

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otherwise dispose of, or hold separate pending such disposition, and to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, categories of assets or businesses or other operations or interests therein of the Transferred Assets or any Transferred Entity (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto), provided that nothing in this clause (2) will prevent Purchaser or its Affiliates from engaging in good faith negotiations and discussions with the relevant Governmental Authority regarding the sale, lease, license, disposal or holding separate of such assets, rights, product lines, categories of assets or businesses or other operations or interests therein that would be reasonably satisfactory to the relevant Governmental Authority so long as it is implemented as promptly as practicable and prior to the Termination Date and (3) the proffer and agreement by Purchaser and its Affiliates of their willingness to take such other actions, and to promptly effect such other actions (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto), in each case if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance of any order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement by any Governmental Authority and (B) the prompt use of its best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the transactions contemplated by this Agreement in accordance with its terms unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, any and all steps (including the appeal thereof and the posting of a bond) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.
(iv)Notwithstanding anything to the contrary in this Agreement, Purchaser and its Affiliates shall not be required to (A) proffer or agree to any divestitures or other remedy not conditioned on the consummation of the Closing or (B) commit to or effect any sale, divestiture, holding separate, disposal, or any other remedy, restriction or action contemplated by this Section 5.6 (x) if such actions, individually or in the aggregate, would have a material adverse effect on the benefits Purchaser expects to derive from the transactions contemplated by this Agreement or (y) with respect to any asset, Person or business other than the Business.
(v)Purchaser shall not, nor shall it permit any of its Subsidiaries to, acquire or agree to acquire any business, Person or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition would reasonably be expected to materially increase

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the risk of not obtaining the applicable clearance, approval, consent or waiver from any Governmental Authority with respect to the transactions contemplated by this Agreement.
(vi)The filing fees under the HSR Act and other Antitrust Laws shall be borne by Purchaser.
(b)Third-Party Consents. Purchaser and Carestream Parent shall use reasonable best efforts to obtain, or cause to be obtained, all consents required under any Transferred Contracts or Shared Contracts with respect to the consummation of the transactions contemplated by this Agreement, as promptly as possible after the date hereof and until the earlier of (i) such time as such consent is obtained and (ii) the expiry of the relevant Transferred Contract or Shared Contract; provided that (A) neither Purchaser nor Carestream Parent (or any of its Affiliates, including the other Sellers or the Transferred Entities) shall be obligated to pay any consideration to any third party from whom consent is requested and (B) obtaining any such consents shall not be a condition to Closing. In furtherance of the foregoing, Purchaser agrees to provide such information as to financial capability, resources, and creditworthiness as may be reasonably requested by any third party whose consent is sought hereunder.
Section 5.7.Further Action. From the date hereof until the Closing, Purchaser and Carestream Parent shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions (within their respective control) necessary or appropriate to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, from time to time after the Closing Date, and for no further consideration, Purchaser and Carestream Parent shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may reasonably be necessary to appropriately consummate the transactions contemplated hereby in accordance with the terms hereof; provided that this Section 5.7 shall not apply in respect of any approvals required of Governmental Authorities in connection with the transactions contemplated by this Agreement, which shall be solely governed by Section 5.6.
Section 5.8.Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses. Notwithstanding the foregoing, the Purchaser and Sellers shall each pay 50% of any transfer, documentary, sales, use, stamp, registration and other similar Taxes or notarial fees incurred in connection with the transactions contemplated under this Agreement, including the Pre-Closing Reorganization but excluding (i) any United Kingdom stamp duty imposed upon the transfer of any Transferred Entity (“UK Stamp Duty”), (ii) any China Withholding Taxes and (iii) all other costs and expenses payable by Carestream China in connection with the Pre-Closing Reorganization (“China Reorganization Costs”) (all such items so incurred are referred to herein collectively as “Transfer Taxes”). Notwithstanding the foregoing, 100% of any UK Stamp Duty, 100% of any China Withholding Taxes and 100% of all China Reorganization Costs shall be borne and paid by the Sellers. Except as provided in Section 5.13(c), all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and UK Stamp Duty shall be

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filed by Purchaser; provided that the relevant Seller shall reasonably cooperate with Purchaser in the preparation, execution and filing of any such Tax Returns and other documentation as necessary.
Section 5.9.Employees and Employee Benefit Plans. This Section 5.9 contains the covenants and agreements of the parties with respect to the treatment of the employment of the Employees.
(a)Business Employees. Within thirty (30) days following the execution of this Agreement, Carestream Parent shall set forth on Annex A (the “Employee Annex”) a list of the Key Business Employees and the In-Scope Criteria Employees. All of the Key Business Employees, together with the In-Scope Criteria Employees, shall be referred to as the “Business Employees”. Prior to the Closing, Carestream Parent shall, and shall cause its Affiliates to, ensure that any individual who is employed or engaged by a Transferred Entity and who is not a Business Employee is transferred out of the Transferred Entities in compliance with applicable Law. In the event that any Business Employee rejects an offer of employment from Purchaser, Carestream Parent may propose a replacement Employee who has a similar position in the Business and any such Employee who is approved by Purchaser pursuant to the In-Scope Criteria process shall be a Business Employee. It will not be a breach of Section 5.9(a) by either party if Carestream Parent has provided Purchaser with an Employee Annex listing the Key Business Employees and those Employees whom Carestream Parent has determined comprise the In-Scope Criteria Employees on or prior to the thirtieth day following the date hereof, but the parties are continuing to finalize the In-Scope Criteria Employees list in accordance with the In-Scope Criteria after such thirtieth day.
(b)Employment Continuity.
(i)The Parties intend that there shall be continuity of employment with respect to the Business Employees, except as otherwise provided herein: (A) where the employment of one or more Business Employees will automatically transfer to Purchaser or one of its Affiliates as a result of the consummation of the transactions contemplated by this Agreement pursuant to the Acquired Rights Directive or other applicable Law, the employment of such Business Employees shall not be terminated upon the Closing and the rights, powers, duties, Liabilities and obligations of Sellers or any of their Affiliates to or in respect of such Business Employees in respect of any contract of employment with such Business Employees in force immediately before the Closing shall be transferred to Purchaser and/or one of its Affiliates in accordance with the Acquired Rights Directive or other applicable Law, and (B) with respect to the Business Employees of the Transferred Entities, the continuity of employment of such Business Employees shall not be affected by the consummation of the transactions contemplated hereby and the rights, powers, duties, Liabilities and obligations of such Transferred Entity to or in respect of each such Business Employee shall remain an obligation of such Transferred Entity, except for Liabilities with respect to any U.S. Benefit Plans or Foreign Benefit Plans that are not Transferring Foreign Benefit Plans; and (ii) where the Acquired Rights Directive or other applicable Law do not provide for the automatic transfer of employment of the Business

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Employees, Purchaser shall, or shall cause one of its Affiliates to, no earlier than forty-five (45) days prior to the Closing and no later than thirty (30) days prior to the Closing (or earlier to the extent required by applicable Law), offer employment to each such Business Employee pursuant to a written offer letter. Purchaser shall notify Carestream Parent promptly prior to Closing, whether each such employment offer to a Business Employee has been accepted or rejected. Each offer of employment made by Purchaser or one of its Affiliates pursuant to this Section 5.9(b) shall be made pursuant to a form of offer letter reasonably acceptable to Carestream Parent and shall provide for employment on the Current Employment Terms commencing on the Closing Date. Purchaser and Sellers agree to use commercially reasonable efforts to cooperate to provide for transfers of employment of all Business Employees who accept offers of employment from Purchaser or its Affiliate, without triggering any severance, notice or pay in lieu of notice, indemnity or other termination payments by Carestream Parent and its Affiliates as a result of such transfers, including by Purchaser agreeing to recognize each Business Employee’s seniority or service credit for severance purposes in accordance with Section 5.9(e) and by agreeing to an “employer substitution”, “employee transfer” or similar treatment of the Business Employees where and to the extent permitted by applicable Law. Each Business Employee who (1) accepts an offer of employment with Purchaser or one of its Affiliates, (2) transfers automatically under the Acquired Rights Directive or other applicable Law, or (3) remains employed by a Transferred Entity as of immediately prior to the Closing, shall be referred to as a “Transferred Employee” effective as of the Closing.
(ii)Notwithstanding anything to the contrary set forth in Section 5.9(a), for those Business Employees who would otherwise be required to be offered employment by Purchaser or an Affiliate pursuant to Section 5.9(b) but who are Inactive Employees, Purchaser shall, or shall cause its Affiliate to, offer employment to each such Business Employee to the extent such Business Employee returns to active employment within one hundred and eighty (180) days or such longer period required by applicable Law of the Closing Date. Notwithstanding the foregoing, those Business Employees who would otherwise be required to be offered employment by Purchaser or an Affiliate pursuant to this Section 5.9(b) but who are on leave for military service as of the Closing, Purchaser shall, or shall cause its Affiliate to, offer employment to each such Business Employee to the extent such Business Employee seeks active employment from Purchaser or such Affiliate within the period during which any reemployment rights are guaranteed by applicable Law. Each Business Employee described in the two preceding sentences who accepts Purchaser’s (or its Affiliate’s) offer of employment will become a Transferred Employee as of the date such Business Employee commences work with Purchaser or its Affiliates (including any Transferred Entity).
(iii)If a Business Employee listed on Annex A whom the Sellers have reasonably determined will transfer automatically under the Acquired Rights Directive or other applicable Law claims or is found not to transfer or not to have transferred to the Purchaser or an Affiliate, Carestream Parent and the Purchaser shall notify each other as soon as reasonably practicable after becoming aware thereof and the Purchaser or

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relevant Affiliate shall, in consultation with and cooperation with Carestream Parent, within twenty (20) Business Days following such notification, make to each such employee an offer in writing to employ him or her under a new contract of employment in accordance with this Section 5.9(b) (and at the earliest on the Closing Date).
(iv)If an Employee who is not a Business Employee is found or alleged to have transferred automatically to the Purchaser or any Affiliate of Purchaser on or after Closing Date as a result of the transactions contemplated by this Agreement (including by operation of the relevant local Law), the Purchaser shall inform Carestream Parent as soon as reasonably practicable after becoming aware thereof and: (A) Carestream Parent shall, in consultation with the Purchaser, within twenty (20) Business Days (the “Offer Period”) of being informed of such finding, cause the relevant Affiliate of Carestream Parent to make an offer of employment to such person for the same position and in the same location and otherwise for the same terms and conditions as the person’s employment contract with the Affiliate of Carestream Parent in existence immediately prior to Closing, to take effect upon termination of the existing employment contract of such person; and, (B) the Purchaser or relevant Affiliate of Purchaser shall terminate the existing employment contract of such person upon the offer of employment being made under Section 5.9(b)(i) or within thirty (30) Business Days of the expiry of the Offer Period in the event of the failure by the Sellers to cause their relevant Affiliate to make an offer as provided in this Section 5.9(b)(iv), in which case Carestream Parent shall assume and be responsible for, and hold harmless the Purchaser from and against, all Liabilities arising out of or related to reasonably incurred Severance and restructuring costs relating to such person whose employment is terminated (which shall mean given required notice of termination) within the period set out above. Subject to the Purchaser’s compliance with the terms set forth in this Section 5.9(b)(iv), any such Employee covered by this Section 5.9(b)(iv) shall be referred to as a “Seller Retained Employee”.
(c)Employment Terms. Subject to the requirements of applicable Law, during the period starting on the Closing Date and ending no earlier than on the first anniversary of the Closing Date (or if earlier, until the date of termination of the applicable Transferred Employee), Purchaser shall cause each Transferred Employee to be employed on the Current Employment Terms and to be provided with any other additional terms and conditions of employment as may be required by applicable Law. Notwithstanding anything to the contrary in this Agreement and without limiting the generality of the immediately preceding sentence, starting on the Closing Date, Purchaser shall, or shall cause one of its Affiliates (including the Transferred Entities) to, for a period ending no earlier than on the first anniversary of the Closing Date (or if earlier, the date of termination of the employment of the applicable Transferred Employee with Purchaser and its Affiliates), maintain a severance arrangement for the benefit of each Transferred Employee that is no less favorable than, as applicable, the severance arrangements provided by Carestream Parent or any of its Subsidiaries to such employee immediately prior to the Closing Date but otherwise subject to the requirements of Purchaser’s or its applicable Affiliate’s programs or plans; provided that nothing in this Agreement shall prevent the Purchaser or any of its Affiliates (including the Transferred Entities) from terminating the employment of any

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Transferred Employee at any time from the Closing Date, subject to the requirements of applicable Law.
(d)Vacation, Paid Time Off and Sick Leave. With respect to any accrued but unused vacation, paid time off and sick time (including flexible time-off) to which any Transferred Employee is entitled pursuant to the policy applicable to such Transferred Employee immediately prior to the Closing Date, Purchaser shall assume the Liability for such accrued time at Closing and allow such Transferred Employee to use such accrued time in accordance with the applicable policies of Purchaser or its applicable Affiliate; provided, that, to the extent any such accrued but unused vacation, paid time off or sick time is required by applicable Law to be paid to the Transferred Employees in connection with the Closing, Sellers or their applicable Affiliates shall pay such amounts.
(e)Service Credit. Purchaser shall, or shall cause its Affiliates (including the Transferred Entities) to give the Transferred Employees credit for their service with Carestream Parent and any of its Subsidiaries (and their respective predecessors), for purposes of eligibility to participate, vesting, level of paid time off and severance benefits and benefit accrual to the same extent and for the same purpose as such service was credited by Sellers or any of the Subsidiaries in the U.S. Benefit Plans or Foreign Benefit Plans, as applicable, in which such Transferred Employee participated immediately prior to the Closing, under each Purchaser Plan in which such Transferred Employees participate immediately following the Closing, except as may be required by applicable Law or to the extent such credit would result in the duplication of benefits or coverage. Except as may be required by the Acquired Rights Directive or other applicable Law, Purchaser shall not be required to provide the Transferred Employees with credit for their service with Sellers and any of their Affiliates for benefit accrual purposes under any (i) defined benefit pension plan, (ii) plan that provides retiree medical benefits or (iii) benefit plan that is frozen or for which participation is limited to a grandfathered population; provided, that Purchaser shall, or shall cause its Affiliates to, give each Assumed Pension Employee credit for their service with Sellers and any of their Subsidiaries for all purposes (including eligibility to participate, vesting, level of benefits and benefit accrual) under each Assumed Pension Arrangement.
(f)Welfare Benefit Plan Transition Matters. With respect to any Purchaser Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Purchaser shall cause its Affiliates (including the Transferred Entities), to use commercially reasonable efforts to (i) cause there to be waived any pre-existing condition, actively at work requirements and waiting periods under the Purchaser Plans to the extent waived or satisfied by a Transferred Employee under any analogous U.S. Benefit Plan prior to the Closing Date, and (ii) cause any expenses incurred and paid by the Transferred Employees and their beneficiaries under U.S. Benefit Plans that are group health plans during the portion of the calendar year in which the Closing Date occurs for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses to the same extent as such expenses would have been credited under Purchaser Plans that are group health plans.

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(g)Bonuses. In the event that Carestream Parent and its Affiliates have not paid annual bonuses in respect of the calendar year ending December 31, 2021 or any sales commission or other short-term cash incentive bonuses for the period ending as of the Closing Date, in each case, owing to any Transferred Employee (collectively, the “Accrued 2021 Bonuses”), Purchaser shall assume the obligation to pay the Accrued 2021 Bonuses to the extent taken into account in Working Capital and the resulting Working Capital Deficit or Working Capital Surplus, as applicable. As soon as practicable following the Closing Date and no later than ten (10) Business Days following the date on which Carestream Parent and its Affiliates have determined the amount of the 2021 annual bonus payable to each Business Employee, Carestream Parent shall provide Purchaser with a schedule setting forth the Accrued 2021 Bonus for each Transferred Employee and the regularly-scheduled payment date for each such amount, and Purchaser shall pay the amounts set forth on such schedule to the relevant Transferred Employees at the time set forth in the Accrued 2021 Bonus Schedule on such payment date. With respect to annual bonuses in respect of the calendar year ending December 31, 2022, Purchaser shall pay the Transferred Employees an annual bonus in respect of the portion of the 2022 calendar year that precedes the Closing in an amount at least equal to the amount accrued by Sellers and taken into account in Working Capital and the resulting Working Capital Deficit or Working Capital Surplus, as applicable, it being understood that such amounts will be paid to the Transferred Employees pursuant and subject to the terms and conditions of the applicable Purchaser cash incentive compensation plan or policy in effect and applicable to the Transferred Employees in respect of such year and in the ordinary course of business consistent with past practice under such plan.
(h)Termination of Employment. (i) Purchaser shall assume and be responsible for, and hold harmless the Sellers from and against, all Liabilities arising out of or related to any claim for severance, redundancy, termination pay or similar such benefits, or notice under any applicable Law, or under any applicable plan, policy, practice or agreement, including the employer portion of any payroll, social security, unemployment or similar Taxes associated with the foregoing (collectively, “Severance”) and payable (A) on termination of employment of any Business Employee who is not offered employment on the Current Employment Terms by Purchaser and/or one of its Affiliates pursuant to Section 5.9(b) or whose offer, or the process by which such offer is made, is not consistent with the requirements of applicable Law or this Section 5.9, and (B) any Transferred Employee whose employment is terminated by Purchaser or one of its Affiliates on or after the Closing Date. (ii) Carestream Parent or one of its Affiliates shall assume or retain, as applicable, and be responsible for: (A) Severance payable to any Non-U.S. Employees that arises by operation of the applicable Laws or regulations of the jurisdiction in which any such Non-U.S. Employee is located (the “National Laws”) as a result of the consummation of the transactions contemplated hereby, (B) Severance and restructuring costs arising as a result of the termination of employment of any Business Employees objecting to an automatic transfer or rejecting an offer of employment from Purchaser and/or one of its Affiliates that is made on the Current Employment Terms and in a manner consistent with the requirements of applicable Law and this Section 5.9 (the “Non-Consenting Employees”) and (C) Severance payable to any current or former employee of Sellers and their Affiliates arising as a result of the Pre-Closing Reorganization undertaken in China to facilitate the transactions contemplated by this Agreement (the “China Reorganization Severance Payments”); provided, that, Purchaser

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shall reimburse the Carestream Parent for (50%) of the aggregate amount required to be paid and actually paid by Carestream Parent or its Affiliates pursuant to Section 5.9(h)(ii)(A), (B), and (C); provided, further, that for the avoidance of doubt, with respect to the Non-Consenting Employees, the applicable costs subject to reimbursement by Purchaser pursuant to Section 5.9(h)(ii)(B) shall include the costs associated with any social plan that Carestream Parent or any of its Affiliates enter into, as well as the aggregate amount of all base salaries, short and-long term bonus payments, and the cost of other benefits provided to the Non-Consenting Employees by Carestream Parent or any of its Affiliates during any notice period required by applicable Law, contract, works council, collective bargaining or other similar agreement, or any social plan applicable to such Non-Consenting Employee. Except as otherwise provided in this Section 5.9(h)(ii), Carestream Parent or its Affiliates shall be responsible for any Liabilities arising out of or related to any claim in relation to the employment or termination of employment, including any claim for severance, termination pay or similar such benefits, or notice under any applicable Law, under any plan, policy, practice or agreement of Sellers by any current or former employee of Sellers and their Affiliates who is not a Business Employee.
(i)United States Employees. This Section 5.9(i) applies solely to Employees who are employed in the United States Business as of the Closing Date (the “U.S. Employees”).
(i)Savings Plan. Effective as of the time the Business Employees become Transferred U.S. Employees, such Transferred U.S. Employees shall cease to be eligible to contribute to the Carestream Parent 401(k) Plan (“Sellers’ Savings Plan”). Effective as of the Closing Date, Purchaser shall, or shall cause one of its Affiliates to, designate, establish or otherwise maintain one or more tax-qualified defined contribution savings plans (“Purchaser’s Savings Plans”) that shall (A) permit participation of the Transferred U.S. Employees; (B) provide for tax-deferred contributions pursuant to Section 401(k) of the Code and (C) accept elective direct rollovers of Transferred U.S. Employees’ accounts that are eligible rollover distributions as defined in Section 402(c) of the Code (in cash, but including any notes evidencing participant loans) in accordance with the terms of the Purchaser’s Savings Plans and applicable Law. Carestream Parent shall cause to be fully vested the account balances of all Transferred U.S. Employees under the Sellers’ Savings Plan, effective as of the Closing, and Carestream Parent shall make to the Sellers’ Savings Plan all employer contributions that would have been made on behalf of all Transferred U.S. Employees had the transactions contemplated by this Agreement not occurred, regardless of any service or end of year employment requirements, but prorated for the portion of the plan year that ends on the Closing Date. The Purchaser’s Savings Plans shall provide for employer matching contributions that are no less favorable than those provided under the terms of Sellers’ Savings Plan. Notwithstanding the foregoing, the Purchaser’s Savings Plan shall not be required to offer participation to any Transferred U.S. Employee prior to the date such Employee becomes a Transferred U.S. Employee.

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(ii)WARN Act Liability. Carestream Parent shall be responsible for providing or discharging any and all notifications, benefits and Liabilities required by the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law (“WARN”) that are required to be provided before the Closing to the extent that such notifications, benefits and Liabilities would apply without regard to any action or inaction by Purchaser or its Affiliates. On the Closing Date, Carestream Parent shall notify Purchaser of any involuntary terminations of employment by Sellers or any of its Affiliates that occurred in the 90-day period prior to the Closing at any site of employment (within the meaning of WARN) within the United States at which any Business Employee was located or based. Purchaser shall be responsible for providing or discharging any and all notifications, benefits and Liabilities required by WARN that are required to be provided after the Closing or that are required to be provided before or upon the Closing directly or indirectly by reason of any action or inaction taken by Purchaser or its Affiliates after the Closing or in connection with the transactions contemplated hereby, including as a result of a breach of any provision in this Section 5.9.
(iii)Health Care Continuation Coverage. Purchaser shall provide, in accordance with Treasury Regulation Section 54.4980B-1, Q&A-7, coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable U.S. Law, to any Business Employee (or spouse or dependent thereof) who is an “M&A qualified beneficiary” with respect to the transactions contemplated hereby, as such term is defined by Treasury Regulation Section 54.4980B-9, Q&A-4.
(iv)Workers’ Compensation. Purchaser shall be responsible for the administration and the financial obligation of all workers’ compensation claims with respect to the Transferred U.S. Employees incurred on or after the Closing Date and Sellers shall be responsible for the administration and the financial obligation of all workers’ compensation claims with respect to the Transferred U.S. Employees incurred before the Closing Date.
(v)Flexible Spending Accounts. Effective as of the Closing Date, the Transferred U.S. Employees shall no longer be eligible to contribute to the dependent care flexible spending accounts sponsored by the Sellers or any of their Affiliates (such health and dependent care accounts, “Sellers’ FSAs”). Effective as of the Closing Date, Purchaser shall establish or otherwise maintain, or shall cause its Affiliate to establish or maintain, health care and dependent care flexible spending accounts (“Purchaser’s FSAs”) which shall (A) deem that such Transferred U.S. Employees’ deferral elections made under the Sellers’ FSAs for the plan year in which the Closing Date occurs to continue in effect under Purchaser’s FSAs for the remainder of the plan year in which the Closing Date occurs and (B) credit Transferred U.S. Employees’ accounts with the aggregate amount credited as of the Closing Date under comparable accounts maintained

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under Seller’s FSAs from the beginning of the plan year to the Closing Date. As soon as reasonably practicable after the Closing Date, for the plan year in which the Closing Date occurs: (1) Carestream Parent shall, or shall cause one or more of its Affiliates to, pay to Purchaser in cash the amount, if any, by which aggregate contributions made by Transferred Employees to Sellers’ FSAs exceeded the aggregate benefits provided to Transferred Employees under Seller’s FSAs as of the Closing, or (2) Purchaser shall pay to Carestream Parent or its designee, in cash the amount, if any, by which aggregate benefits provided to Transferred Employees under Sellers’ FSAs exceeded the aggregate contributions made by Transferred Employees as of the Closing.
(j)Non-U.S. Employees. This Section 5.9(j) applies only to Employees listed on the Employee Annex who are employed in the Non-United States Business as of the Closing Date (the “Non-U.S. Employees”).
(i)Acquired Rights Directive. Purchaser shall fully comply with and not violate the Acquired Rights Directive in respect of the Employees and shall pay and discharge all Liabilities related to any non-compliance or violation thereof for which Purchaser is liable under Acquired Rights Directive.
(ii)Cooperation Regarding Labor Matters. Purchaser shall, and shall cause its relevant Affiliates to, on a timely basis, provide Carestream Parent with such information as Carestream Parent may reasonably request as is necessary for Carestream Parent and its Subsidiaries to, comply with all applicable Laws (whether statutory or pursuant to any written agreement with, or the constitution of, any works council or other employee body) requiring it or them to consult with the Employees (or any of them), a relevant trade union, a relevant works council or any other employee representatives in relation to the transactions contemplated hereby, and Carestream Parent shall comply with all such Laws and obligations and complete such consultations as soon as reasonably practicable and in any event prior to Closing. Carestream Parent will use reasonable efforts to keep Purchaser reasonably informed about all material steps in the notification and/or consultation processes in the jurisdictions concerned. Reasonably in advance of any meeting between Carestream Parent, any of its Affiliates or its representatives and a trade union, a works council or any other employee representative, Carestream Parent may, unless prohibited by applicable Law, invite a representative of Purchaser to attend such meeting, if appropriate under the circumstances. All notifications and consultations pursuant to this Section 5.9(j) shall be made by Carestream Parent or its applicable Affiliate after reasonable input from Purchaser in accordance with the requirements of applicable Laws. Purchaser shall, on a timely basis, provide Carestream Parent with such information as Carestream Parent may reasonably request in relation to any such consultation. Purchaser shall fully comply with all of its obligations to inform and consult with respect to the transactions contemplated by this

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Agreement, including with any trade union, works council or other employee representatives.
(iii)Non-U.S. Pension Liabilities. Purchaser shall assume and be responsible for the Liabilities in respect of each Transferred Employee (the “Assumed Pension Employees”) under each plan, program, scheme, arrangement, commitment or other obligation that is listed on Section 5.9(j)(iii) of the Disclosure Schedules (each such plan, program, scheme, arrangement, commitment or other obligation, an “Assumed Pension Arrangement”). If applicable, the parties shall cooperate to provide for the transfer, effective as of the Closing, of the Assumed Pension Arrangements to the Purchaser and the related assumption of the Assumed Pension Arrangements by the Purchaser.
(iv)Assumption of Non-U.S. Benefit Plans. Effective as of the Closing, Purchaser shall assume, if and as applicable, (A) the Foreign Benefit Plans sponsored or maintained by any Transferred Entities for the benefit of the Business Employees, (B) all or any portion of any Foreign Benefit Plan that transfers by operation of applicable Law, including the Acquired Rights Directive or Labor Contract as a result of the transactions contemplated by this Agreement, and (C) the Assumed Pension Arrangements (collectively, the “Transferred Foreign Benefit Plans”). Any Transferred Foreign Benefits Plan shall be listed on Section 5.9(j)(iv) of the Disclosure Schedules; provided, that any Transferred Foreign Benefit Plan that is an individual contract of employment that may transfer with a Transferred Employee pursuant to 5.9(j)(iv)(B) shall not be listed on the Disclosure Schedules as of signing, but shall be listed in the Employee Annex provided to Purchaser pursuant to Section 5.9(a). To the extent Carestream Parent deems necessary, Carestream Parent shall cause each Transferred Entity to (1) withdraw from or otherwise terminate its participation under each Foreign Benefit Plan (other than the Transferred Foreign Benefit Plans) or (2) if any Foreign Benefit Plan other than a Transferred Foreign Benefit Plan is maintained or sponsored solely by one or more Transferred Entities, terminate such plan, with such withdrawal or termination of participation or plan termination effective no later than the Closing Date and Carestream Parent or its designee shall assume all Liabilities for such withdrawal or termination.
(v)Labor Contracts. To the extent required by applicable Law, and only with respect to Transferred Employees, Purchaser shall, or shall cause an Affiliate to, assume all or any portion, as applicable, of any Works Council agreements, or national collective bargaining agreements under applicable National Law, with respect to the Non-U.S. Business (individually, a “Labor Contract” and collectively, the “Labor Contracts”). Carestream Parent or its applicable Affiliate shall provide the relevant representative of any group covered by a Labor Contract with required notices (in connection with which Purchaser shall provide its cooperation as reasonably necessary), and Purchaser and Carestream Parent, or their applicable Affiliates, shall each cooperate for the

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purposes of bargaining with the representative, if required by the terms of the Labor Contract or any applicable Law or National Law, and taking any other necessary actions in connection with negotiating any changes in the terms of employment of the Transferred Employees covered by such Labor Contract necessary or appropriate to effectuate the transfer of employment with respect to Transferred Employees on terms and conditions consistent with this Section 5.9. Purchaser shall be exclusively responsible for any Liability incurred in connection with any negotiated change to such Labor Contracts relating to Transferred Employees.
(k)No Third-Party Beneficiaries. Nothing contained in this Agreement (including this Section 5.9) shall (i) constitute the termination, establishment of, adoption of, or an amendment to any U.S. Benefit Plan, Foreign Benefit Plan or any employee benefit or compensation plan, program, policy, agreement or arrangement of the Purchaser, Transferred Entities, Sellers or any of their respective Affiliates, (ii) other than as required by applicable Law or as expressly provided herein, obligate Purchaser or any of its Affiliates to maintain any particular benefit plan, (iii) grant any rights, as a third-party beneficiary or otherwise, including the right to enforce any of the provisions of this Agreement, including this Section 5.9, to any Person, including any Transferred Employees, (iv) confer any rights upon any employee or service provider, including Transferred Employees to continued employment with Purchaser or any Transferred Entities and its Subsidiaries, or (v) limit the right of the Purchaser, the Transferred Entities or their respective Subsidiaries to establish, amend, terminate, or otherwise modify any U.S. Benefit Plan or Foreign Benefit Plan or other compensation or benefit plan, agreement, or arrangement.
Section 5.10.Intercompany Accounts; Affiliate Agreements.
(a)Intercompany Accounts.
(i)As promptly as possible following the Closing, Carestream Parent and Purchaser shall cause the Carestream China Intercompany Balances to be settled.
(ii)At or prior to the Closing, Sellers shall, and shall cause their Affiliates to, settle or otherwise eliminate, in a manner such that none of Purchaser or its Affiliates nor any of the Transferred Entities has any Liability thereunder, all intercompany accounts (other than the Carestream China Intercompany Balances, which are the subject of Section 5.10(a)(i)) between any Sellers or any of their Affiliates on the one hand (other than the Transferred Entities) and any Transferred Entity on the other hand, other than (A) intercompany accounts solely between or among the Transferred Entities and (B) trade accounts payable and receivable created in the ordinary course of business.
(iii)In the event that Purchaser reasonably determines acting in good faith on the basis of applicable Law that Carestream China is not entitled under applicable Law to its “VAT-zero rating” treatment or such treatment is denied by the applicable PRC Tax authority in connection with the matters set forth on Section 3.7(p) of the Disclosure Schedules, Purchaser may charge Carestream Parent and Carestream Parent shall cause

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Carestream Dental Technology Topco Limited to reimburse Purchaser and its Affiliates for any value added or similar Taxes and applicable local levies that are imposed as a result of such denial; provided, that prior to charging any such VAT, Purchaser and Carestream China shall cooperate in good faith with Carestream Parent in order to elimination or reduce the imposition of any such VAT to the extent permitted under applicable Law
(b)Affiliate Agreements. Carestream Parent shall cause all Contracts or other transactions between Sellers and their Affiliates (other than the Transferred Entities), on the one hand, and the Transferred Entities, on the other hand, as set forth on Section 3.19 of the Disclosure Schedules or with respect to which there could be further or continuing Liability or obligation on the part of Purchaser or any of its Affiliates (including the Transferred Entities after the Closing), other than (i) any Shared Contract, or (ii) the Transition Services Agreement, the License Agreements or any other Contract to be entered into as of the Closing Date, to be settled or terminated prior to the Closing without any further or continuing Liability on the part of Purchaser or any of its Affiliates (including the Transferred Entities after the Closing). For the avoidance of doubt, this Section 5.10(b) shall not apply to the Carestream China Intercompany Balances, which are the subject of Section 5.10(a)(i).
Section 5.11.Non-Competition and Non-Solicitation.
(a)For a period of three (3) years from the Closing Date (the “Non-Compete Period”), Carestream Parent agrees that it shall not, and shall cause its Affiliates not to, directly or indirectly (including through any third-party manufacturing arrangement), engage in any business in the Excluded Field (a “Competing Business”). Notwithstanding the foregoing, the restrictions set forth in this Section 5.11(a) shall not be construed as prohibiting or restricting Carestream Parent or any of its Affiliates from (i) acquiring and holding not more than 5% of the outstanding voting securities or similar equity interests of any Person engaging in any Competing Business, (ii) acquiring any Person or business that engages in any Competing Business, provided that in the case of the preceding clauses (i) and (ii) (A) the Competing Business does not constitute 15% or more of the revenue of the Person or business to be acquired (based on total revenues expressed in U.S. dollars or calculated in U.S. dollars utilizing the relevant and then applicable current foreign currency exchange rate, of all sales of such Person or business during the last twelve months immediately preceding the date of acquisition of such Person or business) or (B) if the Competing Business constitutes 15% or more of the revenues of the Person or business to be acquired, Carestream Parent or its Affiliates, as the case may be, divests that portion of such Person or business that engages in the Competing Business within twelve months after the acquisition of such Person or business, or (iii) engaging in the Retained Business outside of the Excluded Field, including engaging in research and development activities in respect of the Retained Business outside of the Excluded Field or developing, selling or commercializing any Software applications that are not Transferred Intellectual Property for use in the Retained Business outside of the Excluded Field.
(b)Notwithstanding anything to the contrary in this Agreement, the prohibitions in Section 5.11(a) shall not apply to (i) any third-party purchaser of Carestream Parent or any of its

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Affiliates, or any businesses or operations thereof which are transferred after the date hereof, (ii) any Affiliate of Carestream Parent who becomes an Affiliate as a result of a change of control of Carestream Parent, or (iii) any services provided by, or other activities conducted or performed by, Carestream Parent, the other Sellers or any of their Affiliates pursuant to the Transition Services Agreement, the Supply Agreement or any distribution or other commercial agreement entered into at the Closing with Purchaser; provided that, with respect to clauses (i) and (ii) above, the prohibitions in Section 5.11(a) shall continue to apply (and Carestream Parent shall cause such prohibitions to be binding on any third-party purchaser in favor of Purchaser if Carestream Parent is not conveyed as part of the relevant sale transaction) to any portion of the Retained Business that is sold to a third party (by equity or asset sale) (it being understood that (x) such prohibitions shall apply only to the Retained Business and not to the third-party purchaser or its Affiliates that do not comprise part of the Retained Business acquired by such third-party purchaser and (y) such prohibitions shall apply only to the legal entities conveyed as part of such transaction and to the assets, business and employees so conveyed (to the extent the same are used by another Person in violation of such prohibitions)).
(c)For a period of two years from the Closing Date, Carestream Parent agrees that it shall not, and shall cause its Subsidiaries not to, directly or indirectly, target, solicit for employment or employ any Transferred U.S. Employee or Transferred Non-U.S. Employee whose annual base salary exceeds $100,000 (or the equivalent thereof), any Transferred U.S. Employee or Transferred Non-U.S. Employee that performs a research and development function as of the date hereof or any employee of the Purchaser or its Affiliates that the Sellers or their Affiliates were introduced to, or whose identity became known to Sellers or their Affiliates, in connection with the evaluation, negotiation or performance of the transactions contemplated by this Agreement or any of the other Transaction Documents (the “Restricted Employees”). Notwithstanding the foregoing, nothing shall prohibit Carestream Parent or its Affiliates from targeting, soliciting for employment or employing any Restricted Employee (i) who responds to a general solicitation or advertisement that is not specifically directed to Restricted Employees, (ii) who is referred to Carestream Parent or any of its Affiliates by search firms, employment agencies or other similar entity, provided that such entities have not been specifically instructed by such Person to solicit Restricted Employees, or (iii) who is no longer employed for 6 months by the Business at the time of Carestream Parent’s or its Affiliate’s, as the case may be, first contact with such Restricted Employee regarding future employment, provided that such Restricted Employee has not terminated his or her employment with the Business at the encouragement of Sellers or their Subsidiaries.
(d)For a period of two years from the Closing Date, Purchaser agrees that it shall not, and shall cause its Affiliates not to, directly or indirectly, target, solicit for employment or employ any employee of the Sellers or their respective Affiliates whose annual base salary exceeds $100,000 (or the equivalent thereof), any employee who performs a research and development function for Sellers or their respective Affiliates, or any employee of the Sellers or their respective Affiliates that the Purchaser or its Affiliates were introduced to, or whose identity became known to Purchaser or its Affiliates, in connection with the evaluation, negotiation or performance of the transactions contemplated by this Agreement or any of the other Transaction Documents. Notwithstanding the foregoing, nothing shall prohibit Purchaser

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or its Affiliates from targeting, soliciting for employment or employing such employees (i) who respond to a general solicitation or advertisement that is not specifically directed to such employees, (ii) who are referred to Purchaser or any of its Affiliates by search firms, employment agencies or other similar entity, provided that such entities have not been specifically instructed by such Person to solicit such employees, or (iii) who are no longer employed for 6 months by the Sellers or their respective Affiliates at the time of Purchaser’s or its Affiliate’s, as the case may be, first contact with such employees regarding future employment, provided that such employees have not terminated his or her employment with the Sellers or their respective Affiliates at the encouragement of Purchaser or its Affiliates.
Section 5.12.Wrong Pockets.
(a)If, following Closing and prior to the 24-month anniversary of the Closing Date, Purchaser (i) except to the extent reflected or otherwise taken into account in the Purchase Price (as finally determined in accordance with this Agreement), receives a payment with respect to an Excluded Asset or the post-Closing operation of the Retained Business or (ii) becomes aware that it owns any Excluded Asset, Purchaser shall promptly inform Carestream Parent of that fact in writing. Thereafter, at the request of Carestream Parent, Purchaser undertakes (and Carestream Parent shall reasonably cooperate with Purchaser), as applicable, (A) to reimburse Carestream Parent or the relevant Affiliate the amount referred to in clause (i) above or (B) to execute and/or cause the its Affiliates to execute such documents as may be reasonably necessary to procure the transfer of any such Excluded Asset to Carestream Parent or an Affiliate of Carestream Parent nominated by Carestream Parent for no additional consideration.
(b)If, following Closing and prior to the 24-month anniversary of the Closing Date, Carestream Parent or any Affiliate of Carestream Parent (i) receives a payment with respect to any Transferred Asset or the post-Closing operation of the Business or (ii) becomes aware that it owns any Transferred Asset, Carestream Parent shall, or shall cause such Affiliate to, promptly inform Purchaser of that fact in writing. Thereafter, at the request of Purchaser, Carestream Parent shall undertake (and Purchaser shall reasonably cooperate with Carestream Parent), as applicable, (A) to reimburse and/or cause its relevant Affiliate to reimburse the Purchaser the amount referred to in clause (i) above or (B) to execute and/or cause the relevant Affiliate to execute such documents as may be reasonably necessary to procure the transfer of any such Transferred Asset to the Purchaser for no additional consideration.
(c)In the event of a dispute between the parties regarding any party’s obligations under this Section 5.12, the parties shall cooperate and act in good faith to promptly resolve such dispute and, in connection with such cooperation, allow each other reasonable access to the records of the other relating to such disputed item.
Section 5.13.Tax Matters.
(a)Cooperation and Exchange of Information. Sellers and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes. Each

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party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Notwithstanding the foregoing, neither party shall be required to prepare any documents (except tax data packages referred to below), or determine any information not then in its possession, in response to a request under this Section 5.13(a). Except as otherwise provided in this Agreement, the party requesting assistance hereunder shall reimburse the other for any reasonable out-of-pocket costs incurred in providing any return, document or other written information, and shall compensate the other for any reasonable costs (excluding wages and salaries) of making employees available, upon receipt of reasonable documentation of such costs. Each party shall retain and maintain all returns, schedules and workpapers and all material records, computer software and data maintained there under, or other documents relating thereto, until the expiration of the statute of limitations (including extensions) of the taxable years to which such returns and other documents relate. Any information obtained under this Section 5.13(a) shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting any audit or other proceeding.
(b)Termination of Prior Tax Sharing Agreements. All tax sharing agreements, whether or not written, to which any Seller and a Transferred Entity are parties shall be terminated at or prior to the Closing, in each case in a manner such that none of Purchaser or its Affiliates nor any of the Transferred Entities has any Liability therefor. After such time such Transferred Entity shall have no further rights or obligations thereunder, and the provisions of this Agreement shall govern the rights and obligations of Sellers, Purchaser and the Transferred Entities to make or receive payments with respect to Taxes or refunds of Taxes of the Transferred Entities. Sellers shall execute (and shall cause the Transferred Entities to execute) any documents that may be reasonably required to evidence agreement with this Section 5.13(b).
(c)China Withholding Taxes.
(i)Carestream Parent and each Seller shall fully cooperate with Purchaser and the Transferred Entities, including through the provision of any requested documentation or other information, in connection with the submission by Purchaser or any Transferred Entity of any Tax reports and/or other documentation required pursuant to PRC Announcement 37 (the “Reporting Documents”) with respect to the direct or indirect transfer of equity interests in any Transferred Entity organized under the laws of the PRC under this Agreement or the Pre-Closing Reorganization (the “China Transfer”).
(ii)Carestream Parent shall cause Carestream Dental Technology Topco Limited to file or cause to be filed required Tax Returns and pay or cause to be paid the Tax amount due with the appropriate Governmental Authorities in connection with the China Transfer under this Agreement before the respective filing and payment due dates as specified in PRC Announcement 37 (the “PRC Taxes”), including any amended or supplemental Tax Returns that may be required. Notwithstanding the foregoing, upon any Seller or the Purchaser receiving a payment or assessment notice issued by relevant Governmental Authorities (a “PRC Payment Notice”) for any PRC Taxes with respect to any Target Entity organized under the laws of the PRC, the party that received the PRC

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Payment Notice shall deliver a written notice to the other party with a copy of the PRC Payment Notice, and the Sellers shall pay or cause to be paid the amount shown as due and payable on the PRC Payment Notice to the relevant Governmental Authorities in settlement of such PRC Taxes in accordance with the PRC Payment Notice and applicable PRC Tax laws. Carestream Parent shall provide to Purchaser copies of the Tax payment receipt from the competent Governmental Authorities indicating that the Sellers or one or more of their Affiliates have paid the necessary PRC Tax amount. If any Seller or Purchaser or any Transferred Entity receive any other written communication of any Governmental Authority in relation to the China Transfer and/or Reporting Documents, such party shall promptly forward the communication to the other party. Upon Carestream Parent’s reasonable request following the Closing Date, Purchaser shall cause the relevant Target Entities to, provide to Carestream Parent all information, documents and assistance reasonably necessary in connection with any Tax filings to be made in connection with PRC Taxes. Carestream Parent and Purchaser shall use reasonable efforts following the Closing Date to discuss in good faith the anticipated allocation of the Purchase Price for purposes of PRC Announcement 37.
(d)Straddle Periods. In the case of any Straddle Period, the amount of any Taxes based on or measured by income, gross or net sales, payments (including payroll) or receipts for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any “controlled foreign corporation” (within the meaning of Section 957 of the Code) and any partnership or other pass-through entity shall be deemed to terminate at such time), and, the amount of any other Taxes for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period, multiplied by a fraction, the numerator of which is the number of days during the Straddle Period on or prior to the Closing Date, and the denominator of which is the number of days in such Straddle Period.
(e)UK Degrouping Charge.
(i)In the event that UK IPCo is subject to any charge under section 780 of the United Kingdom Corporation Tax Act 2009 with respect to any transaction occurring or deemed to occur on or before Closing other than any such charge that would not have arisen but for a breach of the covenants set forth in this Section 5.13(e) by Purchaser or any of its Affiliates, including the Transferred Entities and their Affiliates, after the closing (a “Degrouping Charge”), the Sellers covenant to pay to the Purchaser an amount equal to any Taxes imposed by any taxing authority of the United Kingdom payable as a result (which shall include any Taxes payable by or suffered by the Purchaser in connection with any payment required under this Section) (for the avoidance of doubt, this Section 5.13(e)(i) shall not apply to the extent (but only to the extent) that any charge has been validly elected to be the liability of any Person other than a Transferred Entity).
(ii)If any Degrouping Charge arise, Carestream Parent agrees to cause the relevant Seller to enter into any election or elections necessary and permissible to elect that any such charge or charges arises instead to the Sellers or their Subsidiaries (other

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than the Transferred Entities). The parties acknowledge it is intended that the Degrouping Charge not apply in connection with or in consequence of this Agreement (and the transactions contemplated herein) and the parties agree not to take, and cause their Affiliates not to take, any action or position inconsistent with such treatment.
(iii)Purchaser and its Affiliates, including the Transferred Entities and their Affiliates, shall promptly notify Carestream Parent in writing of any notice from any Taxing Authority asserting or threatening to assert that a Degrouping Charge arises in connection with or in consequence of this Agreement (and the transactions contemplated herein). Carestream Parent shall, at the expense of Carestream Parent, have the right to control the conduct of any such enquiry; provided that Purchaser may participate in any such enquiry at its own cost and expense and Carestream Parent shall keep Purchaser reasonably informed as to the progress of any such contest; provided further that Purchaser shall not be obliged to pursue any action to defend any such notice or enquiry which results in the payment of any Taxes unless promptly recompensed by the Sellers and furthermore Purchaser shall not be required to take any action to pursue any appeal to a court or tribunal unless leading tax counsel has advised that such an appeal has a reasonable likelihood of success.
(iv)In the event the Degrouping Charge arises and Sellers enter into any election or elections necessary to elect that any such charge or charges arises to the Sellers or their Subsidiaries (other than the Transferred Entities) or have made payment under Section 5.13(e)(i), Purchaser shall pay to the Sellers an amount equal to any cash Tax saving actually realized by Purchaser, the Transferred Entities and their Affiliates in the first three taxable years ending after the Closing Date as a result of any incremental Tax basis step-up solely attributable to such Degrouping Charge applying, in each case net of any costs, expenses or Taxes incurred in connection with realizing such cash Tax savings or calculating the amount of such cash Tax savings. The determination of whether there has been a cash Tax saving and the amount of such cash Tax saving shall be made by the auditors of UK IPCo at the expense of the Sellers with such determination being made on a “with-and-without” basis, with any incremental Tax basis being treated as the last item used in an applicable period. This will mean that the Purchaser will only be obliged to make any payments under this Section to the extent that the cash Tax saving would not have arisen but for the basis step-up solely attributable to such Degrouping Charge applying.
(v)For United Kingdom Tax purposes, Purchaser and its Affiliates, including the Transferred Entities, and their Affiliates agree to treat any income or gain attributable to the sale of Direct Sale IP as income or gain of UK IPCo and shall not take any action or position inconsistent with such treatment unless otherwise required by a final resolution of a Tax enquiry by a relevant taxing authority of the United Kingdom. All refunds or credits of Taxes received by UK IPCo arising as a result of any taxing authority of the United Kingdom causing income or gain from the sale of Direct Sale IP to be income or gain of Sellers pursuant to a final resolution of a Tax enquiry, shall be for the account of Sellers, and Purchaser shall pay such amounts to Sellers less Purchaser’s

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reasonable out-of-pocket costs, expenses and Taxes incurred in connection with obtaining or paying over such refunds or credits as soon as reasonably practicable following receipt or utilization of such credits to offset Taxes otherwise payable; provided that the amount payable to Sellers pursuant to this Section 5.13(e)(v) shall not exceed the amount described in clause (ii) of the definition of Pre-Closing Taxes.
(f)The Sellers represent that they intend to treat the transfer of any assets to UK IPCo and UK Service Co pursuant to the Pre-Closing Reorganization as a transfer of a going concern (“TOGC”) for VAT purposes. The Sellers covenant to use all reasonable efforts to ensure that any conditions for the application of TOGC treatment are met.
(g)UK IPCo Tax Returns. Carestream Parent shall prepare or cause to be prepared and filed in a timely manner at its own expense all U.S. federal, state or local corporate income Tax Returns required by applicable Law to be filed by UK IPCo with respect to any period during which UK IPCo is treated as a corporation for U.S. federal income Tax purposes as a result of the U.S. branch, and Carestream Parent shall pay or cause to be paid all Taxes shown as due on such Tax Returns. Each such Tax Return shall be submitted to Purchaser at least fifteen (15) days prior to the due date (including extensions) of such Tax Return. Carestream Parent shall consider in good faith any reasonable comments to such Tax Returns received from Purchaser in writing prior to filing such Tax Return.
Section 5.14.Bulk Sales Laws. Sellers and Purchaser each hereby waive compliance by the Sellers and their respective Affiliates with the provisions of the “bulk sales,” “bulk transfer” or similar Laws of any state or jurisdiction outside the United States that may otherwise be applicable with respect to the transfer to the Purchaser of the Transferred Assets and the assumption by the Purchaser of the Assumed Liabilities or the sale of the Equity Interests of the Transferred Entities; provided that such waiver shall not affect the determination of whether a particular Liability constitutes an Excluded Liability for purposes of this Agreement.
Section 5.15.Credit and Performance Support Obligations. Purchaser agrees to take commercially reasonable actions to cause Sellers and their Affiliates (other than the Transferred Entities) to be relieved, on the Closing Date, of all Liabilities arising out of the letters of credit, performance bonds, corporate guarantees and other similar items issued and outstanding in connection with the Business and set forth in Section 5.15 of the Disclosure Schedules on terms no more favorable than the existing terms provided by such Seller. To the extent Sellers and their Affiliates are not relieved of all Liabilities arising out of the letters of credit, performance bonds, corporate guarantees and other similar items issued and outstanding in connection with the Business on the Closing Date, Purchaser agrees to continue after the Closing to take commercially reasonable actions to relieve Sellers and their Affiliates of all such Liabilities and Purchaser shall indemnify Sellers and their Affiliates against any Losses with respect to such Liabilities.
Section 5.16.R&W Insurance. At its election, on or prior to the Closing, Purchaser may procure a buyer-side representation and warranty insurance policy (the “R&W Insurance Policy”) at its sole cost and expense. Any such R&W Insurance Policy shall include a provision whereby the insurer under the R&W Insurance Policy expressly waives, and agrees not to

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pursue, directly or indirectly, any subrogation rights against any Seller or any of their respective Affiliates or any former or current equityholder(s), managers, members, directors, officers, employees, agents or representatives of any Seller or their respective Affiliates in connection with this Agreement and the transactions contemplated hereby with respect to any claim made by an insured thereunder, except in the case of Fraud by any such Person in connection with this Agreement. Purchaser shall not waive, amend or modify such subrogation provision, or allow such subrogation provision to be waived, amended or modified, without the prior written consent of Carestream Parent. Prior to the Closing, if reasonably requested by Purchaser, Carestream Parent shall reasonably cooperate with Purchaser in Purchaser’s effort to obtain the R&W Insurance Policy.
Section 5.17.Pre-Closing Reorganization.
(a)Prior to the Closing, Carestream Parent shall cause its applicable Affiliates to (i) form each Newco Transferred Entity, (ii) cause UK IPCo to make an election on IRS Form 8832, effective as of the day immediately prior to Closing, to be treated as an entity disregarded as separate from its owner for U.S. federal income Tax purposes and (iii) take all actions necessary to effect and carry out the steps set forth in Schedule A at the times and in the sequence set forth therein, as the same may be amended with the consent of the Purchaser (such consent of the Purchaser not to be unreasonably withheld, conditioned or delayed); provided that, in the event the Pre-Closing Reorganization has not been completed as of the Closing due to the failure to obtain one or more consents or approvals or other action of a Governmental Authority or other third party, in each case, that is necessary for any Transferred Asset to be transferred or an Assumed Liability to be assumed, in each case, as contemplated hereby or because transfer or assumption would violate any applicable Law, Carestream Parent shall be deemed to have complied with this Section 5.17, provided, further, that the foregoing proviso shall not apply if both (x) failure to obtain such consent or approval or other action of a Governmental Authority or other third party would or would reasonably be expected to have, individually or in the aggregate, an adverse material effect on the benefits Purchaser expects to derive from the transactions contemplated by this Agreement and (y) Carestream Parent and Purchaser, each acting reasonably and in good faith, cannot agree upon and implement prior to the Closing alternative arrangements to pass through to Purchaser the benefits and burdens of such Transferred Asset or Assumed Liability (as applicable). Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, if the transactions contemplated in the Pre-Closing Reorganization with respect to Carestream China cannot be completed prior to Closing due to any delay in the formation of an entity in China to receive any of the assets, liabilities or employees contemplated to be transferred from Carestream China pursuant to the Pre-Closing Reorganization (the “Delayed China Excluded Assets”), the parties will work in good faith to implement alternative arrangements to pass through the benefits and burdens in a manner reasonably satisfactory to the parties until such entity in China is formed, promptly upon which time the parties shall cooperate (at the sole expense of Carestream Parent) to transfer the Delayed China Excluded Assets from Carestream China to such entity. For the period of time the Delayed China Excluded Assets remain with Carestream China, any Losses related thereto shall constitute Excluded Liabilities and any profits thereon shall constitute Excluded Assets. In addition to the foregoing, Carestream Parent, Purchaser and their respective Affiliates shall cause

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(i) the sale of the Direct Sale IP pursuant to Section 1.1(a)(iii) to occur as of 11:59 p.m. London Time on the day immediately prior to the Closing Date, (ii) UK IPCo to close its accounting period (including for United Kingdom Tax purposes) as of the end of the day immediately prior to the Closing Date, and (iii) UK IPCo to make an irrevocable foreign branch exemption election with effect from the start of UK IPCo’s next accounting period (i.e. the accounting period which starts on the Closing Date). Carestream Parent shall provide Purchaser with any elections, filings or other documents prepared in connection with the matters described in the immediately preceding sentence and provide Purchaser reasonable opportunity to review and comment on such documents prior to such documents being filed and/or becoming effective, as applicable.
(b)Prior to Closing and in connection with the Pre-Closing Reorganization the parties shall cooperate fully and use reasonable best efforts to (i) establish a U.S. branch of UK IPCo, (ii) as soon as reasonably practicable following the date hereof, cause to be transferred or allocated the Transferred Intellectual Property (other than the Direct Sale IP) held by UK IPCo to such U.S. branch and (iii) permit Purchaser to identify, and obtain a third-party valuation by a nationally recognized independent valuation firm of all or a portion of the Transferred Intellectual Property held by UK IPCo solely for purposes of allowing Purchaser to identify certain of such Transferred Intellectual Property, which shall not have a value (as determined by such valuation) in excess of the Specified Amount, that Purchaser may, at its election, acquire directly from UK IPCo (the “Direct Sale IP”). The parties agree that the transfer of the Transferred Intellectual Property to UK IPCo may occur prior to the identification of the Direct Sale IP so long as the terms of such transfer contemplate that any Direct Sale IP is not to be transferred to such U.S. branch. The parties agree that (A) the cooperation contemplated by this Section 5.17(b) shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties and the cost of obtaining the third-party valuation contemplated by this Section 5.17(b) shall be borne 100% by Purchaser and (B) Carestream Parent shall have a right to review any valuation obtained by Purchaser pursuant to this Section 5.17(b) prior to being finalized.
(c)Each party to this Agreement agrees to reasonably cooperate in using commercially reasonable efforts to seek to obtain any consents and approvals of Persons that may be required in connection with the Pre-Closing Reorganization and the other transactions contemplated by this Agreement. Carestream Parent shall: (i) promptly notify Purchaser about any material developments relating to the Pre-Closing Reorganization, (ii) provide Purchaser draft copies of any agreements and documents relating to the Pre-Closing Reorganization and any filing or submissions to be made by Carestream Parent or its Affiliates in order to provide Purchaser and its representatives an opportunity to review such material and comment thereon, and (iii) consider in good faith all such comments of the Purchaser and its representatives thereon and shall incorporate those comments that would reasonably avoid any adverse consequences to Purchaser or any of its Affiliates.
Section 5.18.Encumbrances. Carestream Parent shall, and shall cause the applicable Sellers to, use their respective reasonable best efforts to discharge and satisfy at or prior to the Closing, at Sellers’ sole cost and expense, all Encumbrances encumbering the Transferred Assets other than Permitted Encumbrances. Without limiting the generality of the foregoing, Sellers

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shall arrange for the Transferred Entities to be released from all guarantee and collateral obligations under the Credit Agreements (including the obligations to release any Encumbrances related thereto on the Equity Interests of the Transferred Entities or the Transferred Assets) pursuant to customary documentation in form and substance reasonably acceptable to Purchaser.
Section 5.19.Transition Services Agreements. Between the date hereof and the Closing, Carestream Parent and Purchaser shall cooperate reasonably and in good faith to negotiate and agree to a finalized Transition Services Agreement, to be effective as of the Closing, pursuant to which (a) Carestream Parent and its Affiliates (other than the Transferred Entities) will provide or cause to be provided to Purchaser and its Subsidiaries solely for use in the Business certain mutually agreed services (other than the services listed on Section 5.19(a) of the Disclosure Schedules, the “Seller Excluded Services”), it being understood and agreed that Carestream Parent and its Affiliates (other than the Transferred Entities) shall offer to provide to Purchaser and its Subsidiaries all such services (other than the Seller Excluded Services) as Carestream Parent and its Affiliates provide to the Business at any point during the twelve (12) month period immediately preceding the date hereof or at the Closing that are reasonably necessary to allow for the operation of the Business in all material respects as currently conducted as of the date hereof and as of immediately prior to the Closing without any additional material costs (excluding for the avoidance of doubt any payments under the Transition Services Agreement) and (b) the Transferred Entities will provide or cause to be provided to Carestream Parent and its Affiliates certain mutually agreed services (other than the services listed on Section 5.19(b) of the Disclosure Schedules, the “Purchaser Excluded Services”) that the Transferred Entities (including, with respect to each Newco Transferred Entity, the assets and registrations transferred to each Newco Transferred Entity as part of the Pre-Closing Reorganization) provide or cause to be provided to the Retained Business as of the date hereof (after giving effect to the Pre-Closing Reorganization), it being understood and agreed that Purchaser and its Affiliates shall offer to provide to Carestream Parent and its Affiliates all such services as the Transferred Entities provide to the Retained Business as of the date hereof (after giving effect to the Pre-Closing Reorganization) and at the Closing that are reasonably necessary to allow for the operation of the Retained Business in all material respects as currently conducted as of the date hereof and as of immediately prior to the Closing without any additional material costs (excluding for the avoidance of doubt any payments under the Transition Services Agreement).
Section 5.20.Shared Contracts.
(a)To the extent that any Contract to which Carestream Parent or any of its Affiliates is a party with any non-Affiliated third party and which benefits (and/or burdens) both the Business and the Retained Business, other than Contracts that are (i) the subject of a service under the Transition Services Agreement or the Supply Agreement (and that are otherwise unrelated to the Business), (ii) the subject of any Seller Excluded Service (and that are otherwise unrelated to the Business), or (iii) any customer, distributor or partnership Contract (the “Shared Contracts”), then Carestream Parent and Purchaser shall, and shall cause their respective Affiliates to, use reasonable best efforts to cause the Shared Contracts to be partially assigned and/or replaced with separate contracts as of the Closing Date or as promptly as possible

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thereafter that (A) have substantially the same terms as the Shared Contracts being replaced, (B) has Carestream Parent or an Affiliate of Carestream Parent (other than the Transferred Entities) receiving contract rights and being bound by obligations that are substantially similar to those rights and obligations applicable to the conduct of the Retained Business prior to Closing and (C) has Purchaser or an Affiliate of Purchaser receiving contract rights and being bound by obligations that are substantially similar to those rights and obligations applicable to the conduct of the Business prior to Closing. Carestream Parent and Purchaser shall cooperate with each other and provide each other with reasonable assistance in effecting such assignment or replacement of the Shared Contracts. After the Closing and until the earlier of (1) such time as each Shared Contract is assigned or replaced and (2) the expiration of such Shared Contract, Carestream Parent and Purchaser shall cooperate in implementing any reasonable and lawful arrangements that (x) provide the claims, rights, remedies and benefits of such Shared Contract to Purchaser and its Affiliates as contemplated herein, (y) cause Sellers to enforce, at Purchaser’s request, any claims, rights, remedies and benefits of such Shared Contract solely for the benefit of Purchaser and its Affiliates, and (z) cause Purchaser or its Affiliates to assume, bear and, if permitted, perform all Assumed Liabilities thereunder from and after the Closing in accordance with this Agreement, and Purchaser and its respective Affiliates, as applicable, shall promptly pay or satisfy the corresponding liabilities and obligations to the extent such party would have been responsible therefor if such contract had been separated. In the event Purchaser or its Affiliates are unable to perform the Liabilities in respect of any Shared Contract described in (z) of the immediately preceding sentence and any Seller is able to so perform, Carestream Parent agrees that it shall, or shall cause such other Seller to, perform such Liabilities on Purchaser’s behalf and at its direction and Purchaser shall indemnify Sellers for all costs, expenses and other Liabilities to the extent arising from such performance that would otherwise be Assumed Liabilities hereunder.
(b)With respect to the Specified Contract, the Supply Agreement shall continue in accordance with its terms or until it is replaced with separate contracts that (i) have substantially the same terms as the Specified Contract, (ii) has Carestream Parent or an Affiliate of Carestream Parent (other than the Transferred Entities) receiving contract rights and being bound by obligations that are substantially similar to those rights and obligations applicable to the conduct of the Retained Business prior to Closing and (iii) has Purchaser or an Affiliate of Purchaser receiving contract rights and being bound by obligations that are substantially similar to those rights and obligations applicable to the conduct of the Business prior to Closing. Prior to Closing and for six (6) months following Closing, Carestream Parent and Purchaser shall cooperate with each other in good faith, and provide each other with reasonable assistance in effecting, such splitting of the Specified Contract to the extent they determine that the separation of the Specified Contract is commercially feasible.
Section 5.21.Intellectual Property Matters.
(a)Effective as of the Closing Date, Carestream Parent, on behalf of itself and its Affiliates, hereby grants to Purchaser and its Affiliates a non-exclusive, perpetual, irrevocable, sublicenseable, transferable, and royalty-free license to use and exploit the Licensed Copyrights and Know-How solely in connection with the operation of the business of Purchaser and its

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Affiliates in the Field, including, as applicable, to develop, copy, modify, and create derivative works or improvements of such Licensed Copyrights and Know-How in connection therewith.
(b)Effective as of the Closing Date, (i) Carestream Parent, on behalf of itself and its Affiliates, hereby grants to Purchaser and its Affiliates a non-exclusive, perpetual, irrevocable, sublicenseable, transferable, and royalty-free license under the Retained Patents to make, have made, import, use, have used, offer for sale, sell, and have sold products and services solely in connection with the operation of the business of Purchaser and its Affiliates in the Field and (ii) Purchaser, on behalf of itself and its Affiliates, hereby grants to Sellers and their Affiliates a nonexclusive, perpetual, irrevocable, sublicenseable, transferable, and royalty-free license under the Transferred Licensed Patents to make, have made, import, use, have used, offer for sale, sell, and have sold products and services solely in connection with the operation of the Retained Business by Carestream Parent and its Affiliates outside of the Excluded Field.
(c)All rights and licenses granted by each party as a licensor under this Section 5.21 are and will be deemed to be rights and licenses to “intellectual property” and the subject matter of this Section 5.21, is and will be deemed to be “embodiment(s)” of “intellectual property,” for purposes of and as such terms are used in and interpreted under Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) (11 U.S.C. § 365(n)). Each party as licensee may exercise all rights and elections under the Bankruptcy Code and all other applicable bankruptcy, insolvency, and similar laws with respect to this Section 5.21 and its subject matter.
(d)Upon Purchaser’s written request, prior to Closing, Carestream Parent shall, and shall cause its Affiliates (including the Transferred Entities) to, use commercially reasonable efforts, at Purchaser’s expense with respect to out of pocket filing and application costs (including outside counsel fees), to make all filings and applications reasonably necessary to revive any abandoned or lapsed Patents, which are included in the Transferred Assets, in all cases, solely to the extent permitted by applicable Law.
Section 5.22.Insurance. From and after the Closing, the Transferred Entities shall cease to be insured by Sellers and their Affiliates’ current and historical insurance policies or programs or by any of its current and historical self-insured programs, and none of the Transferred Entities, Purchaser or its other Affiliates shall have any access, right, title or interest to or in any such insurance policies, programs or self-insured programs (including to all claims and rights to make claims and all rights to proceeds) to cover any assets of the Transferred Entities or any Liability of the Transferred Entities or of or arising from the operation of the Business, in each case, with respect to any acts, facts, circumstances or omissions prior to, at or after the Closing. Sellers may amend, effective at the Closing, any insurance policies and ancillary arrangements in the manner Sellers deem appropriate to give effect to this Section 5.22, provided that Carestream Parent shall not, and shall cause its Affiliates not to, take any action that would cause the Transferred Entities to no longer be eligible for coverage under the Retained Policies in respect of Pre-Closing Occurrences (unless such action applies equally to the Retained Business). The parties acknowledge that the Transferred Entities may be entitled to the benefit of coverage under the occurrence-based insurance policies of Sellers and their Affiliates (the “Retained Policies”) with respect to acts, facts, circumstances or omissions occurring prior to Closing

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(“Pre-Closing Occurrences”). For any Pre-Closing Occurrences, from and after the Closing, Carestream Parent shall, and shall cause their Affiliates to, provide the Transferred Entities with access to the Retained Policies (to the extent permitted thereunder or in such other commercially reasonable manner) and shall reasonably cooperate with Purchaser and the Transferred Entities and take commercially reasonable actions as may be necessary to assist the Transferred Entities in submitting such claims to which such policies are responsive. For the avoidance of doubt, claims made under this Section 5.22 shall be subject to the policy limits, retentions or deductibles and other terms of the Retained Policies. Following the Closing, Purchaser shall, or shall cause its Affiliates to, upon written notice from Carestream Parent to Purchaser, promptly reimburse Carestream Parent and its Affiliates for all reasonable out-of-pocket costs and expenses (including payment of deductibles and similar payments and costs of recovery but excluding increases in premiums) incurred by Carestream Parent or its Affiliates to the extent relating to actions taken pursuant to this Section 5.22. Purchaser and its Affiliates shall exclusively bear (and neither Carestream Parent nor any of its Affiliates shall have any obligation to repay or reimburse Purchaser or any of its post-Closing Affiliates (including the Transferred Entities) therefor) the amount of any and all deductibles or retentions associated with claims for Pre-Closing Occurrences under the Retained Policies made by Purchaser or any of its Affiliates or their respective employees. Purchaser shall not (and shall cause its Affiliates not to), without the prior written consent of Carestream Parent, which shall not be unreasonably withheld, conditioned or delayed, (a) settle, release, commute, buy-back, or otherwise resolve disputes (other than specific insurance coverage disputes that do not implicate coverage under the policy for claims other than the disputed claim with respect to any of the Retained Policies), or amend, modify or waive any rights under such Retained Policies, or (b) assign the Retained Policies or any rights or claims thereunder. Carestream Parent shall retain the exclusive right to control all of its insurance arrangements, including the Retained Policies, and the benefits and amounts payable thereunder, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with the insurance provider with respect to any of its insurance policies (other than any such action which relates exclusively to a Pre-Closing Occurrence) and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any claims that Purchaser or its Affiliates have made or could make in the future; provided that Carestream Parent and its Affiliates shall not take any such action unless such action would apply generally to coverage of claims by the Business and the Retained Business; provided, further, that Carestream Parent shall not be obligated to indemnify Purchaser or any of its Affiliates for the exhaustion of the limits of liability under the Retained Policies. Nothing in this Agreement is intended to waive or abrogate in any way Carestream Parent’s own rights to insurance coverage for any Liability, whether relating to the Business or otherwise.
Section 5.23.Release.
(a)Effective as of the Closing, Carestream Parent, on behalf of itself and each of its Affiliates (excluding the Transferred Entities), or any Person claiming by, through or for the benefit of any of them, and each of their respective successors and assigns (the “Seller Releasing Parties”), hereby irrevocably, unconditionally and completely waives and releases and forever discharges Purchaser, the Transferred Entities and each of their respective heirs, executors,

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administrators, successors and assigns (such released Persons, the “Purchaser Releasees”), in each case from all demands, claims, investigations, causes of action, suits, accounts, covenants, Contracts, losses and Liabilities whatsoever of every name and nature, both in law and in equity, arising out of or related to events, circumstances or actions relating to any Seller Releasing Party’s direct or indirect ownership of any Transferred Entity or the operation of the Business occurring or failing to occur, in each case, at or prior to the Closing, other than in each case, (i) any rights, claims or causes of action of either party, its Affiliates and their respective representatives under this Agreement or any Transaction Document or any other written agreement to be in effect between Sellers and Purchaser (or their respective Affiliates) after the Closing, or any enforcement thereof and (ii) the intercompany accounts and Contracts that survive the Closing as expressly contemplated pursuant to Section 5.10. Carestream Parent shall not make, and Carestream Parent shall not permit any of its Affiliates to make, and covenant never to, and to cause its Affiliates not to, assert or voluntarily assist any Person in asserting any claim or demand, or commence any claim, suit or action asserting any claim or demand, including any claim for contribution or indemnification, against any of the Transferred Releasees with respect to any Liabilities released pursuant to this Section 5.23(a).
(b)Effective as of the Closing, Purchaser, on behalf of itself and each of its Affiliates (including the Transferred Entities), or any Person claiming by, through or for the benefit of any of them, and each of their respective successors and assigns (the “Purchaser Releasing Parties”), hereby irrevocably, unconditionally and completely waives and releases and forever discharges the Sellers, their Affiliates and each of their respective heirs, executors, administrators, successors and assigns (such released Persons, the “Seller Releasees”), in each case from all demands, claims, investigations, causes of action, suits, accounts, covenants, Contracts, losses and Liabilities whatsoever of every name and nature, both in law and in equity, arising out of or related to events, circumstances or actions relating to any Seller Releasees direct or indirect ownership of any Transferred Entity or the operation of the Business occurring or failing to occur, in each case, at or prior to the Closing, other than in each case, (i) any rights, claims or causes of action of either party, its Affiliates and their respective representatives under this Agreement or any Transaction Document or any other written agreement to be in effect between Sellers and Purchaser (or their respective Affiliates) after the Closing, or any enforcement thereof and (ii) the intercompany accounts and Contracts that survive the Closing as expressly contemplated pursuant to Section 5.10. Purchaser shall not make, and Purchaser shall not permit any of its Affiliates to make, and Purchaser covenants never to, and to cause its Affiliates not to, assert or voluntarily assist any Person in asserting any claim or demand, or commence any claim, suit or action asserting any claim or demand, including any claim for contribution or indemnification, against any of the Seller Releasees with respect to any Liabilities released pursuant to this Section 5.23(b).

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Section 5.24.Specified Matter. The contents of Section 5.24 of the Disclosure Schedules are incorporated by reference herein.
Section 5.25.France Put Option.
(a)Notwithstanding any other provision in this Agreement, this Agreement shall not constitute a binding agreement to sell or purchase the France Business until the France Put Option is exercised.
(b)In the event that the France Put Option is exercised on or prior to Closing, this Section 5.25 shall terminate and shall cease to have effect with respect to the France Business; provided that the purchase of the France Business shall not occur on a date that is prior to the Closing Date.
(c)In the event that the France Put Option is not exercised on or prior to Closing:
(i)Section 1.1 (other than with respect to the calculation of Working Capital, Indebtedness or the Pension Amount), Section 1.2 and Section 5.9 (the “Disapplied Provisions”) shall not apply to any of the Transferred Assets in France;
(ii)in respect of the Disapplied Provisions, (A) the term “Business” shall be deemed to exclude the France Business, (B) the term “Transferred Assets” shall be deemed to exclude the applicable France Transferred Assets, (C) the term “Assumed Liabilities” shall be deemed to exclude the applicable France Assumed Liabilities, and (D) the term “Business Employees” shall be deemed to exclude the applicable France Employees;
(iii)the parties shall negotiate in good faith to agree on any amendments to this Agreement, the Transition Services Agreement, the Local Transfer Agreements and the other Transaction Documents as may be required in order to give effect to the principles set forth in this Section 5.25;
(iv)the Purchase Price shall be reduced by an amount corresponding to the net value (if any) of the assets and liabilities subject to the French Put Option, determined in a manner consistent with Schedule B or as mutually agreed by Carestream Parent and Purchaser (the “Put Option Price”);
(v)Section 5.1 shall continue to apply in respect of the France Business until the earlier of (A) the date of purchase of the France Business by Purchaser, and (B) the Expiry Date; and
(vi)upon exercise by Carestream Parent of the France Put Option prior to the Expiry Date, Purchaser shall purchase the France Business at a price (the “France Business Price”) equal to the amount of (A) the Put Option Price, increased by (B) the amount of Liabilities incurred in the ordinary course of business (including, in particular, in respect of Transferred Employees of the France Business) satisfied by Carestream

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Parent (or an Affiliate) between the Closing and the purchase of the France Business (other than costs of sales taken into account in the following clause (C)), to the extent (x) such Liabilities would have been France Assumed Liabilities at exercise of the France Put Option but for the fact that they were incurred or satisfied prior to the purchase of the France Business and (y) such France Assumed Liabilities are not assumed by Purchaser or one of its Affiliates at the date of the purchase of the France Business, and decreased by (C) the amount of cash received and accounts receivable generated in respect of sales by the France Business (net of the cost of such sales, including the value of sold inventory) between the Closing and the purchase of the France Business.
Section 5.26.France Put Option Terms.
(a)Upon exercise by Carestream Parent of the France Put Option, Purchaser hereby promises and undertakes to purchase from the Sellers all (and not a portion) of the France Transferred Assets and France Assumed Liabilities in accordance with and subject to the terms and conditions specified in this Agreement (the “France Put Option”), it being understood that, for the sake of clarity, if the France Put Option is exercised prior to Closing, the France Transferred Assets, the France Assumed Liabilities and the France Employees shall be included in the Transferred Assets, Assumed Liabilities and Business Employees and the purchase price for such Transferred Assets and Assumed Liabilities shall be included in the computation of the Purchase Price.
(b)Carestream Parent hereby accepts the benefit of the France Put Option and may, at its own discretion and option, elect to exercise the France Put Option in accordance with the procedures set forth herein, without having Carestream Parent committed to sell to Purchaser the France Business. Carestream Parent shall only be entitled to exercise the France Put Option for all (and not a portion) of the France Transferred Assets and France Assumed Liabilities.
(c)The France Put Option will enter into force on the date hereof.
(d)The France Put Option may be exercised by Carestream Parent at any time, after the date upon which all of the information and consultation processes of the France Works Council have been completed in accordance with applicable Laws, until the Termination Date, by sending to Purchaser a notice, in form set out under Exhibit F (the “Put Option Exercise Notice”).
(e)If Carestream Parent has not exercised the France Put Option with respect to the France Business on or before the Expiry Date, then, the France Put Option shall automatically lapse, without any action on the part of either part.
(f)As soon as practicable after the date hereof, Carestream Parent shall cause the Sellers and its relevant Subsidiaries: (i) to initiate the information and consultation processes of the relevant employee representative bodies required under applicable laws in France (the “France Works Council”) in connection with the sale of the France Business and (ii) use their reasonable best efforts to pursue diligently such procedures in accordance with applicable Laws and to obtain the delivery of the France Works Council opinions (whether favorable or not,

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actual or deemed, as the case may be) as soon as possible. Purchaser shall use its reasonable best efforts to assist Carestream Parent and Sellers in connection with the information and consultation processes of the France Works Council. In particular, Purchaser shall (A) use reasonable best efforts to timely provide information reasonably requested by Carestream Parent or Sellers in connection therewith and (B) have a senior authorized representative appointed by Purchaser to attend meetings with the applicable France Works Council, as reasonably requested by Carestream Parent or Sellers with reasonable prior notice.
(g)The parties shall keep each other regularly informed of the status of the France Works Council process, consult with each other in good faith in obtaining such opinions and provide to each other party a copy of the opinion of the France Works Council (to the extent available) as soon as possible after obtaining such opinions.
(h)The France Put Option shall automatically terminate on the earlier of (i) the valid termination of this Agreement, and (ii) the date that is sixty (60) Business Days after Carestream Parent’s receipt of the final opinion from the France Works Council in connection with the transactions contemplated by this Agreement or, in the absence of any opinion, the date upon which the France Works Council is deemed to have issued a negative opinion under applicable Law (the “Expiry Date”), unless the France Put Option is exercised on or prior to such date.
Section 5.27.Transferred Personal Property Matters. Purchaser acknowledges and agrees that prior to sale, assignment, transfer, conveyance and delivery of the laptop computer equipment and cellular telephone equipment of the Sellers or their respective Affiliates forming part of the Transferred Personal Property, Carestream Parent or its Affiliates will remove all data from such Transferred Personal Property and Purchaser shall reimburse Carestream Parent for all reasonable and documented out-of-pocket costs related to such removal of data.
Section 5.28.Distributor Contracts. Carestream Parent shall, and shall cause its Affiliates to, on and from the date hereof reasonably cooperate with Purchaser’s efforts to enter into new agreements with distributors and dealers of the Business effective as at the Closing (including facilitating introductions and discussion with distributors and dealers of the Business and providing all information reasonably requested by Purchaser in order to facilitate the entry into new agreements between the Purchaser and distributors and dealer of the Business). Carestream Parent shall deliver within five (5) calendar days of the date of this Agreement a list of all distributors and dealers of the Business and by January 7, 2022 all contracts exclusively relating to the Business with such distributors and dealers. Purchaser shall designate one person as a single point of contact for Carestream Parent with respect to the foregoing. To the extent that Purchaser does not arrange by the Closing for new agreements with all such distributors and dealers to be entered into in connection with the Closing, the parties hereto shall enter into a master distribution agreement to provide for the distribution of Business Products by Carestream Parent and its Affiliates to such distributors and dealers following the Closing until the date that is six (6) months from the date hereof (or until such time as Purchaser enters into a new agreement with the applicable distributor or dealer) and on such other terms as may be mutually reasonably agreed upon by the parties hereto prior to the Closing, which terms shall be consistent with Exhibit G (the “Transitional Distribution Agreement”).

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ARTICLE VI

CONDITIONS TO CLOSING
Section 6.1.Conditions Precedent to Obligations of Purchaser and Sellers. The obligations of each party to be performed by such party at the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions, unless waived by such party in its sole discretion:
(a)Absence of Injunction. No injunction shall have been issued by any court of competent jurisdiction and be in effect, and no Governmental Authority shall have enacted any Law that remains in effect, that prohibits, makes illegal or enjoins the consummation of the transactions contemplated by this Agreement.
(b)Antitrust Law Clearances. The waiting period (and any extension thereof) or approval required to consummate the transactions contemplated by this Agreement under the HSR Act and the other applicable Antitrust Laws set forth on Section 6.1(b) of the Disclosure Schedules shall have expired or been obtained, as the case may be.
Section 6.2.Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser to be performed by Purchaser at the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions, unless waived by Purchaser in its sole discretion.
(a)Representations and Warranties. (i) the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3 (other than with respect to Carestream China), and Section 3.6(b) shall have been true and correct when made and shall be true and correct as of the Closing, (ii) the representations and warranties set forth in Section 3.3 regarding Carestream China shall be true and correct when made and shall be true and correct as of the Closing other than with respect to de minimis inaccuracies, and (iii) the other representations and warranties of Carestream Parent contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing (without giving effect to any “materiality” or “Business Material Adverse Effect” qualifiers contained therein) as though such representations and warranties were made on and as of such time (except to the extent any representation or warranty specifies that it is made as of a different date, in which case such representation and warranty shall be true and correct as of such specified date), except to the extent that the failure of such representations and warranties to be true would not have, individually or in the aggregate, a Business Material Adverse Effect.
(b)Performance of Covenants. Each covenant and agreement of Carestream Parent required by this Agreement to be performed by Carestream Parent at or prior to the Closing, other than Section 5.20(b) and Section 5.21(d), will have been duly performed in all material respects as of the Closing.
(c)Closing Certificate. Carestream Parent shall have delivered to Purchaser a certificate executed by an authorized officer of Carestream Parent certifying as to compliance with the matters described in Section 6.2(a), Section 6.2(b) and Section 6.2(d).

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(d)Specified Contract. The Specified Contract Consent Documents have not been waived, amended, modified or terminated, and are in full force and effect.
(e)No Business Material Adverse Effect. No Business Material Adverse Effect shall have occurred after the date of this Agreement.
Section 6.3.Conditions Precedent to Obligations of Sellers. The obligations of Sellers to be performed by Sellers at the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions, unless waived by Carestream Parent in its sole discretion:
(a)Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing in all material respects (in each case without giving effect to any “materiality” qualifiers contained therein) as though such representations and warranties were made on and as of such time (except to the extent any representation or warranty specifies that it is made as of a different date, in which case such representation and warranty shall be true and correct as of such specified date).
(b)Performance of Covenants. Each covenant and agreement of Purchaser required by this Agreement to be performed by it at or prior to the Closing will have been duly performed in all material respects as of the Closing.
(c)Closing Certificate. Purchaser shall have delivered to Carestream Parent a certificate executed by an authorized officer of Purchaser certifying as to compliance with the matters described in Section 6.3(a) and Section 6.3(b).
ARTICLE VII

TERMINATION; EFFECT OF TERMINATION
Section 7.1.Termination. Notwithstanding anything to the contrary set forth herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
(a)by mutual written consent of Purchaser and Carestream Parent;
(b)by Purchaser by written notice to Carestream Parent, if the transactions contemplated hereby are not consummated on or before the date that is 12 months from the date hereof (the “Termination Date”) unless such failure or incapacity to consummate the transactions contemplated hereby by the Termination Date was primarily attributable to Purchaser’s breach of any covenant or agreement contained herein;
(c)by Carestream Parent by written notice to Purchaser, if the transactions contemplated hereby are not consummated on or before the Termination Date unless such failure or incapacity to consummate the transactions contemplated hereby by the Termination Date was primarily attributable to Sellers’ breach of any covenant or agreement contained herein;

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(d)by Purchaser by notice to Carestream Parent, if a breach of any representation, warranty, covenant or agreement on the part of Carestream Parent set forth in this Agreement shall have occurred that would cause any condition set forth in Section 6.2 not to be satisfied, and such breach has not been cured by the earlier of thirty (30) days after Carestream Parent is notified of such breach or the Business Day immediately preceding the Termination Date or is incapable of being cured by the Termination Date; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if Purchaser is then in breach of its representations, warranties, covenants or agreements contained in this Agreement that would cause any condition set forth in Section 6.3 not to be satisfied; or
(e)by Carestream Parent by notice to Purchaser, if a breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement shall have occurred that would cause any condition set forth in Section 6.3 not to be satisfied, and such breach has not been cured by the earlier of thirty (30) days after Purchaser is notified of such breach or the Business Day immediately preceding the Termination Date or is incapable of being cured by the Termination Date; provided that Carestream Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if Carestream Parent is then in breach of its representations, warranties, covenants or agreements contained in this Agreement that would cause any condition set forth in Section 6.2 not to be satisfied.
Section 7.2.Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become null and void and of no further force and effect, and none of the parties hereto (nor their respective Subsidiaries, Affiliates, directors, shareholders, officers, employees, agents, consultants, attorneys in fact or other representatives) shall have any liability in respect of such termination; provided that (a) no such termination (nor any other provision of this Agreement) shall relieve any party from liability for any damages for Fraud or for willful breach of any covenant hereunder, and (b) the provisions of this Section 7.2 and of Section 5.8, Section 7.1, Section 9.1, Section 9.2 and Section 9.9 shall survive any termination of this Agreement.
ARTICLE VIII

SURVIVAL; INDEMNIFICATION
Section 8.1.Survival of Representations, Warranties and Agreements. None of the representations and warranties made in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing Date, and no party shall have any liability or indemnity or other obligation in connection with any such representation or warranty, provided that the foregoing shall be deemed not to apply to, or limit in any way, any claim for Fraud and the applicable representation or warranty shall survive the Closing solely with respect to such Fraud and until any claim related thereto is finally resolved. All covenants and agreements of Sellers and Purchaser contained in this Agreement shall survive the Closing Date in accordance with their respective terms, but not to exceed the applicable statute of limitations in the event of a breach of such covenant; provided that all covenants and agreements of the parties contained in

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this Agreement which by their terms are to be performed at or prior to the Closing shall survive the Closing for a period of six (6) months following the Closing Date (provided, further, that any covenant or agreement that is the subject of a claim for indemnification which is asserted pursuant to Section 8.3 within the applicable survival period for such claim specified in this Section 8.1 will survive until, but only for the purposes of, resolution of such claim).
Section 8.2.Indemnification. Subject to the terms, conditions and limitations set forth in this Article VIII, from and after the Closing Date:
(a)Carestream Parent shall indemnify and hold harmless Purchaser and its Affiliates and each of their respective officers, directors, members, partners, managers, employees, agents, successors and assigns (collectively, the “Purchaser Indemnified Parties”) from and against any Losses that are imposed on or incurred by the Purchaser Indemnified Parties to the extent arising out of or in connection with, but without duplication, (i) any failure to perform any covenant or agreement of Carestream Parent set forth in this Agreement which by its terms is to be performed at or prior to the Closing, (ii) any failure to perform any covenant or agreement of Carestream Parent set forth in this Agreement which by its terms is to be performed after the Closing, (iii) the Excluded Liabilities and any Liability of Carestream Parent or any of its Affiliates as of the Closing Date that is not an Assumed Liability, or (iv) any Degrouping Charge.
(b)Purchaser shall indemnify and hold harmless each Seller and their Affiliates and each of their respective officers, directors, members, partners, managers, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any Losses that are imposed on or incurred by the Seller Indemnified Parties to the extent arising out of or in connection with, but without duplication, (i) any failure to perform any covenant or agreement of Purchaser set forth in this Agreement, or (ii) the Assumed Liabilities.
Section 8.3.Indemnification Procedures.
(a)Third-Party Claims.
(i)In order for a party to be entitled to any indemnification provided for under this Article VIII (the “Indemnified Party”) in respect of a claim made against the Indemnified Party by any Person who is not a party to this Agreement (a “Third-Party Claim”), such Indemnified Party must notify the indemnifying party hereunder (the “Indemnifying Party”) in writing of the Third-Party Claim promptly following receipt by such Indemnified Party of notice of the Third-Party Claim, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim; provided that failure to give such notification promptly shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure; provided further that such notification must be made prior to the expiry of the applicable survival period for such claim as set forth in Section 8.1. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents

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(including court papers) received by the Indemnified Party relating to the Third-Party Claim, other than those notices and documents separately addressed to the Indemnifying Party.
(ii)The Indemnifying Party will have the right to defend against, negotiate, settle or otherwise deal with any Third-Party Claim which relates to any Losses indemnifiable hereunder and to select counsel of its choice (provided such counsel is reasonably acceptable to the Indemnified Party); provided, further, that the Indemnifying Party shall not be entitled to assume the defense and control of such Third-Party Claim, and if the Indemnifying Party has assumed the defense and control of such Third-Party Claim it shall cease to defend and control such Third-Party Claim if (A) the Third-Party Claim includes any criminal charges against any Indemnified Party or (B) the Third-Party Claim involves any injunctive relief or equitable remedy against any Indemnified Party. If the Indemnifying Party (1) does not within twenty (20) Business Days of its receipt of notice of a Third-Party Claim pursuant to Section 8.3(a)(i) elect to defend against or negotiate any Third-Party Claim which relates to any Losses indemnifiable hereunder or is not entitled to assume the defense and control of such Third-Party Claim or (2) after assuming such control fails to diligently defend against such Third-Party Claim in good faith, then the applicable Indemnified Party may defend against, control, negotiate, settle or otherwise deal with such Third-Party Claim with counsel reasonably acceptable to the Indemnifying Party (and any reasonable costs and expenses associated with such defense shall be indemnifiable Losses hereunder). If the Indemnifying Party assumes the defense of any Third-Party Claim, the applicable Indemnified Party may participate, in the defense of such Third-Party Claim provided that such participation shall be at its own expense, unless (x) the Indemnified Party shall have reasonably concluded, based on the written advice of counsel, that there are legal defenses available to it that are materially in conflict with those available to the Indemnifying Party or (y) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Party and Indemnified Party and representation of both sets of parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them, in which case, such participation will be with counsel reasonably acceptable to the Indemnifying Party (and any reasonable costs and expenses associated with such participation shall be indemnifiable Losses hereunder).
(iii)If the Indemnifying Party chooses to defend or prosecute a Third-Party Claim, the Indemnified Party shall (and shall cause the applicable Indemnified Parties to) cooperate in the defense or prosecution thereof and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnified Party is defending or prosecuting such Third-Party Claim, the Indemnifying Party shall (and shall cause the applicable Indemnified Parties to) cooperate in the defense or prosecution thereof and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating

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thereto as is reasonably required by the Indemnified Party. If the Indemnifying Party chooses to defend or prosecute a Third-Party Claim, no such Third-Party Claim may be settled, compromised or discharged by the Indemnifying Party without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), unless any such settlement, compromise or discharge: (A) obligates the Indemnifying Party (or its Affiliates) to pay the full amount of the Liability in connection with such Third-Party Claim, (B) imposes no injunctive or other equitable relief against any Indemnified Party, (C) unconditionally releases all Indemnified Parties from all further liability in respect of such Third-Party Claim and (D) does not involve any finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party. If the Indemnifying Party elects not to assume the defense of a Third-Party Claim, the applicable Indemnified Parties shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which shall not be unreasonably withheld or delayed).
(iv)Notwithstanding anything to the contrary herein, in the event of a conflict between this Section 8.3(a) and Section 5.13(e), Section 5.13(e) shall control to the extent of such conflict.
(b)Direct Claims. In the event any Indemnified Party should have a claim against any Indemnifying Party under this Article VIII that does not involve a Third-Party Claim, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party promptly following the Indemnified Party becoming aware of the same. The failure by any Indemnified Party to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under this Article VIII, except to the extent that the Indemnifying Party has been actually prejudiced by such failure; provided that such notification must be made prior to the expiry of the applicable survival period for such claim as set forth in Section 8.1.
Section 8.4.Tax-Related Provisions.
(a)All payments made pursuant to this Article VIII shall be deemed to be adjustments to the Purchase Price for all Tax purposes to the extent permitted under applicable law.
(b)To the extent a Loss that gives rise to an indemnity payment under Section 8.2(a)(i) or (ii), in each case solely to the extent attributable to the Transferred Entities, results in a net Tax benefit (determined on a with and without basis and taking into account any Tax detriment, including attributable to an adjustment in Tax basis) to the Indemnified Party that is actually realized by it in the taxable year in which such Loss is incurred or in the three subsequent taxable years, the amount paid by the Indemnifying Party to the Indemnified Party in respect of such Loss shall be reduced (not below zero) by the amount of such net Tax benefit (determined on a with and without basis). If any such Tax benefit is subsequently disallowed or rendered superfluous (e.g., because of a carryback of losses into the taxable year in which such Tax benefit was taken into account), the applicable Indemnifying Party shall make an appropriate reconciliation payment to the Indemnified Party.

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Section 8.5.Exclusive Remedy. The parties acknowledge and agree that, should the Closing occur, each party’s sole and exclusive remedy with respect to any and all claims for monetary relief relating to Article VIII, the Business, the Transferred Assets, the Excluded Assets, the Assumed Liabilities, the Excluded Liabilities or any representation, warranty or covenant of the other party contained in this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII; provided, however, that (i) nothing herein shall limit in any way either party’s remedies in respect of Fraud, the operation of Section 1.8 or Section 9.8 or any remedies provided for under any other Transaction Document and (ii) should the Closing occur, no party shall have, and all parties shall be deemed to have waived, any rescission rights with respect to this Agreement or the transactions contemplated hereby.
Section 8.6.Limitations.
(a)Notwithstanding anything to the contrary in this Agreement, no Purchaser Indemnified Party may assert any claims for indemnification under Section 8.2(a)(i): (i) in respect of any Loss incurred or suffered by such Purchaser Indemnified Party that is not a Qualifying Loss and (ii) until such time as the aggregate of all Qualifying Losses that Purchaser Indemnified Parties may have under Section 8.2(a)(i) exceeds $1,000,000 (the amount referred to in this clause (ii), the “Indemnity Threshold”), and then only for the aggregate amount of all Qualifying Losses in excess of the Indemnity Threshold. The aggregate liability of Carestream Parent in respect of claims for indemnification pursuant to Section 8.2(a)(i) shall not exceed $30,000,000.
(b)Any Losses of any Purchaser Indemnified Party indemnifiable hereunder shall be satisfied, disregarding any retention amount under the R&W Insurance Policy for this purpose, (i) first, by seeking recovery pursuant to the R&W Insurance Policy until the coverage limit of the R&W Insurance Policy has been exhausted if the claim is of a type for which recovery would be available and (ii) second, if coverage under the R&W Insurance Policy is not available for any reason (including because the coverage limits are exhausted, the claim is subject to an exclusion or limitation, including any retention, or the claim is denied), by recovering against Carestream Parent for indemnification for such Losses under this Agreement. The Purchaser acknowledges and agrees that it is relying exclusively on, and its sole recourse for any actual or alleged breach of any representation or warranty will be, the R&W Insurance Policy (except in the case of Fraud).
(c)The Indemnifying Party shall not be liable under Section 8.2 for any (i) Losses relating to any matter to the extent that such matter has been taken into account in the adjustment of the Purchase Price under Section 1.6 or Section 1.8, as applicable, or (ii) any punitive damages. No Indemnified Party shall be entitled to recover more than once in respect of any Loss.
(d)The amount of any Losses payable under Section 8.2 by the Indemnifying Party shall be net of any amounts actually recovered or recoverable by the Indemnified Party or its Affiliates under applicable insurance policies, other available indemnitees or otherwise with respect to such Losses (with such recovered or recoverable amounts being net of any Taxes or expenses incurred in connection with such recovery, the deductible under any insurance policy

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and any increase in premium for insurance policies arising in connection with such recovery). If the Indemnified Party receives any amounts under applicable insurance policies or otherwise, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the amount of expenses incurred by its in procuring such recovery), but not in excess of any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim.
(e)If the Purchaser or any other Purchaser Indemnified Party is indemnified for any Losses pursuant to this Agreement with respect to any claim by a Person not party to this Agreement, other than any insurer under the R&W Insurance Policy, then Carestream Parent will be subrogated to all rights and remedies of the Purchaser or any other Purchaser Indemnified Party against such third party, and the Purchaser shall, and shall cause each of the other Purchaser Indemnified Parties to, cooperate with and assist Carestream Parent in asserting all such rights and remedies against such third party.
(f)Each of the parties agrees to use, and to cause any other Seller Indemnified Party or Purchaser Indemnified Party, as applicable, to use, its reasonable best efforts to mitigate any Losses with respect to which it may be entitled to seek indemnification pursuant to Section 8.2(a)(i), including seeking recovery under applicable insurance policies (including the R&W Insurance Policy).
ARTICLE IX

MISCELLANEOUS
Section 9.1.Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) on the date of delivery if delivered personally, or by electronic mail, upon confirmation of receipt (if received on a Business Day or, if not received on a Business Day, on the first Business Day following such date of receipt), (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail return receipt requested, postage prepaid and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the applicable party at the following addresses or telecopy numbers (or at such other address or electronic mail address for a party as shall be specified by like notice):
if to Carestream Parent or the other Sellers:
Carestream Dental Technology Parent Limited
c/o Carestream Dental LLC
3625 Cumberland Blvd., Suite 700
Atlanta, GA, 30339
Attention: Chief Executive Officer
Email: lisa.ashby@csdental.com

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with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Kevin A. Rinker
     Spencer K. Gilbert
Email: karinker@debevoise.com; skgilbert@debevoise.com
if to Purchaser:
Envista Holdings Corporation
200 S. Kraemer Blvd., Building E, Brea, California, 92821
Attention: General Counsel
Email: legal@envistaco.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Michael P. Brueck, P.C.
     Carlo Zenkner
Email: michael.brueck@kirkland.com; carlo.zenkner@kirkland.com
Section 9.2.Certain Definitions; Interpretation.
(a)For purposes of this Agreement, the following terms shall have the following meanings:
“Acceptable Settlement” shall have the meaning set forth on Section 5.24 of the Disclosure Schedules.
“Accrued 2021 Bonuses” shall have the meaning set forth in Section 5.9(g).
“Acquired Rights Directive” means (i) Council Directive 2001/23/EC or any directive replacing or amending the same and the implementing Laws in the relevant countries and (ii) other applicable Laws which provide for the automatic transfer of employees and their rights in the event of the sale of a business or other undertaking.
“Adjusted Purchase Price” shall have the meaning set forth in Section 1.1(a).
“Adjustment Amount” means an amount (which may be a positive or negative number) equal to (i) the Adjusted Purchase Price as finally determined pursuant to Section 1.7, minus (ii) the Estimated Purchase Price.

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“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first mentioned Person; provided that none of Clayton, Dubilier & Rice, LLC, Hillhouse Capital Group or any investment fund or vehicle managed by either of them, or Subsidiary or portfolio company thereof (other than Carestream Parent and its Subsidiaries), shall be considered an Affiliate of Sellers.
“Agreement” shall have the meaning specified in the Preamble.
“Allocation Statement” shall have the meaning specified in Section 2.3.
“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.
“Antitrust Laws” means all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.
“Assumed Liabilities” shall have the meaning set forth in Section 1.4(a).
“Bankruptcy Code” shall have the meaning set forth in Section 5.21(c).
“Business” shall have the meaning set forth in the Recitals.
“Business Day” means a day other than a Saturday, Sunday or other day on which banks in New York, New York are required or authorized by Law to be closed.
“Business Employee” shall have the meaning set forth in Section 5.9(a).
“Business Material Adverse Effect” means any change, event, circumstance, occurrence, state of facts or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the assets, Liabilities, business, results of operations or financial condition of the Business, taken as a whole; provided that changes, events, circumstances, occurrences, state of facts or effects to the extent arising out of or resulting from the following shall not be considered when determining whether a Business Material Adverse Effect has occurred: (i) changes in economic conditions, financial or securities markets in general, including any changes in interest or exchange rates, or the industries and markets (including with respect to commodity prices) in which the Business is operated or in which products of the Business are used or distributed, including increases in operating costs, (ii) any change in Laws, GAAP or any other generally accepted accounting principles applicable to the Business, or the enforcement or interpretation thereof, applicable to the Business, (iii) any change resulting from the negotiation, execution, announcement or consummation of the transactions contemplated by, or the performance of obligations under, this Agreement (excluding Section 3.4), including any such change relating to the identity of, or facts and circumstances relating to, Purchaser or its Affiliates and including any actions by customers, suppliers or personnel, (iv) acts of God (including any hurricane, flood, tornado, earthquake or

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other natural disaster or any other force majeure event), calamities, national or international political or social conditions, including acts of war, sabotage, the engagement by the United States in hostilities, whether commenced before or after the date hereof, or the occurrence of any military attack or terrorist act upon the United States or any escalation or worsening of any of the foregoing, (v) COVID-19, any other epidemic or pandemic (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), (vi) the failure, in and of itself, to achieve any projections, forecasts, estimates, performance metrics or operating statistics (whether or not shared with Purchaser) (it being understood that this clause (vi) shall not exclude the facts or circumstances giving rise to such failure to the extent such facts or circumstances would otherwise constitute a Business Material Adverse Effect), or (vii) any action to which Purchaser has provided its prior written consent under this Agreement; provided, however, that any change or effect referred to in clauses (i), (ii), (iv) and (v) immediately above may be taken into account in determining whether a Business Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, effect, event or occurrence has a disproportionate effect (but then only to the extent of such disproportionate effect) on the Business relative to other companies in the industries or markets in which the Business operates.
“Business Products” means the CS3500, CS3600, CS3600 Access, CS3700 and CS3800 intraoral scanner products that are, have been, or are being designed, developed, manufactured, distributed or sold by the Sellers as of the date hereof or as of the Closing Date, the CS3900 intraoral scanner product and scanners based on OCT technology (which are under development as of the date hereof or the Closing Date), all hardware accessories related to such scanners, the acquisition Software (CS ScanFlow) and scanner fleet management software accompanying or related to such scanners, the CS Model Software and the CS Model+ Software (including the CS Model+ Lab 1.0 Software).
“Calculation Principles” shall have the meaning set forth in Section 1.6.
“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020, as amended from time to time.
“Carestream China” shall have the meaning set forth in the Recitals.
“Carestream Parent” shall have the meaning set forth in the Preamble.
“Carestream China Balance Sheet” means the unaudited balance sheet of Carestream China as of September 30, 2021, which is attached to Section 3.5 of the Disclosure Schedules.
“Carestream China Intercompany Balances” means the accounts payable and accounts receivable included in the Carestream China Intercompany Balances Adjustment Amount.
“Carestream China Intercompany Balances Adjustment Amount” means the amount equal to: (i) the aggregate amount of all accounts payable of Carestream China owed to Carestream Parent or any of its Affiliates (other than the Newco Transferred Entities), minus (ii) the aggregate amount of all accounts receivable of Carestream China from Carestream Parent or

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any of its Affiliates (other than the Newco Transferred Entities), in each case, as of 12:01 a.m. on the Closing Date.
“Carestream China Lease” means the leasing contract between Shanghai REAN AN Property Development Co., Ltd. and Carestream China, dated June 13, 2018.
“Cash” means the sum of all cash, cash equivalents and liquid investments as determined under GAAP net of any issued but uncleared checks.
“China Reorganization Costs” shall have the meaning set forth in Section 5.8.
“China Reorganization Severance Payments” shall have the meaning set forth in Section 5.9(h).
“China Transfer” shall have the meaning set forth in Section 5.13(c)(i).
“China Withholding Taxes” means all PRC Taxes and any other PRC Taxes imposed on Purchaser or any Transferred Entity in connection with the China Transfer.
“Closing” shall have the meaning set forth in Section 2.1.
“Closing Date” shall have the meaning set forth in Section 2.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Competing Business” shall have the meaning set forth in Section 5.11(a).
“Confidential Information” shall have the meaning set forth in Section 5.5(a).
“Confidentiality Agreement” shall have the meaning set forth in Section 5.2(a).
“Contract” means any legally binding contract, agreement, lease, license, undertaking or commitment.
“Control” (including the terms “Controlled,” “Controlled by” and “under common Control with”) means, with respect to the relationship between or among two or more Persons, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee, personal representative or executor, by contract or credit arrangement or otherwise.
“Copyrights” means U.S. and foreign copyrights, whether registered or unregistered, works of authorship, moral rights and pending applications to register the same, renewals and extensions in connection any such registrations, together with all translations thereof.
“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease, or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

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“COVID-19 Measures” means the impact of COVID-19 or any action or inaction by a Person or a third person in response to COVID-19, including compliance with any quarantine, “shelter in place,” “stay at home,” social distancing, sequester, safety or similar Law, directive, guideline or recommendation promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with, related to or in response to COVID-19, including the CARES Act or any disaster plan of such Person or any change in applicable Laws related to, in connection with or in response to COVID-19.
“Credit Agreements” means, collectively, (i) that certain First Lien Credit Agreement, dated as of September 1, 2017 (as amended by the First Amendment, dated as of March 2, 2018, and the Second Amendment, dated as of November 23, 2021), by and among Carestream Dental Technology, Inc. (the “Equipment Borrower”), Carestream Dental, Inc., Carestream Dental Technology Parent Limited (“U.K. HoldCo”), the several banks and other financial institutions from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, and as further amended, restated, modified and supplemented from time to time, and (ii) that certain Second Lien Credit Agreement, dated as of September 1, 2017 (as amended by the First Amendment, dated as of March 2, 2018, and the Second Amendment, dated as of November 23, 2021), by and among the Equipment Borrower, U.K. HoldCo, the several banks and other financial institutions from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, and as further amended, restated, modified and supplemented from time to time.
“Current Employment Terms” means employment terms that provide for (i) base salary or wage rate no less favorable than the base salary or wage rate provided to an Employee by Carestream Parent or its affiliates immediately prior to the Closing, (ii) annual cash bonus opportunity at target levels or cash-based short-term sales incentive opportunity, as applicable, that are no less favorable than the target annual cash bonus opportunity or cash-based short-term sales incentive opportunity, as applicable, provided to an Employee by Carestream Parent or its affiliates immediately prior to the Closing, (iii) employee benefits that are substantially similar in the aggregate to the employee benefits provided by Purchaser and its Affiliates to its other similarly-situated employees in the applicable jurisdiction in which such Employee is primarily employed, excluding for this purpose defined benefit pension benefits, retiree medical benefits and transaction-related retention and bonus arrangements, and (iv) solely for the Assumed Pension Employees, (a) if Purchaser is required by applicable Law to offer an applicable Assumed Pension Employee continued participation in the Assumed Pension Arrangements, Purchaser shall continue such Assumed Pension Arrangement for the benefit of such Assumed Pension Employee as required, and (b) if Purchaser is not required by applicable Law to offer an applicable Assumed Pension Employee continued participation in the Assumed Pension Arrangements, Purchaser shall provide each such Assumed Pension Employee with a benefit arrangement, which may include a cash payment, that provides at least the same value that such Assumed Pension Employee would have received had they continued to participate in such Assumed Pension Arrangement during the twelve month period following the Closing Date.
“Degrouping Charge” shall the meaning set forth in Section 5.13(e).

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“Direct Sale IP” shall have the meaning set forth in Section 5.17(b).
“Disapplied Provisions” shall have the meaning set forth in Section 5.25(c)(i).
“Disclosure Schedules” shall have the meaning set forth in the Preamble of Article III.
“DOJ” shall have the meaning set forth in Section 5.6(a)(ii).
“Emergency Measures” means the impact of any emergency condition, or any action or inaction that the Person taking such action reasonably determines is necessary or prudent for such Person to take in connection with any epidemic, pandemic or other public health emergency (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), such as actions (i) to suspend or resume operation of all or a portion of any facilities, (ii) intended to mitigate the adverse effects of such condition on the business, customers, personnel or other stakeholders such Person, (iii) intended to ensure compliance with any applicable Law, or (iv) to furlough employees or otherwise take actions to effect a reduction in such Person’s workforce.
“Employee Annex” shall have the meaning set forth in Section 5.9(a) and include: (i) either the name or employee identification number of each such individual in Seller’s records and (ii) each such individual’s (A) annual salary or hourly wage rate (as applicable), (B) work location, (C) job title, (D) employing entity, (E) full-time or part-time status, (F) exempt or non-exempt classification under the Fair Labor Standards Act (as applicable), (G) active or inactive status (and type of leave and expected return date for inactive employees), and (H) the type and expiration date of any applicable visa or work authorization.
“Employees” means, as of the Closing Date, (i) all current employees, officers, directors and other individual, service providers of Sellers or any of their Affiliates including (A) those employees who are on the active payroll of Sellers or any of their Affiliates but who are not actively at work on the Closing Date, such as employees on paid time off, vacation or similar leave, on a regularly scheduled day off from work, on temporary leave for purposes of jury or annual national service/military duty, on maternity, paternity or adoption leave, on leave under the Family and Medical Leave Act of 1993 (or any other applicable Law providing for leave under similar circumstances), or on other medical or nonmedical leave of absence, but excluding all Inactive Employees who are not Employees of a Transferred Entity and (B) those employees on military leave with veteran’s reemployment rights under applicable Law whether or not such employees are on the active payroll of Seller or any Subsidiary on the Closing Date), (ii) all employees of the Transferred Entities as of immediately prior to the Closing, (iii) any individual whose employment, by operation of the Acquired Rights Directive or other applicable Law or the terms of a Labor Agreement is automatically transferred to the Purchaser or its Affiliates in connection with the transactions contemplated by this Agreement, and (iv) such other individuals as may be mutually agreed on in writing by Seller and Purchaser acting in good faith at any time.
“Encumbrances” means any mortgage, lien, pledge, security interest, hypothecation, easements, encumbrance, license or other similar charge or restriction.

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“Enforceability Exceptions” shall have the meaning set forth in Section 3.2.
“Environmental Law” means any Law in effect as of the Closing Date relating to the protection of the environment.
“Equity Interest” shall have the meaning set forth in Section 3.3(b).
“ERISA” means the Employee Retirement Income Security Act of 1974, including the rules and regulations promulgated thereto.
“ERISA Affiliate” as to any person, means any trade or business (whether or not incorporated) that, at any relevant time, would be treated as a single employer within the meaning of Section 414 of the Code.
“Estimate” shall have the meaning set forth in Section 1.6.
“Estimated Carestream China Intercompany Balances Adjustment Amount” shall have the meaning set forth in Section 1.6.
“Estimated Purchase Price” shall have the meaning set forth in Section 1.6.
“Estimated Retained Cash” shall have the meaning set forth in Section 1.6.
“Estimated Working Capital Deficit” shall have the meaning set forth in Section 1.6.
“Estimated Working Capital Surplus” shall have the meaning set forth in Section 1.6.
“EU and UK Data Protection Legislation” means the GDPR, the UK GDPR, the Data Protection Act 2018, the Privacy and Electronic Communications Directive 2002/58/EC (as amended), the Privacy and Electronic Communications (EC Directive) Regulations 2003 (as amended), and all applicable laws and regulations relating to processing of personal data in the United Kingdom and the European Union including, where applicable, the guidance and codes issued by the UK Information Commissioner’s Office or other appropriate supervisory authority in the European Union, and including any predecessor, successor, implementing or supplementing legislation of the foregoing as applicable to the Business and which has the force of law at the relevant time.
“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, and the customs and import Laws administered by U.S. Customs and Border Protection.
“Excluded Assets” shall have the meaning set forth in Section 1.2(b).
“Excluded Field” means the manufacturing, marketing, sale, commercialization, research and development, distribution, service, training, support and maintenance operations of or with respect to (i) intraoral scanner device hardware; (ii) Software for acquiring intraoral scans

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(excluding Software that interacts with third-party scanner hardware not manufactured, marketed, sold, commercialized, distributed, serviced or maintained by Carestream Parent or its Affiliates and Software that interacts with third-party Software to permit the delivery of intraoral scans from such third-party Software); and (iii) clinical treatment planning Software that directly competes with CS Model + as it exists as of the date hereof with respect to using intraoral surface data acquired from intraoral scanner devices in orthodontic interventions.
“Excluded Intellectual Property” means all Intellectual Property and Software owned or licensed by any Seller or any Transferred Entity that is not Transferred Intellectual Property, and any and all goodwill represented thereby and pertaining thereto, and the right to sue and recover damages for past, present and future infringement, dilution, misappropriation or other violation or conflict associated therewith.
“Excluded Interest” shall have the meaning set forth in Section 1.3(a).
“Excluded Liabilities” shall have the meaning set forth in Section 1.4(b).
“FDA” shall mean the U.S. Food and Drug Administration and any equivalent foreign Governmental Authority.
“FDA Proceeding” shall mean a proceeding in the United States or any other jurisdiction seeking the seizure, withdrawal, recall, detention, a public health notification or safety alert, suspension of manufacturing, distribution, or commercialization activity (other than in the ordinary course of business), or issuing a warning letter, notice of violation letter, consent decree, request for information, subpoena, civil investigative demand, or other material notice with respect to any Healthcare Permit.
“Field” means the manufacturing, marketing, sales, commercialization, research and development, distribution, service, training, support and maintenance operations of or with respect to (i) of intraoral scanner device hardware; (ii) Software for acquiring intraoral scans; (iii) Software enabling the fleet management of intraoral scanning devices; and (iv) clinical treatment planning Software that uses intraoral surface data in orthodontic interventions.
“Financial Information” means the Pro Forma Income Statement and the Carestream China Balance Sheet.
“First Effective Filing Date” means the earliest effective priority date in a particular country for any Patent or any Patent application. By way of example, it is understood that the First Effective Filing Date for a United States Patent is the earlier of (i) the actual filing date of such Patent; or (ii) the filing date of the earliest application to which such Patent is entitled to a right of priority or benefit of an earlier filing date for the claimed invention under 35 U.S.C. §§119, 120, 121, 365 or 386.
“Foreign Benefit Plans” means each employment, deferred compensation, stock option, stock purchase, stock appreciation right, equity-based compensation, incentive, bonus, tuition reimbursement, pension, savings, profit-sharing, retirement, medical, vacation, retiree medical,

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dental, life, disability, death benefit, group insurance, severance pay plan, other agreement (including any severance, change in control or similar agreement) or fringe benefit plan or arrangement that is maintained or sponsored by a Seller or a Transferred Entity and that covers any Non-U.S. Employee.
“France Assumed Liabilities” means all Assumed Liabilities to the extent related to the France Business.
“France Business” means the portion of the Business conducted in France.
“France Business Price” shall have the meaning set forth in Section 5.25(c)(vi).
“France Employees” means the Business Employees that are exclusively located in France.
“France Put Option” shall have the meaning set forth in Section 5.26(a).
“France Transferred Assets” means all of the Transferred Assets exclusively used in France.
“France Works Council” shall have the meaning set forth in Section 5.26(f).
“Fraud” means actual and intentional fraud by a Party with respect to the making of the representations and warranties by such Party in this Agreement, provided that at the time such representation or warranty was made (i) such representation or warranty was inaccurate, (ii) such Party had actual knowledge (and not imputed or constructive knowledge) of the inaccuracy of such representation or warranty, (iii) such Party had the specific intent to deceive another Party as an inducement to enter into this Agreement and (iv) the other Party acted in reliance on such inaccurate representation or warranty and suffered or incurred financial injury or other damages as a result of such reliance. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud) based on negligence or recklessness, in each case solely to the extent such claim does not satisfy clauses (i) through (iv) above.
“FTC” shall have the meaning set forth in Section 5.6(a)(ii).
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“GDPR” means the General Data Protection Regulation ((EU) 2016/679).
“Governmental Authority” means any foreign or United States federal, state or local governmental, regulatory or administrative agency or any court, tribunal, or judicial or arbitral body (public or private).
“Governmental Healthcare Program” means the Medicare and Medicaid Programs, the CHAMPUS Program, the TRICARE Program, and any other federal or state reimbursement

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program involving payment of governmental funds (including “Federal health care programs” as defined in 42 U.S.C. § 1320a 7b(f)).
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Substance” means any substance or material that (i) is regulated under any Environmental Law as a “toxic substance,” “hazardous substance,” “hazardous waste” or words of similar meaning and regulatory effect or (ii) contains asbestos, petroleum or polychlorinated biphenyls.
“Healthcare Laws” means, to the extent applicable to the Business, any and all Laws relating to the provision of, ordering or arranging for, or payment for any healthcare items, services, and goods, and the fabrication, manufacturing, and sale of medical devices, including but not limited to: the Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the Civil False Claims Act (31 U.S.C. Sections 3729 et seq.); the Physician Self-Referral Law, commonly known as the “Stark Law” (42 U.S.C. §§1395nn and 1396b); the Eliminating Kickbacks in Recovery Act of 2018 (18 U.S.C. § 220); the Federal Criminal False Claims Act (18 U.S.C. § 287); the Physician Payments Sunshine Act (Section 6002 of the Affordable Care Act, 42 U.S.C §1320a-7h); the Civil Monetary Penalties Law (42 U.S.C. Section 1320-7a); the U.S. Food, Drug, and Cosmetic Act, 21 U.S.C. § 301, et seq. and any rules promulgated by the FDA; HIPAA; the Travel Act, 18 U.S.C. § 1952; the Federal Trade Commission Act (15 U.S.C.A. § 41 et seq.); and any and all Laws applicable to the Business relating to Governmental Healthcare Programs and Healthcare Permits (as defined below); and the regulations and rules promulgated pursuant thereto, and any state, local and foreign equivalents thereof.
“Healthcare Permits” means all permits, approvals, clearances, authorizations, licenses, registrations, accreditations, enrollments, filings, consents and other certifications, concessions, variances, permissions, and exemptions granted by any Governmental Authority to legally operate the Business with respect to any Healthcare Law.
“HIPAA” means, collectively: (a) the Administrative Simplification Provisions of Title II, Subtitle F of the Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); (c) their implementing regulations at 45 C.F.R. Parts 160 and 164, each as amended; and (d) applicable state and foreign Laws regarding patient privacy and the security, use or disclosure of healthcare records.
“Holdback Amount” has the meaning set forth in Section 5.24 of the Disclosure Schedules.
“Holdback Release Date” shall have the meaning set forth in Section 5.24(c) of the Disclosure Schedules.

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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“Inactive Employee” means any current employee of Sellers or any of their Affiliates (but not of a Transferred Entity) who is identified as an Employee and is not actively at work on the Closing Date, due to military leave, maternity, paternity or adoption leave, leave under the Family and Medical Leave Act of 1993 (or any other applicable Law providing for leave under similar circumstances), short term disability, long term disability or any other approved medical or nonmedical leave of absence (not including vacation or similar paid time off that is not in connection with such a leave).
“In-Scope Criteria” means Employees who Carestream Parent reasonably determines are necessary to the operation of the Business and who satisfy the criteria under any one or more of the headings in (a) - (c) below, subject to Purchaser’s agreement, not to be unreasonably withheld, conditioned or delayed, based on an Employee’s satisfaction of the criteria outlined below; provided that Purchaser shall be deemed to have agreed to all In-Scope Criteria Employees to whom it does not object in writing within four (4) Business Days. In the event Purchaser reasonably and timely objects to an In-Scope Criteria Employee on the basis that such Employee does not satisfy the criteria outlined below, Carestream Parent in its discretion may propose an alternate Employee to replace any such Employee; provided, that, Purchaser may not object to an In-Scope Criteria Employee if Carestream Parent determines in good faith that the employment of such In-Scope Criteria Employee will automatically transfer to Purchaser or one of its Affiliates as a result of the consummation of the transactions contemplated by this Agreement pursuant to the Acquired Rights Directive or other applicable Law. The Parties expect that the aggregate number of Key Business Employees and In-Scope Criteria Employees will be approximately 190.
The majority of the In-Scope Criteria Employees shall be designated by Carestream Parent because they fulfill the criteria in (b) and (c) below. Employees who satisfy the criteria outlined below will include research and development, product line management, training and education, sales and marketing, sales operations, service and support, implementation, service engineering, human resources, finance, procurement, intellectual property, regulatory and quality, manufacturing, current product engineering, finance, legal and compliance and supply chain and logistics, and shall include without limitation Employees located in the following countries: Australia, Brazil, China, Germany, Spain, France, the United Kingdom, India, Italy, Japan, Korea, Romania, Sweden and the United States.
(a)Allocation of Work:
(i)Employees spending at least two-thirds of their time on the Business;
(ii)Employees spending at least two-thirds of their time supporting other Business Employees; or

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(iii)Employees who are considered under applicable law in the jurisdiction in which they are employed to be wholly or mainly assigned to the Business;
(b)Relationship Management: Employees who have meaningful relationships with either multiple customers or partners of the Business or with individual customers or partners who are material to the Business and who have material experience with the Business Products; or
(c)Demonstrated Core Competencies:
(i)Employees with meaningful experience associated with the Business or the Business Products, from a commercial, technical, service, operations and/or functional perspective;
(ii)Employees with significant experience associated with foundational development processes, and coding capabilities relevant to the Business; or
(iii)Employees with technical and/or leadership capabilities together with experience working in the Business or specific knowledge of the Business that allows them to lead material bodies of work and/or teams related to the Business.
“In-Scope Criteria Employees” means all Employees who are agreed by Purchaser to meet the In-Scope Criteria in accordance with the process set forth in the definition of In-Scope Criteria.
“Indebtedness” means, with respect to either a Seller or a Transferred Entity, all Liabilities in each case to the extent constituting an Assumed Liability or a Liability of a Transferred Entity, without duplication and after taking into account the Pre-Closing Reorganization, in respect of: (i) all indebtedness of such Person, whether or not contingent, for borrowed money and any accrued interest or prepayment premiums or penalties related thereto, (ii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments and all obligations in respect of any derivative financial instruments, including any interest rate, currency or other hedging agreements, (iii) all reimbursement obligations of such Person under letter of credit, bank guarantees or similar facilities, to the extent drawn, (iv) the principal amount of leases that are classified as capital leases pursuant to GAAP, (v) any incurred or accrued but unpaid severance, bonuses or other similar payments or benefits or obligations arising from deferred compensation (whether or not accrued), together with the employer portion of any payroll, social security, unemployment or similar Taxes associated with the foregoing (computed as though all such amounts were payable on the Closing Date) and, for the avoidance of doubt, excluding any severance obligations arising out of or related to the transactions contemplated by this Agreement to the extent the subject of Section 5.9, (vi) deferrals of payroll Taxes pursuant to the CARES Act, (vii) Pre-Closing Taxes, (viii) all obligations for deferred or contingent and unpaid purchase price of any business, property or services, including seller notes, “earn-out” obligations, post-closing purchase price true up obligations, and similar payment obligations, and excluding, for the avoidance of doubt, amounts due in the ordinary course of business under ordinary course commercial Contracts, (ix) any

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intercompany accounts between or among any Sellers or any of their Affiliates and any Transferred Entity not settled or eliminated by the Closing (excluding any Carestream China Intercompany Balances) and (x) all Indebtedness of others referred to in clauses (i) through (ix) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person; provided that Indebtedness shall not include any current liabilities taken into account in Working Capital.
“Indemnified Party” shall have the meaning set forth in Section 8.3(a)(i).
“Indemnifying Party” shall have the meaning set forth in Section 8.3(a)(i).
“Indemnity Threshold” shall have the meaning set forth in Section 8.6(a).
“Independent Auditor” shall have the meaning set forth in Section 1.7(b).
“Installed Base Data” shall mean the types of data set forth on Section 1.2(a)(viii) of the Disclosure Schedules.
“Insurance Policies” shall have the meaning set forth in Section 3.18.
“Intellectual Property” all intellectual property rights of any type in any jurisdiction, including (i) Patents, (ii) Trademarks, (iii) Copyrights, (iv) rights in Software, including object code, executable code, and source code), (v) Trade Secrets, (vi) usernames, keywords, tags, and other social media identifiers and accounts, for all third-party social media sites, as well as all content uploaded or posted to such sites, and (vii) mask works, utility and industrial models, in each case together with all goodwill or moral rights associated therewith and including any registrations or applications for registration of any of the foregoing.
“Intellectual Property Assignment Agreements” means the agreements entered into or delivered in connection with the transfer of any Transferred Intellectual Properties in the jurisdiction noted therein, in forms mutually reasonably agreeable to Purchaser and Carestream Parent.
“Interests” shall have the meaning set forth in Section 1.3(a).
“IRS” shall have the meaning set forth in Section 3.12(d).
“Key Business Employee” shall mean the Employees listed on Section 3.17(d) of the Disclosure Schedules.
“Knowledge” means, with respect to Carestream Parent, the actual knowledge, following reasonable inquiry, of: Lisa Ashby, Tim Donovan, Dr. Edward Shellard, Michael van den Berg, Andrew Malcolmson and Suzanne Hough.
“Labor Contract” shall have the meaning set forth in Section 5.9(j)(v).

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“Law” means any law, statute, ordinance, rule, code, decree, order, requirement or regulation of any Governmental Authority.
“Liability” means any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise.
“Licensed Copyrights and Know-How” means all Copyrights (excluding Software except as set forth on Section 9.2 of the Disclosure Schedules), know-how, methods, processes and Trade Secrets owned by Sellers and their Affiliates, other than as included in the Transferred Intellectual Property, that was used in the operation of the Business as of the Closing Date or in the twelve (12) months prior thereto.
“Local Transfer Agreement” means the agreements and instruments of conveyance or assumption entered into or delivered in connection with the transfer of the Transferred Assets, Equity Interests of the Transferred Entities and/or Assumed Liabilities to Purchaser or one or more of its designated Affiliates in the jurisdiction noted therein (it being understood that the Local Transfer Agreement for all jurisdictions in which such an agreement is not required by applicable Law to be filed with a Governmental Authority shall consist of a single assignment and assumption agreement among the applicable Sellers and Purchaser or Affiliates designated by the Purchaser party thereto which shall only contain the minimum terms required under applicable Law), in forms mutually reasonably agreeable to Purchaser and Carestream Parent.
“Losses” means any losses, costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, Taxes, claims, Liabilities, damages and assessments.
“Material Contract” shall have the meaning set forth in Section 3.13(a).
“National Laws” shall have the meaning set forth in the last paragraph of Section 5.9(h).
“Newco Intellectual Property” shall have the meaning set forth in the Recitals.
“Newco Transferred Entities” shall have the meaning set forth in the Recitals.
“Non-Compete Period” shall have the meaning set forth in Section 5.11(a).
“Non-United States Business” means the Business as operated outside of the United States on the date hereof.
“Non-U.S. Employee” shall have the meaning set forth in Section 5.9(j).
“Note Structuring” shall have the meaning set forth in Section 1.1(a).
“OFAC” means the Office of Foreign Assets Control within the U.S. Department of the Treasury.

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“Patents” means U.S. and foreign patents, patent applications, patent disclosures and improvements thereto and all provisional applications, together with divisionals, reissues, re-examinations, extensions, continuations and continuations-in-part thereof.
“Permit” means any permit (including Healthcare Permits), product registration, franchise, authorization, license or other approval issued or granted by any Governmental Authority primarily relating to the Business or relating to the Purchaser’s business, as applicable.
“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business for amounts not yet due and payable or which are being contested in good faith by appropriate legal proceedings and for which appropriate reserves have been established in accordance with GAAP, (ii) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Encumbrances for Taxes and other governmental charges that are not due and payable, or are being contested in good faith by appropriate proceedings or may thereafter be paid without penalty, and for which adequate reserves have been maintained in accordance with GAAP, (iv) with respect to real or personal property, imperfections of title, restrictions or Encumbrances, if any, which imperfections of title, restrictions or other Encumbrances do not, individually or in the aggregate, materially impair the continued use and operation of the specific assets to which they relate, (v) non-exclusive licenses to Transferred Intellectual Property rights granted on behalf of the Business to its customers in the ordinary course of business, (vi) Encumbrances that represent the rights of customers, suppliers, licensors and subcontractors in the ordinary course of business under the terms of the Transferred Contracts or under general principles of commercial or government contract law, (vii) any Encumbrance pursuant to the Credit Agreements, which shall be released at or prior to Closing pursuant to Section 5.18 and (viii) any Encumbrance that will be removed at or prior to the Closing.
“Person” means an individual, corporation, partnership, firm, limited liability company, association, trust, unincorporated organization, entity or group.
“Personal Information” means any personal information, personally identifiable information, sensitive personal information, personal data, individually identifiable health information, protected health information, medical records, or any similar term defined under any Privacy and Data Security Requirement, any other data or information that can be used to identify, is reasonably capable of being associated with, or could reasonably be linked with a natural person or household.
“PRC” means the People’s Republic of China.
“PRC Payment Notice” shall have the meaning set forth in Section 5.13(c)(ii).
“PRC Taxes” shall have the meaning set forth in Section 5.13(c)(ii).

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“Pre-Closing Occurrences” shall have the meaning set forth in Section 5.22.
“Pre-Closing Tax Period” means any taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date of any Straddle Period.
“Pre-Closing Taxes” means (i) any accrued but unpaid income Taxes of the Transferred Entities for any taxable period (or portion thereof) ending on or before the Closing Date, except to the extent solely in respect of the sale of Direct Sale IP to Purchaser and (ii) the Tax liability of UK IPCo imposed by any taxing authority of the United Kingdom determined solely in respect of the sale of Transferred Intellectual Property to Purchaser with a value equal to the Specified Amount. The calculation of Pre-Closing Taxes shall (A) not be less than zero for any Tax, for any entity or in any jurisdiction, (B) not take into account any payments of Taxes made after 12:01 a.m. on the Closing Date and (C) except as provided in clause (B), be determined as of the end of the day on the Closing Date.
“Privacy and Data Security Requirements” means, collectively, all of the following to the extent related to confidential or sensitive information, payment card data, Personal Information or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Business, (i) any applicable Laws related to the collection, use, transmission, receipt, disclosure, or security of Personal Information, including EU and UK Data Protection Legislation, (ii) Sellers’ or any of the Transferred Entities’ own rules, policies, and procedures and (iii) the Payment Card Industry Data Security Standard (PCI DSS).
“Privileged Communications” shall have the meaning set forth in Section 9.11(b).
“Pro Forma Income Statement” means the unaudited pro forma carveout income statement of the Business for the 12-month period ended September 30, 2021, which is attached to Section 3.5 of the Disclosure Schedules.
“Proposed Closing Adjustments Schedule” shall have the meaning set forth in Section 1.7(a).
“Purchase Price” shall have the meaning set forth in Section 1.1(a).
“Purchase Price Dispute Notice” shall have the meaning set forth in Section 1.7(b).
“Purchaser” shall have the meaning specified in the Preamble.
“Purchaser Disclosure Schedules” shall have the meaning set forth in the Preamble of Article IV.
“Purchaser Excluded Services” shall have the meaning set forth in Section 5.19.
“Purchaser Indemnified Parties” shall have the meaning set forth in Section 8.2(a).

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“Purchaser Plans” means, collectively, the employee benefit plans, agreements, programs, policies and arrangements of Purchaser in which Transferred Employees are eligible to participate following the Closing Date.
“Purchaser Releasees” shall have the meaning set forth in Section 5.23(a).
“Purchaser Releasing Parties” shall have the meaning set forth in Section 5.23(b).
“Purchaser’s Savings Plans” shall have the meaning set forth in Section 5.9(i)(i).
“Purchaser’s FSAs” shall have the meaning set forth in Section 5.9(i)(v).
“Put Option Exercise Notice” shall have the meaning set forth in Section 5.26(d).
“Put Option Price” shall have the meaning set forth in Section 5.25(c)(iv).
“Qualifying Loss” means any individual Loss, or series of related Losses arising out of or resulting from the same facts and circumstances, in excess of $100,000.
“R&W Insurance Policy” shall have the meaning set forth in Section 5.16.
“Registered Intellectual Property” means United States and foreign: (i) Patents, (ii) registered Trademarks, and applications to register Trademarks, (iii) registered Copyrights registrations, and applications to register Copyrights, and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.
“Regulatory Records” means QMS certificates, supplier qualifications, management review records, customer compliant records, service records, internal and external audit records, corrective and preventative action records, design history file, device master records, engineering change records, regulatory submissions and registrations, declarations of conformity, adverse event reports, health hazard evaluations, recall / field action documentation, device history records, material review board records, equipment maintenance records, calibration records, production in-process quality records, supplier audit records, purchasing records, receiving and incoming inspection records, supplier defect and corrective action records, quality agreements sales, export and distribution records, approved marketing and sales materials, employee qualification records and training records.
“Reporting Documents” shall have the meaning set forth in Section 5.13(c)(i).
“Restricted Employees” shall have the meaning set forth in Section 5.11(c).
“Retained Business” means the businesses of Carestream Parent and its Affiliates other than the Business.
“Retained Cash” means the amount of Cash held by the Transferred Entities as of 12:01 a.m. on the Closing Date.

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“Retained Patents” means all issued Patents and Patent applications (i) owned by or filed in the name of Sellers or their Affiliates as of the Closing Date that are not Transferred Patents, including the Patents set forth on Section 9.2 of the Disclosure Schedules and (ii) all continuations, continuations-in-part, divisionals, re-issues, and re-examinations of any of the foregoing Patents, in each case, with a First Effective Filing Date as of or prior to the Closing Date.
“Retained Policies” shall have the meaning set forth in Section 5.22.
“Sanctioned Country” means any country or region that is (or the government of which is) or has been in the last five years the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Sudan, Syria, Venezuela and the Crimea region of Ukraine).
“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country.
“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council.
“Seller” shall have the meaning specified in the Preamble.
“Seller Confidential Information” shall have the meaning set forth in Section 5.5(b).
“Seller Excluded Services” shall have the meaning set forth in Section 5.19.
“Seller Indemnified Parties” shall have the meaning set forth in Section 8.2(b).
“Seller Releasees” shall have the meaning set forth in Section 5.23(b).
“Seller Releasing Parties” shall have the meaning set forth in Section 5.23(a).
“Sellers” shall have the meaning specified in the Preamble.
“Sellers’ FSAs” shall have the meaning set forth in Section 5.9(i)(v).
“Seller Releasees” shall have the meaning set forth in Section 5.23(b).
“Sellers’ Savings Plan” shall have the meaning set forth in Section 5.9(i)(i).
“Severance” shall have the meaning set forth in Section 5.9(h).

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“Shared Contract” shall have the meaning set forth in Section 5.20(a).
“Software” means computer software programs (including any and all software implementations of algorithms, models and methodologies), data and databases in any form, including source code, object code or Internet web sites, and any related documentation and materials.
“Solvent” shall have the meaning set forth in Section 4.5.
“Specified Amount” shall have the meaning set forth in Section 5.24 of the Disclosure Schedules.
“Specified Contract” shall have the meaning set forth in Section 5.24 of the Disclosure Schedules.
“Specified Contract Consent Documents” has the meaning set forth in Section 5.24 of the Disclosure Schedules.
“Specified Matter” shall have the meaning set forth in Section 5.24 of the Disclosure Schedules.
“Specified Matter Costs” shall have the meaning set forth in Section 5.24 of the Disclosure Schedules.
“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or Controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).
“Supply Agreement” means the transitional supply agreement between Purchaser and Carestream Parent or an Affiliate of Carestream Parent, consistent with the terms set forth in Exhibit E.
“Tax Return” means any report, return, election, statement or other document or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.
“Taxes” means any and all domestic or foreign, federal, state, local or other taxes, duties, levies, imposts, tariffs, fees or similar charges of any kind (together with any and all interest, penalties, fines, additional to tax and additional amounts imposed with respect thereto) imposed

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by any Governmental Authority, including taxes, duties, levies, imports, tariffs, fees or similar charges with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, employment, unemployment, health, disability, retirement, social security, unclaimed property, payroll, customs duties, import duties, transfer, license, workers’ compensation or net worth, and taxes, duties, levies, imports, tariffs, fees or similar charges in the nature of excise, withholding, ad valorem or value.
“Taxing Authority” shall mean the IRS and any other domestic or foreign Governmental Authority responsible for the administration or collection of any Taxes.
“Termination Date” shall have the meaning set forth in Section 7.1(b).
“Third-Party Claim” shall have the meaning set forth in Section 8.3(a)(i).
“Threshold Amount” shall have the meaning set forth in Section 5.24(b).
“Trade Controls” shall have the meaning set forth in Section 3.10(h).
“Trade Secrets” means all trade secrets and other confidential information, inventions (whether or not patentable or reduced to practice), ideas, know-how, processes, methods, techniques, research and development, drawings, specifications, layouts, designs, formulae, algorithms, compositions, industrial models, architectures, plans, proposals, technical data, financial, business and marketing plans and proposals, customer and supplier lists, and price and cost information).
“Trademarks” means U.S. and foreign trademarks, brand names, certification marks, trade dress, service marks, trade names, slogans, product designations, logos, designs, domain names, and any other indicia of source or origin, whether registered or unregistered, and pending applications to register the same, including all renewals thereof and all goodwill associated therewith.
“Transaction Documents” means the Local Transfer Agreements, the Transition Services Agreement, the License Agreements, the Supply Agreement, the Transitional Distribution Agreement, each document required to effectuate the Pre-Closing Reorganization and the other documents and agreements contemplated hereby and thereby.
“Transaction Expenses” means (i) all out-of-pocket costs, fees and expenses payable by a Transferred Entity, whether or not accrued, in connection with the transactions contemplated by this Agreement, the preparation, negotiation, execution and delivery of this Agreement and the sale process leading to execution of this Agreement including the costs, fees and expenses payable to Jefferies Group LLC and Debevoise & Plimpton LLP, and other professional advisors, consultants, bankers and other third parties, (ii) all bonuses (including transaction bonuses), change of control payments, retention payments, phantom equity or other similar compensatory benefits or payments if any, payable to any Transferring Employee in connection with the transactions contemplated by this Agreement, and (iii) the employer share of payroll taxes, social security or other Taxes payable with respect to clause (ii) above.

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“Transfer Taxes” shall have the meaning set forth in Section 5.8.
“Transferred Assets” shall have the meaning set forth in Section 1.2(a).
“Transferred Contracts” shall have the meaning set forth in Section 1.2(a)(v).
“Transferred Entities” shall have the meaning set forth in the Recitals.
“Transferred Foreign Benefit Plans” shall have the meaning set forth in Section 5.9(j)(v).
“Transferred Intellectual Property” shall have the meaning set forth in Section 1.2(a)(iv).
“Transferred Inventory” shall have the meaning set forth in Section 1.2(a)(ii).
“Transferred Licensed Patents” shall mean (i) the Transferred Patents, and (ii) all continuations, continuations-in-part, divisionals, re-issues, and re-examinations of any of the Transferred Patents, in each case, with a First Effective Filing Date as of or prior to the Closing Date.
“Transferred Non-U.S. Employees” means a Transferred Employee who was, immediately prior to the Closing, a Non-U.S. Employee.
“Transferred Patents” shall have the meaning set forth in Section 1.2(a)(iv)(A).
“Transferred Permits” shall have the meaning set forth in Section 1.2(a)(vi).
“Transferred Personal Property” means all tangible personal property of the Sellers and their respective Affiliates, including furnishings, furniture, office, computer and telephone equipment and supplies, vehicles, machinery and equipment (other than Transferred Inventory and any items disposed of after the date hereof in the ordinary course of business), primarily relating to or used or held for use primarily in connection with the Business, including any laptop computer equipment or cellular telephone equipment of the Sellers or their respective Affiliates used or held for use by any of the Transferred Employees in connection with the Business or the Retained Business.
“Transferred Software” means the Software included in the Transferred Intellectual Property as identified on Section 1.2(a)(iv) of the Disclosure Schedules.
“Transferred U.S. Employee” means a Transferred Employee who was, immediately prior to the Closing, a U.S. Employee.
“Transition Services Agreement” shall have the meaning specified in the Recitals.
“Transitional Distribution Agreement” shall have the meaning set forth in Section 5.28.
“Treasury Regulations” means the final and temporary federal income tax regulations promulgated under the Code, as the same may be amended hereafter from time to time.

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“U.S. Benefit Plan” means each employment, deferred compensation, stock option, stock purchase, stock appreciation right, equity-based compensation, incentive, bonus, tuition reimbursement, pension, savings, profit-sharing, retirement, medical, vacation, retiree medical, dental, life, disability, death benefit, group insurance, severance pay plan, agreement that provides for severance or change in control benefits or fringe benefit or compensation plan or arrangement (including any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is (i) maintained, contributed, required to be contributed or sponsored by the Sellers or any of their Subsidiaries or with respect to which the Sellers or any of their Subsidiaries have any Liability and (ii) that covers or has provided benefits to any Employee in the United States Business.
“U.S. Employees” shall have the meaning set forth in Section 5.9(h).
“UK GDPR” means the GDPR as it forms part of the laws of England and Wales, Scotland and Northern Ireland by virtue of Section 3 of the European Union (Withdrawal) Act 2018.
“UK IPCo” shall have the meaning set forth in the Recitals.
“UK ServiceCo” shall have the meaning set forth in the Recitals.
“UK Stamp Duty” shall have the meaning set forth in Section 5.8.
“United States Business” shall mean the Business as operated in the United States on the date hereof.
“WARN” shall have the meaning set forth in Section 5.9(i)(ii).
“Working Capital” means as of 12:01 a.m. on the Closing Date (i) the current assets (A) of the Transferred Entities or (B) comprising the Transferred Assets, in each case, solely consisting of the line items of current assets specifically identified in Part B of Exhibit D, minus (ii) (x) the current liabilities (A) of the Transferred Entities or (B) comprising Assumed Liabilities, in each case, solely consisting of the line items of current liabilities specifically identified in Part C of Exhibit D, in each case, without duplication and after taking into account the Pre-Closing Reorganization and without giving effect to the purchase and sale contemplated hereby, and calculated in accordance with the Calculation Principles, plus (y) long-term deferred revenue; provided that in no event shall “Working Capital” include any amounts to the extent included in or with respect to (1) Retained Cash, (2) amounts outstanding pursuant to intercompany accounts, arrangements, understandings or Contracts settled or eliminated at or prior to the Closing, (3) Liabilities or payments that are expressly required to be paid at or following the Closing by Sellers or any of their Affiliates (excluding, for clarity, the Transferred Entities), (4) the Carestream China Intercompany Balances, (5) Excluded Liabilities or (6) Excluded Assets.
“Working Capital Deficit” means the amount by which the Working Capital is less than the Working Capital Target.

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“Working Capital Surplus” means the amount by which the Working Capital is greater than the Working Capital Target.
“Working Capital Target” means $0.00.
(b)Unless the context otherwise requires, as used in this Agreement: (i) an accounting term not otherwise defined herein has the meaning ascribed to it in accordance with GAAP; (ii) “or” is not exclusive; (iii) “including” and its variants mean “including, without limitation” and its variants; (iv) words defined in the singular have the parallel meaning in the plural and vice versa; (v) words of one gender shall be construed to apply to each gender; (vi) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words, refer to this entire Agreement, including the Schedules hereto and not to any particular provision of this Agreement; (vii) the terms “Article”, “Section”, “Exhibit” and “Schedule” refer to the specified Article, Section, Exhibit or Schedule of or to this Agreement; (viii) any grammatical form or variant of a term defined in this Agreement shall be construed to have a meaning corresponding to the definition of the term set forth herein; (ix) a reference to any Person includes such Person’s successors and permitted assigns; (x) any reference to “days” means calendar days unless Business Days are expressly specified; (xi) “party” or “parties” shall refer to parties to this Agreement; (xii) any reference to “$” is to U.S. dollars; (xiii) the date and/or time on which any event occurs shall be the date and/or time in New York City on and/or at which such event occurs (other than in respect of the Closing and the transfer of the Direct Sale IP under Section 1.1(a) and Section 2.1 which shall be the date and/or time in London); (xiv) the phrase “ordinary course of business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice; and (xv) any document or item shall be deemed “delivered”, “provided” or “made available” to Purchaser within the meaning of this Agreement if such document or item is included in the “Project Opal” electronic data room as of 9:00 a.m. on the date hereof. All Exhibits, Schedules and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. No provision of this Agreement shall be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof, and no rule of strict construction shall be applied against any party hereto. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any document being made available by Sellers to Purchaser means that Sellers made such documents available to Purchaser prior to the date hereof. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall not be required to be done or taken on such day but on the first succeeding Business Day thereafter.
Section 9.3.Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions

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and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, Carestream Parent and Purchaser shall negotiate in good faith to modify this Agreement so as to affect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.
Section 9.4.Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Transaction Documents, including all exhibits and schedules attached hereto and thereto and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement does not, and is not intended to, confer upon any Person other than the parties to this Agreement any rights or remedies hereunder; provided that each of this proviso of Section 9.4 and Section 5.23 and Article VIII are intended to benefit, and be enforceable by, the Persons specified therein.
Section 9.5.Amendment; Waiver. This Agreement may be amended only in a writing signed by all parties hereto. Any waiver of rights hereunder must be set forth in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive either party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.
Section 9.6.Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors. Notwithstanding the foregoing, this Agreement shall not be assigned by any party hereto by operation of Law or otherwise without the express written consent of each of the other parties, other than (a) in respect of the Purchaser assigning its rights to one or more Affiliates to purchase any Equity Interests of the Transferred Entities or any Transferred Assets pursuant to Section 1.1(a) which shall not require the consent of Carestream Parent, which assignment shall not relieve Purchaser of any of its obligations under this Agreement or any other Transaction Document and (b) in respect of Carestream Parent, Carestream Parent may, without the prior written consent of Purchaser, assign its rights and obligations under this Agreement to any of its Affiliates or in connection with a sale of all of its business or assets (whether by merger, sale of stock or assets, recapitalization or otherwise).
Section 9.7.Disclosure Schedules. The Disclosure Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed pursuant to the Disclosure Schedules or the Purchaser Disclosure Schedules shall not be deemed to be an admission or representation as to the materiality of the item so disclosed. With respect to the Disclosure Schedules, any disclosure made on any section or subsection thereof with respect to any representation or warranty shall be deemed to be made with respect to any representation or warranty to which it relates if the relevance of such disclosure to such other section is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this

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Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in the Disclosure Schedules is or is not material for purposes of this Agreement. The Disclosure Schedules and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of Sellers or its Affiliates except as and to the extent expressly provided in this Agreement.
Section 9.8.Specific Performance. Each party acknowledges and agrees that the other party would be damaged irreparably in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached, so that, in addition to any other remedy that a party may have under law or equity, a party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof. Each party acknowledges and agrees that monetary damages would be inadequate in the event of any such failure to perform or breach, and waives any equitable defense to the granting of specific performance or other injunctive relief available to such party. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything to the contrary in this Agreement, the parties hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.
Section 9.9.Governing Law, etc. This Agreement, and all proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties in the negotiation, administration, performance and enforcement hereof shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. Purchaser and Sellers hereby irrevocably submit to the exclusive jurisdiction of the Delaware Court of Chancery (or, if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such documents may not be enforced in or by said courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Delaware State or federal court. Purchaser and Seller hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in

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connection with any such action or proceeding in the manner provided in Section 9.1, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
Section 9.10.Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.
Section 9.11.Representation of the Transferred Entities and Sellers.
(a)Purchaser acknowledges that Debevoise & Plimpton LLP has acted as legal counsel to Carestream Parent, the Transferred Entities and certain of their respective Affiliates in respect of the transactions contemplated hereby, and in respect of certain other matters prior to the date hereof, and agrees, on behalf of itself and each of the Transferred Entities, that Debevoise & Plimpton LLP may continue to act as legal counsel to Carestream Parent and its Affiliates after the Closing. Accordingly, Purchaser hereby waives, on behalf of itself and the Transferred Entities, any conflicts that may arise in connection with Debevoise & Plimpton LLP representing Carestream Parent and its Affiliates after the Closing as such representation may relate to any Transferred Entity or the transactions contemplated by this Agreement, and agrees not to, and to cause each Transferred Entity not to, assert any such conflict or breach of any fiduciary or other duty owed to any Transferred Entity as a basis for disqualifying Debevoise & Plimpton LLP from any such representation.
(b)Purchaser agrees, on behalf of itself and the Transferred Entities, that (i) all communications involving attorney-client confidences between Carestream Parent, Transferred Entities and any of their respective Affiliates, on the one hand, and Debevoise & Plimpton LLP, on the other hand, relating to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including in respect of Persons other than Purchaser (collectively, “Privileged Communications”), shall be deemed to be attorney-client confidences that belong solely to Carestream Parent and not to any of the Transferred Entities, (ii) to the extent that files of Debevoise & Plimpton LLP in respect of such engagement constitute property of its client, only Carestream Parent (and not Purchaser or the Transferred Entities) shall hold such property rights and (iii) Debevoise & Plimpton LLP shall have no duty to reveal or disclose any Privileged Communications or any such files to any of Purchaser or the Transferred Entities by reason of any attorney-client relationship between Debevoise & Plimpton LLP and any Transferred Entity or otherwise. Purchaser agrees that the foregoing attorney-client privilege of Carestream Parent shall be controlled by, and may only be waived by, Carestream Parent.

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(c)Purchaser (i) shall not, and shall cause each Transferred Entity not to, use any Privileged Communications for the purpose of asserting, prosecuting or litigating any claims against Carestream Parent or its Affiliates, and (ii) shall, and shall cause each Transferred Entity to return to Carestream Parent or destroy any Privileged Communications held by such Transferred Entity after the Closing and to certify compliance with such request.
(d)Purchaser shall not, and shall cause each Transferred Entity not to, disclose any Privileged Communications to any Person following the Closing, unless compelled to disclose such Privileged Communications by judicial or administrative process or by other applicable Law. Purchaser shall, promptly upon receipt by Purchaser of any subpoena, discovery or other request that calls for the production or disclosure of any Privileged Communications, promptly notify Carestream Parent of the existence of such subpoena, discovery or other request and provide the Carestream Parent a reasonable opportunity to assert any rights it may have to prevent the production or disclosure of such Privileged Communications.
(e)This Section 9.11 shall be irrevocable and no term of this Section 9.11 may be amended, waived or modified, without the prior written consent of Debevoise & Plimpton LLP, with respect to paragraph (a) hereof, or Carestream Parent, with respect to paragraphs (b), (c) or (d) hereof.
Section 9.12.Counterparts. This Agreement may be executed simultaneously in one or more counterparts (including by facsimile or electronic .pdf submission), and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.
[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Stock and Asset Purchase Agreement to be duly executed as of the date first written above.
CARESTREAM DENTAL
TECHNOLOGY PARENT LIMITED

By:    /s/ Jane Louise Guinn
Name: Jane Louise Guinn
Title: Director

ENVISTA HOLDINGS CORPORATION

By:    /s/ Amir Aghdaei
Name: Amir Aghdaei
Title: CEO